UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.   )

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KEYSIGHT TECHNOLOGIES, INC.
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Keysight Technologies, Inc.
1400 Fountaingrove Parkway
Santa Rosa, California 95403

Ronald S. Nersesian
President and Chief Executive Officer

February 2018

To Our Stockholders:

I am pleased to invite you to attend our Annual Meeting of stockholders of Keysight Technologies, Inc. (“Keysight” or “Company”) to be held on Thursday, March 22, 2018 at 8:00 a.m., Pacific Standard Time, at Keysight’s headquarters located at 1400 Fountaingrove Parkway, Santa Rosa, California 95403 (U.S.A.). Details regarding admission to the Annual Meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting and Proxy Statement.

If you are unable to attend the Annual Meeting in person, you may listen through the Internet or by telephone. To listen to the live webcast, log on at www.investor.keysight.com and select the link for the webcast. To listen by telephone, please call (844) 579-6824 (international callers should dial +1 (763) 488-9145). The meeting pass code is 7496407. The webcast will begin at 8:00 a.m. and a recording of the webcast will remain on Keysight’s website for one year. You cannot record your vote or ask questions on this website or at this phone number.

We have elected to take advantage of Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe that the rules will allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, I hope that you will vote as soon as possible. Please review the instructions on each of your voting options described in the Proxy Statement and the Notice of Internet Availability of Proxy Materials you received in the mail.

Thank you for your ongoing support of, and continued interest in, Keysight.

Sincerely,

Admission to the Annual Meeting will be limited to stockholders and their proxies. You are entitled to attend the Annual Meeting only if you are a stockholder of record as of the close of business on January 31, 2018, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Keysight stock as of the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on January 31, 2018, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport. Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted at the Annual Meeting. Keysight reserves the right to inspect any persons or proposals prior to their admission to the Annual Meeting. Failure to follow the meeting rules or permit inspection will be grounds for exclusion from the Annual Meeting.

KEYSIGHT TECHNOLOGIES, INC.

1400 Fountaingrove Parkway
Santa Rosa, California 95403
(707) 577-6915

Notice of Annual Meeting of Stockholders

TIME	8:00 a.m., Pacific Standard Time, on Thursday, March 22, 2018

PLACE	Keysight Technologies, Inc.
1400 Fountaingrove Parkway
Santa Rosa, California 95403 (U.S.A.)

ITEMS OF BUSINESS	(1) To elect three directors to a 3-year term. At the Annual Meeting, the Board of Directors (the “Board”) intends to present the following nominees for election as directors:
• Ronald S. Nersesian • Charles J. Dockendorff • Robert A. Rango

(2) To approve the Amendment and Restatement of the 2014 Equity and Incentive Compensation Plan

(3) To ratify the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Keysight’s independent registered public accounting firm.

(4) To approve, on a non-binding advisory basis, the compensation of Keysight’s named executive officers.

(5) To consider such other business as may properly come before the Annual Meeting.

RECORD DATE	You are entitled to vote at the Annual Meeting and at any adjournments or postponements thereof if you were a stockholder at the close of business on January 31, 2018.

ANNUAL MEETING ADMISSION
To be admitted to the Annual Meeting, you must present proof of ownership of Keysight stock as of the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership on January 31, 2018, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting or voting instruction card provided by your broker, bank or nominee. You may also be asked to present a form of photo identification such as a driver’s license or passport. The Annual Meeting will begin promptly at 8:00 a.m. Limited seating is available on a first come, first served basis.

VOTING
For instructions on voting, please refer to the instructions on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the Proxy Statement, on your enclosed proxy card.

By Order of the Board,

Stephen D. Williams
Senior Vice President, General Counsel and Secretary

PROXY SUMMARY ǀ 2
This Proxy Statement and the accompanying proxy card are being sent or made available on or about February 9, 2018.

PROXY SUMMARY

The following is a summary which highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you are urged to read the entire Proxy Statement carefully before voting.

Voting Matters and Vote Recommendations

There are four items of business which Keysight currently expects to be considered at the 2018 Annual Meeting. The following table lists those items of business and the Keysight Board’s vote recommendation.

PROPOSAL	BOARD VOTE RECOMMENDATION
Election of Directors	For each director nominee
Amendment and Restatement of the 2014 Equity and Incentive Compensation Plan	For
Ratification of the Independent Registered Public Accounting Firm	For
Advisory Vote to Approve Named Executive Officer Compensation	For

Director Nominees

Keysight’s Board of Directors is divided into three classes serving staggered three-year terms. The following table provides summary information about each of the director nominees who are being voted on at the Annual Meeting.

NAME	AGE(1)	DIRECTOR SINCE	INDEPENDENT	COMMITTEE MEMBERSHIPS				OTHER PUBLIC BOARDS
				AC	CC	NCG	EC
Ronald S. Nersesian	58	2013	No			M	M	• Trimble, Inc.
Charles J. Dockendorff	63	2014	Yes	C		M		• Boston Scientific Corporation • Haemonetics Corporation • Hologic, Inc.

Robert A. Rango	59	2015	Yes	M		M		• Integrated Device Technology • KLA Tencor Corporation
Key:	AC: Audit and Finance Committee; CC: Compensation Committee; NCG: Nominating and Corporate Governance Committee; EC: Executive Committee; C: Chairperson; M: Member

(1) Age as of December 31, 2017.

Independent Registered Public Accounting Firm

We ask our stockholders to ratify the selection of PricewaterhouseCoopers LLP (“PwC”) as Keysight’s independent registered public accounting firm for fiscal year 2018.

The following table presents fees for professional audit services rendered to Keysight by PwC for the years ended October 31, 2017 and 2016.

Fee Category:	Fiscal 2017 ($)	% of Total (%)	Fiscal 2016 ($)	% of Total (%)
Audit Fees	$5,875,000	92.0	$3,757,000	79.9
Audit-Related Fees	411,000	6.4	337,000	7.1
Tax Fees:
Tax compliance/preparation	96,000	1.5	71,000	1.5
Other tax services	0	0	0	0
Total Tax Fees	96,000	1.5	71,000	1.5
All Other Fees	3,000	0.1	540,000	11.5
Total Fees	$6,385,000	100.0	$4,705,000	100.0

PROXY SUMMARY ǀ 3
Executive Compensation Matters

The proxy statement contains information about Keysight’s executive compensation programs. In particular, you will find detailed information in the Compensation Discussion and Analysis starting on page 36 and the Executive Compensation tables starting on page 54.

Our executive officers are compensated in a manner consistent with Keysight’s business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. Our compensation policies and decisions are focused on pay-for-performance. We believe that our programs are well aligned with the interests of our stockholders and are instrumental to achieving our business strategy.

We are requesting your non-binding vote to approve the compensation of the Company’s named executive officers as described on pages 36 to 68, including the Summary Compensation Table and subsequent tables on pages 54 to 68 of the proxy statement.

TABLE OF CONTENTS ǀ i
PROPOSAL 1 – ELECTION OF DIRECTORS	3
Director Nomination Criteria: Qualifications and Experience	3
Current Director Terms	3
Director Nominees for Election to New Three-Year Terms That Will Expire in 2021	4
Continuing Directors Not Being Considered for Election at this Annual Meeting	5
Directors Whose Terms Will Expire in 2019	5
Directors Whose Terms Will Expire in 2020	6
CORPORATE GOVERNANCE MATTERS	8
Corporate Governance Highlights	8
Corporate Governance Guidelines	8
Communicating with the Board	8
Director Qualification Standards	8
Board Leadership Structure	9
Board’s Role in Risk Oversight	9
Majority Voting for Directors	9
Policies on Business Ethics	9
Director Independence	10
Audit and Finance Committee Member Independence	10
Compensation Committee Member Independence	10
COMMITTEES OF THE BOARD OF DIRECTORS	12
Audit and Finance Committee	12
Compensation Committee	13
Nominating and Corporate Governance Committee	13
Executive Committee	14
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	14
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES	14
Transactions with Related Persons	15
PROPOSAL 2 — APPROVAL OF THE AMENDED AND RESTATED 2014 EQUITY AND INCENTIVE COMPENSATION PLAN	16
PROPOSAL 3 — RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27
Fees Paid to PricewaterhouseCoopers LLP	27
Policy on Audit and Finance Committee Preapproval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	28
AUDIT AND FINANCE COMMITTEE REPORT	29
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	30
Stock Ownership of Certain Beneficial Owners	30
Stock Ownership of Directors and Officers	31
Section 16(a) Beneficial Ownership Reporting Compliance	31
COMPENSATION OF NON-EMPLOYEE DIRECTORS	32
Director Compensation Highlights	32
Summary of Non-Employee Director Annual Compensation	32
Non-Employee Director Compensation Earned During Fiscal Year 2017	33
Non-Employee Director Reimbursement Practice for Fiscal Year 2017	33
Non-Employee Director Stock Ownership Guidelines	33
PROPOSAL 4 — NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF KEYSIGHT’S NAMED EXECUTIVE OFFICERS	34
Vote Required	35

-i-

TABLE OF CONTENTS ǀ ii
COMPENSATION DISCUSSION AND ANALYSIS	36
Executive Summary	36
Results of 2016 Shareholder Advisory Vote on Executive Compensation	37
Named Executive Officers	37
Pay for Performance Alignment	37
Compensation Policies and Practices	39
Process for Determining Compensation	39
Keysight’s Peer Groups	40
Elements of 2017 Compensation	41
Base Salary	41
Short‑Term Incentives	42
Long-Term Incentives	46
Policies for Compensation Risk Mitigation	50
Other Compensation Practices and Policies	51
Compensation Committee Report	53
EXECUTIVE COMPENSATION	54
Fiscal Year 2017 Summary Compensation Table	54
Fiscal Year 2017 Grants of Plan‑Based Awards in Last Fiscal Year	56
Outstanding Equity Awards at Fiscal Year‑End	57
Fiscal Year 2017 Option Exercises and Stock Vested at Fiscal Year‑End Table	59
Pension Benefits	59
Non‑Qualified Deferred Compensation in Last Fiscal Year	61
Termination Arrangements	62
FREQUENTLY ASKED QUESTIONS	69
APPENDIX A	75
DIRECTIONS TO KEYSIGHT TECHNOLOGIES, INC	89

ELECTION OF DIRECTORS ǀ 3
PROPOSAL 1 – ELECTION OF DIRECTORS

Director Nomination Criteria: Qualifications and Experience

The Nominating and Corporate Governance Committee performs an assessment of the skills and the experience needed to properly oversee the interests of the Company. Generally, the Nominating and Corporate Governance Committee reviews both the short and long term strategies of the Company to determine what current and future skills and experience are required of the Board in exercising its oversight function. The Nominating and Corporate Governance Committee then compares those skills to the skills of the current directors and potential director candidates. The Nominating and Corporate Governance Committee conducts targeted efforts to identify and recruit individuals who have the qualifications identified through this process. The Nominating and Corporate Governance Committee looks for its current and potential directors collectively to have a mix of skills and qualifications, some of which are described below:

•	a reputation for personal and professional integrity and ethics;

•	executive or similar policy-making experience in relevant business or technology areas or national prominence in an academic, government or other relevant fields;

•	breadth of experience;

•	soundness of judgment;

•	the ability to make independent, analytical inquiries;

•	the willingness and ability to devote the time required to perform Board activities adequately;

•	the ability to represent the total corporate interests of Keysight; and

•	the ability to represent the long-term interests of stockholders as a whole.

In addition to these minimum requirements, the Nominating and Corporate Governance Committee will also consider whether the candidate’s skills are complementary to the existing Board members’ skills; the diversity of the Board with respect to factors such as age, race, gender, experience in technology, manufacturing, finance and marketing, international experience and culture; and the Board’s needs for specific operational, management or other expertise. The Nominating and Corporate Governance Committee from time to time reviews the appropriate skills and characteristics required of Board members, including factors that it seeks in Board members such as diversity of business experience, viewpoints and, personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board. In evaluating potential candidates for the Board, the Nominating and Corporate Governance Committee considers these factors in the light of the specific needs of the Board at that time.

Current Director Terms

Keysight’s Board is divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders held in the year in which the term for their class expires. Keysight’s Bylaws, as amended, allow the Board to fix the number of directors by resolution. Our Board currently consists of eight directors divided into three classes. The terms of the three current director nominees will expire at this Annual Meeting. The current composition of the Board and the term expiration dates for each director is as follows:

Class	Directors	Term Expires
I	Ronald S. Nersesian, Charles J. Dockendorff and Robert A. Rango	2018
II	James G. Cullen, Jean M. Halloran and Mark Templeton	2019
III	Paul N. Clark and Richard Hamada	2020

Directors elected at the 2018 Annual Meeting will hold office for a three-year term expiring at the annual meeting in 2021 (or until their respective successors are elected and qualified, or until their earlier death, resignation or removal). All of the nominees are currently directors of Keysight. Information regarding each of the nominees is provided below as of December 31, 2017. There are no family relationships among Keysight’s executive officers and directors.

ELECTION OF DIRECTORS ǀ 4
Director Nominees for Election to New Three-Year Terms That Will Expire in 2021

RONALD S. NERSESIAN

Age: 58	Keysight Committees:	Public Directorships:
Director Since: December 2013 President and CEO	• Executive Committee	• Trimble Inc.
Former Public Directorships Held During the Past Five Years:
None

Mr. Nersesian has served as President and Chief Executive Officer of Keysight since December 2013 and, prior to the separation, served as Executive Vice President of Agilent Technologies, Inc. Mr Nersesian additionally served as President of Agilent from November 2012 to September 2013 and as Chief Operating Officer, Agilent from November 2011 to September 2013. From November 2011 to November 2012, Mr. Nersesian served as Agilent’s Executive Vice President and Chief Operating Officer. He served as Senior Vice President, Agilent, and President, Electronic Measurement Group from March 2009 to November 2011, as Agilent’s Vice President and General Manager of the Wireless Business Unit of the Electronics Measurement Group from February 2005 to February 2009, and as Agilent’s Vice President and General Manager of the Design Validation Division from May 2002 to February 2005. Prior to joining Agilent, Mr. Nersesian served in management positions with LeCroy Corporation from 1996 to 2002. From 1984 through 1996, Mr. Nersesian served in various roles with HP, Inc. Mr. Nersesian holds a bachelor’s degree in electrical engineering from Lehigh University and an MBA from New York University, Stern School of Business. Mr. Nersesian brings to the Board strong business operational experience with technology companies and management expertise developed over three decades.

CHARLES J. DOCKENDORFF

Age: 63	Keysight Committees:	Public Directorships:
Director Since: October 2014	• Audit and Finance (Chair) • Nominating and Corporate Governance	• Boston Scientific Corporation • Haemonetics Corporation • Hologic, Inc.

Former Public Directorships Held During the Past Five Years:
None

Mr. Dockendorff served as the Executive Vice President and Chief Financial Officer of Covidien plc from 2006 until his retirement in March 2015, and as Vice President and Chief Financial Officer from 1995 to 2006. Mr. Dockendorff joined the Kendall Healthcare Products Company as Controller and was named Vice President and Controller in 1994. He was appointed CFO of Tyco Healthcare in 1995. Prior to joining Kendall/Tyco Healthcare, Mr. Dockendorff was the Chief Financial Officer, Vice President of Finance and Treasurer of Epsco Inc. and Infrared Industries, Inc. In addition, Mr. Dockendorff worked as an accountant for Arthur Young & Company (now Ernst & Young) and the General Motors Corporation. Mr. Dockendorff is a Certified Public Accountant and holds a Bachelor’s degree in Business Administration and Accounting from the University of Massachusetts and a Master of Science degree in Finance from Bentley College. As a result of Mr. Dockendorff’s significant financial experience, Mr. Dockendorff provides the Keysight Board with extensive accounting, tax, treasury, financial planning, and audit knowledge.

ROBERT A. RANGO

Age: 59	Keysight Committees:	Public Directorships:
Director Since: November 2015	• Audit and Finance • Nominating and Corporate Governance	• Integrated Device Technology • KLA Tencor Corporation

Former Public Directorships Held During the Past Five Years:
None

ELECTION OF DIRECTORS ǀ 5
Mr. Rango has served as the President and Chief Executive Officer of Enevate Corporation since June 2016. Mr. Rango served from 2002 to 2014 as an executive at Broadcom Corporation. From 2010 to 2014, he served as Executive Vice President and General Manager of Broadcom’s Mobile and Wireless Group. During his tenure at Broadcom, Mr. Rango held many senior management positions in the company’s Network Infrastructure Business Unit, Mobile and Wireless Group and Wireless Connectivity Group. Mr. Rango received his Bachelor of Engineering degree in Electrical Engineering from State University of New York and his Master of Engineering in Electrical Engineering from Cornell University. Mr. Rango possesses significant operating and leadership skills, including extensive experience in global semiconductor product marketing, development and sales. His mobile, wireless, semiconductor, optical, software and technology management expertise makes him a valuable member of the Keysight Board.

Keysight’s Board recommends a vote FOR the election to the Board of each of the foregoing nominees.

Continuing Directors Not Being Considered for Election at this Annual Meeting

The Keysight directors whose terms are not expiring this year are listed below. They will continue to serve as directors for the remainder of their terms or such other date, in accordance with Keysight’s Bylaws. Information regarding each of such directors is provided below.

Directors Whose Terms Will Expire in 2019

JAMES G. CULLEN

Age: 75	Keysight Committees:	Public Directorships:
Director Since: October 2014	• Compensation (Chair) • Nominating and Corporate Governance	• Agilent Technologies, Inc. • Avinger, Inc.

Former Public Directorships Held During the Past Five Years: • Johnson & Johnson • Neustar, Inc. • Prudential Financial, Inc.

Mr. Cullen was President and Chief Operating Officer of Bell Atlantic Corporation (now known as Verizon) from 1997 to June 2000 and a member of the office of chairman from 1993 to June 2000. Prior to this appointment, Mr. Cullen was the President and Chief Executive Officer of the Telecom Group of Bell Atlantic from 1995 to 1997. Prior to the creation of Bell Atlantic on January 1, 1984, Mr. Cullen held management positions with New Jersey Bell from 1966 to 1981 and AT&T from 1981 to 1983. Mr. Cullen holds a B.A. in Economics from Rutgers University and an M.S. in Management Science from the Massachusetts Institute of Technology. Mr. Cullen has considerable managerial and operational experience and expertise from his senior leadership position with Bell Atlantic and its predecessors. In addition, Mr. Cullen brings significant public company director experience and perspective on public company management and governance. Mr. Cullen has a strong understanding of Keysight’s business having served on the board of Agilent for over 10 years, including more than five years as the non-executive chairman.

JEAN M. HALLORAN

Age: 65	Keysight Committees:	Public Directorships:
Director Since: October 2014	• Compensation • Nominating and Corporate Governance	None

Former Public Directorships Held During the Past Five Years:
None

Ms. Halloran served as Senior Vice President of Human Resources for Agilent Technologies from August 1999 through October 2014.  She directed all aspects of Agilent’s talent and rewards management, leadership development and culture. Ms. Halloran has extensive experience in Human Resources, extending back to when she joined Hewlett Packard’s Medical Products Group in 1980.  Within that group, she held various positions in Manufacturing, Quality and Strategic Planning as well as Human Resources.  In 1993, Ms. Halloran headed Human Resources for HP’s Measurement Systems Organization and, in 1997, was appointed Director of Education for the company. Ms. Halloran received her BA from Princeton University and an MBA from Harvard University. Ms. Halloran has served as a director of several schools and non-profit organizations.  Ms. Halloran has in-depth knowledge of Keysight and its businesses, having been a leader at Keysight’s predecessors, Agilent and HP, for over 30 years.  Over the course of her career, she developed considerable expertise in Keysight’s businesses, policies and practices. This perspective provides valuable insight on the Keysight Board.

ELECTION OF DIRECTORS ǀ 6
MARK B. TEMPLETON

Age: 65	Keysight Committees:	Public Directorships:
Director Since: December 2015	• Compensation • Nominating and Corporate Governance	• Arista Networks, Inc. • Equifax, Inc.

Former Public Directorships Held During the Past Five Years:
• Citrix Systems, Inc.

Mr. Templeton served from June 2001 until his retirement in October 2015 as the President and CEO of Citrix Systems, Inc., a leading global provider of virtualization, mobility management, networking and software as a service solutions. Mr. Templeton received his Bachelor’s degree in Product Design from North Carolina State University and an MBA from the Darden School of Business at the University of Virginia. Mr. Templeton’s operating experience, leadership and perspective in business strategy and operations and his insight in technology opportunities, particularly in the development and global marketing of advanced technology opportunities, makes him a valuable member of the Keysight Board.

Directors Whose Terms Will Expire in 2020

PAUL N. CLARK

Age: 70	Keysight Committees:	Public Directorships:
Director Since: October 2014 Chairman of the Board	• Audit and Finance • Nominating and Corporate Governance (Chair) • Executive (Chair)	• Agilent Technologies, Inc. Former Public Directorships Held During the Past Five Years: • Biolase, Inc. • Catalent Pharma Solutions, Inc.

Mr. Clark was a Strategic Advisory Board member of Genstar Capital, LLC from August 2007 to December 2016 and was an Operating Partner from August 2007 to January 2013. Genstar Capital LLC is a middle market private equity firm that focuses on investments in selected segments of life sciences and healthcare services, industrial technology, business services and software. Prior to that, Mr. Clark was the Chief Executive Officer and President of ICOS Corporation, a biotherapeutics company, from June 1999 to January 2007, and the Chairman of the Board of Directors of ICOS from February 2000 to January 2007. From 1984 to December 1998, Mr. Clark worked in various capacities for Abbott Laboratories, a health care products manufacturer, retiring from Abbott Laboratories as Executive Vice President and a board member. His previous experience included senior positions with Marion Laboratories, a pharmaceutical company, and Sandoz Pharmaceuticals (now Novartis Corporation), a pharmaceutical company. Mr. Clark received a B.A. in finance from the University of Alabama and an M.B.A from Dartmouth College. Mr. Clark has significant experience with Keysight and its businesses, having been a director of Keysight’s predecessor, Agilent, since May 2006. He additionally brings extensive management experience from numerous senior management positions and considerable public company director experience.

ELECTION OF DIRECTORS ǀ 7
RICHARD HAMADA

Age: 59	Keysight Committees:	Public Directorships:
Director Since: October 2014	• Compensation • Nominating and Corporate Governance	None
Former Public Directorships Held During the Past Five Years:
• Avnet, Inc.

Mr. Hamada served as the Chief Executive Officer of Avnet, Inc. from July 2011 until July 2016 and as a member of the Avnet Board of Directors from February 2011 until July 2016. He first joined Avnet in 1983 and has served in many capacities including President from May 2010 until July 2011 and Chief Operating Officer from July 2006 until July 2011, as President of Avnet's Technology Solutions operating group from July 2003 until July 2006, and as President of its Computer Marketing business unit from January 2002 until July 2003. Mr. Hamada holds a Bachelor of Science degree in Finance from San Diego State University where, in June 2009, he was named as a member of the College of Business Administration Advisory Board. As a result of Mr. Hamada’s broad background in the technology and electronics industries, spanning his career, Mr. Hamada provides the Keysight Board with extensive sales, marketing and management knowledge.

CORPORATE GOVERNANCE MATTERS ǀ 8
Corporate Governance Matters

Corporate Governance Highlights

The Board is committed to sound and effective governance practices that promote long-term stockholder value and strengthen Board and management accountability to our stockholders, customers and other stakeholders. The following table highlights many of our key governance practices.

✓	Seven of our 8 directors are independent	✓	Annual board self-assessment process
✓	Independent Chairman of the Board	✓	Majority voting and director resignation policy in uncontested director elections
✓	Independent standing board committees	✓	Annual evaluation of the Chief Executive Officer by independent directors
✓	Regular meetings of our independent directors without management present	✓	Strong focus on pay-for-performance
✓	25% of our Board is diverse	✓	Stock ownership guidelines for executive officers and directors
✓	Average Board tenure of 3.5 years	✓	Policies prohibiting hedging, short selling and pledging of our common stock

Corporate Governance Guidelines

The Board has adopted a set of Corporate Governance Guidelines to assist it in guiding Keysight’s governance practices. We have reviewed internally and with the Board the provisions of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”), the rules of the SEC and the NYSE’s corporate governance listing standards regarding corporate governance policies and processes and are in compliance with the applicable rules and listing standards. These practices are regularly reevaluated by the Nominating and Corporate Governance Committee in light of changing circumstances to continue to serve the best interests of the Company and its stockholders. A copy of our Corporate Governance Guidelines is located in the Investor Relations section of our website and can be accessed by clicking on “Governance Policies” in the “Corporate Governance” section of our web page at http://investor.keysight.com.

Communicating with the Board

Stockholders and other interested parties may communicate with the Board and Keysight’s Chairman of the Board by filling out the form at “Contact Chairman” under “Corporate Governance” at http://investor.keysight.com or by writing to Paul N. Clark, c/o Keysight Technologies, Inc., General Counsel, 1400 Fountaingrove Parkway, Santa Rosa, CA 95403. The General Counsel will perform a legal review in the normal discharge of his duties to ensure that communications forwarded to the Chairman of the Board preserve the integrity of the process. For example, items that are unrelated to the duties and responsibilities of the Board such as spam, junk mail and mass mailings, product complaints, personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements (“Unrelated Items”) will not be forwarded to the Chairman of the Board. In addition, unrelated items include material that is unduly hostile, threatening, illegal or similarly unsuitable, and will not be forwarded to the Chairman of the Board. Any communication that is relevant to the conduct of Keysight’s business and is not forwarded will be retained for one year (other than Unrelated Items) and made available to the Chairman of the Board and any other independent director upon request. The independent directors grant the general counsel discretion to decide which correspondence will be shared with Keysight’s management and specifically instruct that any personal employee complaints be forwarded to Keysight’s Human Resources Department.

Director Qualification Standards

Keysight’s Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee is responsible for reviewing with Keysight’s Board the appropriate skills and characteristics required of Board members in the context of the makeup of the Board and developing criteria for identifying and evaluating Board candidates.

The process that this Committee uses to identify a nominee to serve as a member of the Board depends on the qualities being sought. From time to time, Keysight may engage an executive search firm to assist the Nominating and Corporate Governance Committee in identifying individuals qualified to be Board members. The Nominating and Corporate Governance Committee considers the knowledge, experience, diversity and personal and professional integrity of potential directors, as well as their willingness to devote the time necessary to effectively carry out the duties and responsibilities of Board membership. The Nominating and Corporate Governance Committee may reevaluate the relevant criteria for Board membership from time to time in response to changing business factors or regulatory requirements. The Board is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Corporate Governance Committee.

CORPORATE GOVERNANCE MATTERS ǀ 9
Board Leadership Structure

Keysight separates the positions of Chief Executive Officer and Chairman of the Board. Mr. Clark, one of Keysight’s independent directors, serves as Keysight’s Chairman of the Board. The responsibilities of the Chairman of the Board include setting the agenda for each Board meeting, in consultation with the Chief Executive Officer; chairing the meetings of independent directors; and facilitating and conducting, with the Nominating and Corporate Governance Committee, the annual self-assessments by the Board and each standing Committee of the Board, which may periodically include performance reviews of individual directors.

Separating the positions of Chief Executive Officer and Chairman of the Board allows the Chief Executive Officer to focus on Keysight’s day-to-day business, while allowing the Chairman of the Board to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board believes that having an independent director serve as Chairman of the Board is the appropriate leadership structure for Keysight at this time. However, in the future the Board may wish to consider alternative structures, subject to the requirements under Keysight’s amended and restated Bylaws.

Board’s Role in Risk Oversight

The Board executes its risk management responsibility directly and through its Committees. The Audit and Finance Committee has primary responsibility for overseeing Keysight’s enterprise risk management process. The Audit and Finance Committee receives updates and discusses individual and overall risk areas during its meetings, including Keysight’s financial risk assessments, risk management policies and major financial risk exposures and the steps management has taken to monitor and control such exposures. The Compensation Committee oversees risks associated with Keysight’s compensation policies and practices with respect to both executive compensation and compensation generally. The Compensation Committee receives reports and discusses whether Keysight’s compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

The Board is kept abreast of its Committees’ risk oversight and other activities via reports of the Committee chairpersons to the full Board during Board meetings.

We have adopted charters of our Compensation Committee, Audit and Finance Committee, Nominating and Corporate Governance Committee and Executive Committee consistent with the applicable rules and standards. Our Committee charters are located in the Investor Relations Section of our website and can be accessed by clinking on “Governance policies” in the “Corporate Governance” section of our web page at http://investor.keysight.com.

Majority Voting for Directors

Our Bylaws provide for majority voting of directors regarding director elections. In an uncontested election, any nominee for director shall be elected by the vote of a majority of the votes cast with respect to the director. A “majority of the votes cast” means that the number of shares voted “FOR” a director must exceed 50% of the votes cast with respect to that director. The “votes” cast with respect to that director shall include votes to withhold authority and exclude votes to “ABSTAIN” with respect to that director’s election. If a director is not elected due to a failure to receive a majority of the votes cast and his or her successor is not otherwise elected and qualified, the director shall promptly tender his or her resignation following certification of the stockholder vote.

The Nominating and Corporate Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject it, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. Thereafter the Board will promptly disclose their decision and the rationale behind it in a press release to be disseminated in the same manner as Company press releases typically are distributed. Any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer.

Policies on Business Ethics

Keysight has adopted a Standards of Business Conduct that requires all its business activities to be conducted in compliance with laws, regulations and ethical principles and values. All officers and employees of Keysight is required to read, understand and abide by the requirements of the Standards of Business Conduct. Keysight has also adopted a Director Code of Ethics applicable to Keysight's directors.

CORPORATE GOVERNANCE MATTERS ǀ 10
These documents are accessible on the Company’s website at http://investor.keysight.com. Any waiver of these codes for directors or executive officers may be made only by the Audit and Finance Committee. Keysight will disclose any amendment to, or waiver from, a provision of the Standards of Business Conduct for the principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, on the Company’s website within four business days following the date of the amendment or waiver. In addition, Keysight will disclose any waiver from these codes for the other executive officers and for directors on the website.

Director Independence

The majority of Keysight’s Board is “independent” as defined by the rules of the NYSE and the Corporate Governance Guidelines adopted by the Board. The criteria adopted by Keysight’s Board to assist it in making determinations regarding the independence of its members are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board has to determine that a director does not have a material relationship with Keysight or its subsidiaries (either directly or as a partner, stockholder or officer of an organization that has a relationship with Keysight or its subsidiaries). In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with Keysight or its subsidiaries, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation.

Keysight’s Board assesses on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Corporate Governance Committee, make a determination as to which members are independent.

Audit and Finance Committee Member Independence

Keysight has adopted standards for Audit and Finance Committee member independence in compliance with the Securities and Exchange Commission (the “SEC”) and NYSE corporate governance listing standards. In affirmatively determining the independence of any director who will serve on the Audit and Finance Committee, the Board must consider all factors specifically relevant to determining whether such director has a relationship to Keysight or any of its subsidiaries which is material to such director’s ability to be independent from management in connection with the duties of an Audit and Finance Committee member, including, but not limited to:

•	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by Keysight to such director;

•	whether such director is affiliated with Keysight, a subsidiary of Keysight or an affiliate of a subsidiary of Keysight; and

•	whether such director serves on more than three reporting company audit committees.

Charles Dockendorff currently serves on the audit committee of four public companies, including Keysight.  The Board has considered whether such simultaneous service would impair his ability to effectively serve as the chairperson of Keysight’s Audit and Finance Committee.  In its analysis, the Board considered the committee’s demanding roles and responsibilities and the time commitment required by such service.  The Board also considered the skills and expertise of Mr. Dockendorff and the various commitments of his time.  After careful consideration, the Board concluded that Mr. Dockendorff’s other audit committee service does not impair his ability to effectively fulfill his responsibilities to Keysight Company at the time and, therefore, the Board has specifically approved his continuation as chairperson of Keysight’s Audit and Finance Committee.

The Board has also determined that all of the members of the Audit and Finance Committee are independent.

Compensation Committee Member Independence

Keysight has adopted standards for Compensation Committee member independence in compliance with the SEC and NYSE corporate governance listing standards. In affirmatively determining the independence of any director who will serve on the Compensation Committee, the Board must consider all factors specifically relevant to determining whether such director has a relationship to Keysight or any of its subsidiaries which is material to such director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to:

•	the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by Keysight to such director; and

CORPORATE GOVERNANCE MATTERS ǀ 11
•	whether such director is affiliated with Keysight, a subsidiary of Keysight or an affiliate of a subsidiary of Keysight.

The Board has determined that all of the members of the Compensation Committee are independent.

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COMMITTEES OF THE BOARD OF DIRECTORS

The Board has four standing Committees and their composition for fiscal year 2017 was as set forth in the table below. The Board held eight meetings during fiscal year 2017. Each director attended at least 75% of the Board meetings held when the director was serving on the Board.

Director	Board	Audit and Finance	Compensation	Nominating and Corporate Governance	Executive
Paul N. Clark	CHAIR	✓		CHAIR	CHAIR
James G. Cullen	✓		CHAIR	✓
Charles J. Dockendorff	✓	CHAIR		✓
Jean M. Halloran	✓
Richard Hamada	✓		✓	✓
Ronald S. Nersesian	✓				✓
Robert A. Rango	✓	✓		✓
Mark B. Templeton	✓		✓	✓

Keysight encourages, but does not require, its Board members to attend the annual stockholders meeting. In 2017, all of Keysight’s then-sitting directors attended the annual stockholders meeting.

Audit and Finance Committee

The Audit and Finance Committee is responsible for the oversight of the quality and integrity of Keysight’s consolidated financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. In discharging its duties, the Audit and Finance Committee is expected to:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent registered public accounting firm;

•	review and approve the scope of the annual internal and external audits;

•	review and pre-approve the engagement of Keysight’s independent registered public accounting firm to perform audit and non-audit services and the related fees;

•	meet independently with Keysight’s internal auditing staff, independent registered public accounting firm and senior management;

•	review the adequacy and effectiveness of the system of internal control over financial reporting and any significant changes in internal control over financial reporting;

•
review Keysight’s consolidated financial statements and disclosures including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s reports on Form 10-K or Form 10-Q;

•
establish and oversee procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	monitor compliance with Keysight’s Standards of Business Conduct; and

•
review disclosures from Keysight’s independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independence of accountant’s communications with the Audit and Finance Committee.

During fiscal year 2017, the Audit and Finance Committee held eleven meetings. Each Committee member attended at least 75% of the meetings held while the member served on the Committee. In accordance with section 407 of the Sarbanes-Oxley Act of 2002, the Board has identified Charles J. Dockendorff as the Audit and Finance Committee’s “Financial Expert.”

COMMITTEES OF THE BOARD OF DIRECTORS ǀ 13
Compensation Committee

The Compensation Committee is responsible for compensation of Keysight’s CEO and other executive officers as well as Keysight’s compensation plans, policies and programs as they affect the CEO and other executive officers. In addition, the Compensation Committee:

•	determines the compensation and the corporate goals and objectives of the performance of the CEO and other executive officers;

•	reviews and evaluates the performance of the CEO and other executive officers;

•
supervises and oversees the administration of Keysight’s incentive compensation, variable pay and stock programs and arrangements, including the impact of such programs and arrangements on Company risk;

•	establishes comparator peer group and compensation targets based on this peer group for the Company’s named executive officers;

•	review and assess, on an annual basis, the impact of the Company’s compensation programs and arrangements on Company risk; and

•	has sole authority to retain and terminate executive compensation consultants.

For more information on the responsibilities and activities of the Compensation Committee, including the Committee’s processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Compensation Committee Report,” “Executive Compensation,” and the Compensation Committee’s charter.

The Compensation Committee is aided by an independent consultant, currently Frederic W. Cook & Co., Inc. (“F. W. Cook”), who is selected and retained by the Compensation Committee. The role of F. W. Cook is to advise the Committee on marketplace trends in executive compensation, management proposals for compensation programs, and executive officer compensation decisions. F. W. Cook also evaluates compensation for non-employee directors and equity compensation programs generally. The firm consults with the Committee about its recommendations to the Board on chief executive officer compensation. To maintain the independence of the firm’s advice, F. W. Cook does not provide any services for Keysight other than those described above. These standards require that the Committee annually assess the independence of its compensation consultant. In assessing the consultant’s independence, the Compensation Committee considers the nature and amount of work performed for the Compensation Committee during the year, the nature of any unrelated services performed for the Company, and the fees paid for those services in relation to the firm’s total revenues. The consultant annually prepares for the Committee an independence letter providing assurances and confirmation of the consultant’s independent status under the standards. The Committee believes that F. W. Cook has been independent during its service for the Compensation Committee.

During fiscal year 2017, the Compensation Committee held four meetings. Each Committee member attended at least 75% of the meetings held while the member served on the Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee proposes a slate of directors for election by Keysight’s stockholders at each annual meeting and recommends to the Board candidates to fill any vacancies on the Board. It is also responsible for reviewing management succession plans, recommending to the Board the appropriate Board size and Committee structure and developing and reviewing corporate governance principles applicable to Keysight.

The Nominating and Corporate Governance Committee will consider director candidates recommended for nomination by stockholders, provided that the recommendations are made in accordance with the procedures described in the section entitled “General Information about the Meeting” located at the end of this Proxy Statement. Candidates recommended for nomination by stockholders that comply with these procedures will receive the same consideration as other candidates recommended by the Nominating and Corporate Governance Committee.

Keysight typically hires a third party executive search firm to help identify and facilitate the screening and interview process for director candidates. To be considered by the Nominating and Corporate Governance Committee, a director nominee must have:

•	a reputation for personal and professional integrity and ethics;

•	executive or similar policy-making experience in relevant business or technology areas or national prominence in an academic, government or other relevant field;

•	breadth of experience;

COMMITTEES OF THE BOARD OF DIRECTORS ǀ 14
•	soundness of judgment;

•	the ability to make independent, analytical inquiries;

•	the willingness and ability to devote the time required to perform Board activities adequately;

•	the ability to represent the total corporate interests of Keysight; and

•	the ability to represent the long-term interests of stockholders as a whole.

In addition to these minimum requirements, the Nominating and Corporate Governance Committee will also consider whether the candidate’s skills are complementary to the existing Board members’ skills; the diversity of the Board in factors such as age, race, gender, experience in technology, manufacturing, finance and marketing, international experience and culture; and the Board’s needs for specific operational, management or other expertise. The Nominating and Corporate Governance Committee from time to time reviews the appropriate skills and characteristics required of Board members, including factors that it seeks in Board members such as diversity of business experience, viewpoints and, personal background, and diversity of skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board. In evaluating potential candidates for the Board, the Nominating and Corporate Governance Committee considers these factors in the light of the specific needs of the Board at that time. The executive search firm screens the candidates, does reference checks, prepares a biography for each candidate for the Nominating and Corporate Governance Committee to review and helps set up interviews. The Nominating and Corporate Governance Committee and Keysight’s Chief Executive Officer interview candidates that meet the criteria, and the Nominating and Corporate Governance Committee selects candidates that best suit the Board’s needs. We do not use a third party to evaluate current Board members.

The Nominating and Corporate Governance Committee also administers Keysight’s Related Person Transactions Policy and Procedures. See “Related Person Transactions Policy and Procedures” for more information.

During fiscal year 2017, the Nominating and Corporate Governance Committee held three meetings. Each member attended at least 75% of the meetings held while the member served on the Committee.

Executive Committee

The Executive Committee meets or takes written action when the Board is not otherwise meeting. The Committee has full authority to act on behalf of the Board, except that it cannot amend Keysight’s Bylaws, recommend any action that requires the approval of the stockholders, fill vacancies on the Board or any Board Committee, fix director compensation, amend or repeal any non-amendable or non-repealable resolution of the Board, declare a distribution to the stockholders except at rates determined by the Board, appoint other Committees or take any action not permitted under Delaware law to be delegated to a committee.

During fiscal year 2017, the Executive Committee did not hold any meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the table on page 12. No Keysight executive officer served on the Compensation Committee (or equivalent), or the Board, of another entity whose executive officer(s) served on Keysight’s Compensation Committee.

Each of the members of the Compensation Committee is considered independent under the Company’s Board and Compensation Committee Independence Standards as set forth in the Company’s Amended and Restated Corporate Governance Guidelines.

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

The Company’s Standards of Business Conduct and Director Code of Ethics require that all employees and directors avoid conflicts of interests that interfere with the performance of their duties or the best interests of the Company. In addition, the Company has adopted a written Related Person Transactions Policy and Procedures (the “Related Person Transactions Policy”) that prohibits any of the Company’s executive officers, directors or any of their immediate family members from entering into a transaction with the Company, except in accordance with the policy. For purposes of the policy, a “related person transaction” includes any transaction (within the meaning of Item 404(a) of the Securities and Exchange Commission’s Regulation S-K) involving the Company and any related person that would be required to be disclosed pursuant to Item 404(a) of the Securities and Exchange Commission’s Regulation S-K.

COMMITTEES OF THE BOARD OF DIRECTORS ǀ 15
Under our Related Person Transactions Policy, the General Counsel must advise the Nominating and Corporate Governance Committee of any related person transaction of which he becomes aware. The Nominating and Corporate Governance Committee must then either approve or reject the transaction in accordance with the terms of the policy. In the course of making this determination, the Nominating and Corporate Governance Committee shall consider all relevant information available to it and, as appropriate, must take into consideration the following:

•	the size of the transaction and the amount payable to the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest; and

•
whether the transaction involved the provision of goods or services to the Company that are available from unaffiliated third parties and, if so, whether the transaction is on terms and made under circumstances that are at least as favorable to the Company as would be available in comparable transactions with or involving unaffiliated third parties.

Under the Related Person Transactions Policy, Company management screens for any potential related person transactions, primarily through the annual circulation of a Directors and Officers Questionnaire (“D&O Questionnaire”) to each member of the Board and each officer of the Company that is a reporting person under Section 16 of the Securities Exchange Act of 1934. The D&O Questionnaire contains questions intended to identify related persons and transactions between the Company and related persons. If a related person transaction is identified, such transaction is brought to the attention of the Nominating and Corporate Governance Committee for its approval, ratification, revision, or rejection in consideration of all of the relevant facts and circumstances.

The Nominating and Corporate Governance Committee must approve or ratify each related person transaction in accordance with the policy. Absent this approval or ratification, no such transaction may be entered into by the Company with any related person.

In 2014, the Board adopted the Related Person Transactions Policy to provide for standing pre-approval of limited transactions with related persons. Pre-approved transactions include:

•
Any transaction with another company at which a related person’s only relationship is as an employee (other than an executive officer or an equivalent), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of (i) $1,000,000, or (ii) 2% of that company’s total annual revenues.

•
Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a related person’s only relationship is as an employee (other than an executive officer or an equivalent), a director or a trustee, if the aggregate amount involved does not exceed the lesser of $500,000, or 2% of the charitable organization’s total annual receipts.

Keysight will disclose the terms of related person transactions in its filings with the SEC to the extent required.

Transactions with Related Persons

We purchase services, supplies, and equipment in the normal course of business from many suppliers and sell or lease products and services to many customers. In some instances, these transactions occur with companies with which members of our management or Board have relationships as directors or executive officers. For transactions entered into during fiscal year 2017, none exceeded or fell outside of the pre-approved thresholds set forth in our Related Party Transaction Policy.

During fiscal year 2017, we did not enter into any financial transaction, arrangement or relationship in which a related person had or will have direct or indirect material interest, in an amount exceeding $120,000, except for the following:

•
BlackRock, Inc. holds 7.7% of Keysight’s total outstanding equity pursuant to information contained in a Schedule 13G filed with the SEC on January 25, 2017. During fiscal year 2017, Keysight purchased from BlackRock Advisors (UK) Ltd., a subsidiary of BlackRock, Inc. approximately $280,000 of products and/or services. The transactions with BlackRock Advisors (UK) Ltd. fell within Keysight’s pre-approved transactions.

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PROPOSAL 2 — APPROVAL OF THE AMENDED AND RESTATED 2014 EQUITY AND INCENTIVE COMPENSATION PLAN

Stockholders are being asked to approve the amendment and restatement (the “Amendment”) of the 2014 Equity and Incentive Compensation Plan (“2014 Equity Plan”), as adopted by the Board on November 16, 2017, subject to stockholder approval.

Stockholder approval of the Amendment is required to (i) increase the number of shares reserved under the 2014 Equity Plan by 4,800,000 shares, (ii) qualify stock options as incentive stock options for purposes of Section 422 of the Internal Revenue Code (the “Code”), (iii) ratify a Board-approved limit on the total compensation payable to a non-employee director in a Company fiscal year, and (iv) to satisfy New York Stock Exchange (“NYSE”) guidelines relating to equity compensation.

The Board believes that it is in the best interests of the Company and our stockholders to approve the Amendment so that we have sufficient shares available to continue to offer equity awards, which enable us to attract, provide incentives to and retain key personnel and non-employee directors.

If the requisite stockholder approval of the Amendment is not obtained, the Amendment will not take effect and no awards may be granted under the 2014 Equity Plan with respect to the additional shares reserved for issuance under the Amendment. However, we will continue to grant awards under the 2014 Equity Plan’s existing terms and from the shares available for issuance under the 2014 Equity Plan, without regard to the Amendment proposed in this Proposal. We will not grant any awards under the changes proposed in this Amendment unless and until our stockholders approve this Proposal.

Any references to the 2014 Equity Plan below assume the Amendment is approved, unless stated otherwise.

Request for Shares, Dilution and Overhang

Prior to the amendment, 17,000,000 shares were authorized for issuance pursuant to stock awards under the 2014 Equity Plan. As of December 31, 2017, 10,241,040 shares of common stock remain available for future awards under the 2014 Equity Plan. In order to give the Company the flexibility to responsibly address its future equity compensation needs, the Company is requesting that stockholders approve the Amendment, which will authorize an additional 4,800,000 shares for issuance under the 2014 Equity Plan, so that an overall total of 21,800,000 shares will be reserved under the plan (with 15,041,040 available for issuance as December 31, 2017). This amount represents an overhang of approximately 12%, based on outstanding shares of common stock as of December 31, 2017. The Company calculates “overhang” as (a) the total of shares underlying outstanding awards plus shares available for issuance under future equity awards, divided by (b) the total number of shares of common stock outstanding, shares underlying outstanding awards and shares available for issuance under future equity awards.

In determining the number of additional shares to be reserved, the Board and its Compensation Committee reviewed the 2014 Equity Plan and considered among other things, our three-year burn rate and projected future share usage under the 2014 Equity Plan. The projected future usage of shares for long-term incentive awards under the 2014 Equity Plan was reviewed under scenarios based on a variety of assumptions. Depending on assumptions, the shares to be made available under the 2014 Equity Plan are expected to satisfy the Company’s equity compensation needs through at least the 2021 Annual Meeting. However, the share reserve could last for a longer or shorter period of time based on various factors which cannot be predicted at this time, e.g., growth of our employee population, future grant practices, stock price and prevailing market conditions. The Compensation Committee is committed to effectively managing the number of shares reserved for issuance under the 2014 Equity Plan while minimizing stockholder dilution.

The table below shows our burn-rate relating to equity grants under the 2014 Equity Plan for the last three fiscal years.

Fiscal Year	Options Granted	Full-Value Awards Granted (1)	Weighted Average # of Common Shares Outstanding	Burn Rate (2)
2017	0	1,300,945	~177,000,000	0.73%
2016	0	1,301,000	~170,000,000	0.77%
2015	968,000	1,725,000	~169,000,000	1.59%

(1)	Includes restricted stock units (“RSUs”) and PSUs.

(2)	Equals Options Granted + Full-Value Awards Granted/Weighted Average # of Common Shares Outstanding

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Note Regarding Forecasts and Forward-Looking Statements

We do not as a matter of course make public forecasts as to our total shares outstanding and utilization of various equity awards due to the unpredictability of the underlying assumptions and estimates. In particular, the forecasts set forth in this Proposal Two include embedded assumptions which are highly dependent on the public trading price of our common stock and other factors, which we do not control. These forecasts also reflect various assumptions regarding our future operations. The inclusion of the forecasts set forth above should not be regarded as an indication that these forecasts will be predictive of actual future outcomes, and the forecasts should not be relied upon as such.

The following awards granted under all equity-based compensation plans sponsored by the Company were outstanding as of December 31, 2017, options with respect to 2,314,717 shares of common stock in the aggregate with a weighted average exercise price of $26.8304 and a weighted average remaining term of 5.15 years, and full value awards with respect to 3,823,075.573 shares of common stock (consisting of RSUs and PSUs, with the number of shares subject to PSUs assuming target performance). Rights under our employee stock purchase plan have been excluded from the above share totals. The closing price of our shares as reported on the NYSE on January 31, 2018 was $46.72 per share.

Material Changes to the 2014 Equity Plan

The Amendment would provide for the following material changes to the 2014 Equity Plan, as well as certain other administrative, clarifying, and conforming changes:

•
Increase the number of shares of our common stock reserved for issuance under the 2014 Equity Plan by 4,800,000 shares, such that there would be 21,800,000 shares available for grant under the 2014 Equity Plan.

•
Impose a maximum award amount which may be granted under the 2014 Equity Plan to a non-employee director in a Company fiscal year, which, when taken together with any cash fees earned for services as a non-employee director during the fiscal year, is equal to $750,000.

•
Expand the existing “clawback” provision to permit us to recover from participants awards or payments made under the 2014 Equity Plan under any policy required to be adopted by the Company under applicable laws or stock exchange rules.

•
Permit the extension of the term of a nonstatutory stock option or a SAR as necessary to allow for the exercise of such award following a period during which exercise would have violated applicable law.

•
Allow withholding of shares to cover taxes calculated at up to the maximum applicable rate in a participant’s jurisdiction (rather than limited to the minimum rate), which reflects new permitted flexibility under an Accounting Standards Update issued by the Financial Accounting Standards Board. Any such shares withheld for taxes will not be recycled into the pool of available shares.

Key Terms of the 2014 Equity Plan at a Glance

The following is a summary of the key provisions of the 2014 Equity Plan, as amended and restated and as further described in this Proposal.

Plan Term:
The 2014 Equity Plan, as amended and restated, was adopted by the Board on November 16, 2017, subject to obtaining stockholder approval, and will continue in effect until November 1, 2024 or until terminated by the Board.

Eligible Participants:	Employees (including officers) and consultants of the Company and its subsidiaries and affiliates and members of the Company’s Board.

Shares Available for Awards:
21,800,000 shares of common stock are reserved for issuance under the 2014 Equity Plan, subject to adjustment in the event of certain changes in the capitalization of the Company. The Amendment requests an increase of 4,800,000 shares from the 17,000,000 shares previously approved by stockholders.

APPROVAL OF THE AMENDED AND RESTATED 2014 EQUITY AND INCENTIVE COMPENSATION PLAN ǀ 18
Award Types:
•          incentive stock options (“ISOs”);
•          nonstatutory stock options (“NSOs”);
•          SARs;
•          restricted stock;
•          restricted stock units (“RSUs”);
•          performance shares and performance units;
•          deferred shares;
•          cash awards;
•          dividend equivalents; and
•          converted awards granted in connection with the Company’s separation from Agilent Technologies, Inc. (“Converted Awards”)

Award Term:
The term of each award will be stated in the applicable award agreement. Options and SARs have a term of no longer than 10 years, except that to the extent permitted by Section 409A of the Code, such maximum term may be extended as necessary to allow for exercise of the award following a period during which exercise was prohibited by applicable law. ISOs granted to 10% owners have a term of no longer than five years.

ISO Limits:	All of the 21,800,000 shares reserved for issuance may be issued upon the exercise of ISOs.

Dividends:	No payment of dividend equivalents on any stock award until vesting of such award, and no payment of dividend equivalents on options or SARs at any time.

No Repricing without Stockholder Approval:
Any repricing action that would have the effect of reducing the exercise price of an option or SAR, or any action that would permit the exchange of underwater options or SARs for cash or other stock awards.

No Evergreen Provision	Any increase in shares requires obtaining stockholder approval.

No Liberal Share Recycling:
Shares will not be added back to the number of shares available for issuance when (i) shares covered by an award are tendered or withheld in payment of the exercise price or applicable tax withholdings, (ii) shares are not issued as a result of net settlement of an outstanding SAR, or (iii) shares are repurchased on the open market with the proceeds of the option exercise price. However, shares issued pursuant to a stock award that are repurchased at their original purchase price will be available for future grant.

Change of Control:
No “single-trigger” vesting acceleration upon a change of control (vesting may occur only if awards are not assumed or replaced). The 2014 Equity Plan does not contain a liberal definition of change of change.

2014 Equity Plan Grant Practices

The following is a summary of our 2014 Equity Plan grant practices.

CEO Awards:	At least half of the CEO’s awards are performance-based.

Clawback:
Equity awards granted under the 2014 Equity Plan are subject to our Executive Compensation Recoupment Policy, which applies to all executive officers subject to Section 16 of the Securities Exchange Act.

Maximum Limit on Director Compensation

The 2014 Equity Plan is also being submitted to our shareholders for approval to place a $750,000 limit on the total amount of equity and cash compensation that may be granted or paid to any our non-employee directors each fiscal year. In setting such a limit, the Board considered the recommendation of the Compensation Committee and F.W. Cook, the Compensation Committee’s independent compensation consultant. In addition, the Board considered the effectiveness and reasonableness of the annual equity and cash compensation that we offer to our non-employee directors along with prevalent practices among our peer group (as described in the “Compensation Discussion & Analysis” below), the current and future responsibilities of our non-employee directors, and whether such a limit provides sufficient flexibility to adjust non-employee director compensation in the future if such changes are necessary to remain competitive with our peers.

APPROVAL OF THE AMENDED AND RESTATED 2014 EQUITY AND INCENTIVE COMPENSATION PLAN ǀ 19
Summary of the Plan

The Board adopted the 2014 Equity Plan on July 16, 2014 and amended it on September 29, 2014, and on January 22, 2015, and most recently, on November 16, 2017 subject to the approval of our stockholders.

Below is a summary of the material features of the 2014 Equity Plan and its operation, including material changes to be made by the Amendment. This summary does not purport to be a complete description of all of the provisions of the 2014 Equity Plan. It is qualified in its entirety by reference to the full text of the 2014 Equity Plan. A copy of the 2014 Equity Plan is attached as Appendix A to this Proxy Statement.

Purpose of the 2014 Equity Plan

The purpose of the 2014 Equity Plan is to encourage ownership in the Company by its employees, directors and consultants whose long-term employment by or involvement with the Company is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the stockholder’s interest and share in the Company’s success.

Number of Authorized Shares

The total number of shares authorized and available for issuance under the 2014 Equity Plan is 21,800,000. Shares issued under the 2014 Equity Plan may be currently authorized but unissued, or currently held or subsequently acquired by the Company as treasury shares, including shares purchased in the open market or in private transactions.

Except as described below, shares subject to an award under the 2014 Equity Plan that are terminated, expire unexercised, or are forfeited, or repurchased by the Company at their original purchase price shall be available for subsequent awards under the 2014 Equity Plan. However, no shares may again be optioned, granted or awarded if such action would cause an ISO to fail to qualify as an incentive stock option under Section 422 of the Code.

Payments of the exercise price or applicable taxes made by delivery of shares to, or withholding of shares by, the Company in satisfaction of a participant’s obligations, shares repurchased on the open market with the proceeds of an option exercise price or shares not issued or delivered as a result of the net settlement of an outstanding SAR, will not result in shares again becoming available for issuance as awards under the 2014 Equity Plan.

Awards granted in assumption of, or in substitution for, awards previously granted by a company acquired by, or merged into, the Company or a subsidiary (“Substitute Awards”) will not reduce the shares authorized for issuance under the 2014 Equity Plan or authorized for grant to a participant in any fiscal year. Further, shares available for grant under stock plans assumed by the Company in an acquisition may be added to the available share reserve under the 2014 Equity Plan for issuance to eligible individuals who were not employed by the Company or any of its subsidiaries or affiliates immediately before the acquisition.

Adjustments upon Changes in Capitalization

In the event of certain changes in the capitalization of the Company, the Board will make proportional and appropriate adjustments to the number, kind and class of shares available for issuance under the 2014 Equity Plan, the individual award limits provided in order to comply with the requirements of Section 162(m) of the Code, if applicable and as set forth below, and the number, class and kind of securities and price per share of securities subject to outstanding awards, so as to prevent dilution or enlargement of rights.

Individual Employee Award Limits

The maximum number of options or SARs under the 2014 Equity Plan that may be granted in any one fiscal year to an individual participant may not exceed 1,875,000 shares. In addition, no participant may be granted stock awards for more than 1,250,000 shares in any fiscal year of the Company. “Stock awards” include deferred shares, restricted stock, RSUs, performance shares and performance units. Notwithstanding the foregoing, in connection with a participant’s initial service, a participant may also be granted options or SARs for up to an additional 1,250,000 shares and may be granted new executive stock awards (performance-based stock awards) for up to an additional 1,250,000 shares. These initial service grants do not count against the annual limits. The foregoing award limits apply to the extent necessary to qualify awards as “performance-based compensation” within the meaning of Section 162(m) of the Code, if applicable.

Incentive Stock Option Limit

The maximum number of shares that may be granted pursuant to ISOs is 21,800,000.

APPROVAL OF THE AMENDED AND RESTATED 2014 EQUITY AND INCENTIVE COMPENSATION PLAN ǀ 20
Non-Employee Director Compensation Limit

Notwithstanding any other provision in the Plan or in any Company policy regarding non-employee director compensation, the maximum amount of total compensation payable to a non-employee director for services in a fiscal year of the Company may not exceed $750,000, calculated as the sum of (a) the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718) of all awards payable in shares and the maximum amount payable pursuant to cash-based awards that may be granted under the 2014 Equity Plan, plus (b) cash compensation in the form of Board and committee retainers and meeting or similar fees. Compensation counts towards this limit for the fiscal year in which it is granted or earned by a non-employee director, and not later when distributed, in the event it is deferred.

Administration of the 2014 Equity Plan

The 2014 Equity Plan may be administered by the Board or any of its committees (“Administrator”) and, it is currently the intent of the Board that the 2014 Equity Plan be administered by the Compensation Committee. The Administrator has the power in its discretion to grant awards under the 2014 Equity Plan, to determine the terms of such awards, to interpret the provisions of the 2014 Equity Plan and to take action as it deems necessary or advisable for the administration of the 2014 Equity Plan. Also, the Administrator may adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures, including, without limitation, authority to adopt sub-plans to the 2014 Equity Plan as the Administrator deems desirable, to accommodate foreign tax, securities and other laws, regulations and practice. The Administrator may delegate the day-to-day administration of the 2014 Equity Plan to an officer of the Company and his or her delegates.

Eligibility and Participation

Eligibility to participate in the 2014 Equity Plan is limited to employees (including officers) and consultants of Keysight and its affiliates and subsidiaries, and members of its Board. Participation in the 2014 Equity Plan is at the discretion of the Administrator. As of December 31, 2017, approximately 8,300 employees, 10 executive officers, and 7 non-employee directors were eligible to receive awards under the 2014 Equity Plan. As of December 31, 2017, no consultants had received awards under the 2014 Equity Plan.

Types of Awards under the 2014 Equity Plan

The 2014 Equity Plan authorizes the Administrator to grant awards, individually or collectively, to participants in any of the following forms, subject to such terms, conditions, and provisions as the Administrator may determine to be necessary or desirable:

•	ISOs;
•	NSOs;
•	SARs;
•	restricted stock;
•	RSUs;
•	performance shares and performance units with performance-based conditions to vesting or exercisability;
•	deferred shares;
•	cash awards; and
•	dividend equivalents.

Converted Awards are also outstanding under the 2014 Equity Plan.

Options and SARs

Stock options entitle the option holder to purchase shares at a price established by the Administrator. Options may be either ISOs or NSOs, provided that only employees may be granted ISOs. SARs entitle the SAR holder to receive cash, or shares with a fair market value, or a combination thereof, equal to the positive difference (if any) between the closing price of shares on the NYSE on the last trading day prior to the exercise date and the exercise price.

Exercise Price

The Administrator will determine the exercise price of an option and a SAR at the date of grant, which price, except in the case of Substitute Awards, may not be less than 100% of the fair market value of the underlying shares on the date of grant. The fair market value of our shares on any relevant date under the 2014 Equity Plan is generally the closing price per share on that date on the NYSE.

The 2014 Equity Plan prohibits any repricing, replacement, regrant or modification of stock options or SARs that would reduce the exercise price of the stock options or SARs without stockholder approval, other than in connection with a change in the Company’s capitalization, Substitute Awards or to comply with an exemption under Section 409A of the Code.

APPROVAL OF THE AMENDED AND RESTATED 2014 EQUITY AND INCENTIVE COMPENSATION PLAN ǀ 21
Vesting/Expiration of Options

The Administrator may determine the terms under which options and SARs will vest and become exercisable.

Special Limitations on ISOs

If options were to be granted as ISOs, these options would be subject to certain additional restrictions imposed on ISOs by the Code including, but not limited to, the status of the individual receiving the grant and the number of options that could become exercisable for the first time by a participant in a given calendar year. In addition, to receive the favorable tax treatment afforded ISOs, these options would be required to comply with certain post-termination exercise periods.

Exercise of Options

An option holder may exercise his or her option by giving written notice to the Company or a duly authorized agent of the Company stating the number of shares for which the option is being exercised and tendering payment for such shares. The Administrator may, in its discretion, permit payment in the form of cash, check or wire transfer, previously acquired shares (valued at their fair market value on the date of exercise) or consideration under a cashless exercise program, or may permit a net exercise arrangement pursuant to which the number of shares issuable upon exercise is reduced by the largest whole number of shares having an aggregate fair market value that does not exceed the aggregate exercise price, or a combination thereof, or any other method of payment permitted under applicable law.

Exercise of SARs

Upon exercise of a SAR, a participant will be entitled to receive cash, shares or a combination thereof, as specified in the award agreement, having an aggregate fair market value equal to the excess of (i) the closing price of shares on the NYSE on the last trading day prior to the exercise date over (ii) the base price of the shares covered by the SAR, multiplied by the number of shares covered by the SAR, or the portion thereof being exercised. However, the Administrator may place limits on the aggregate amount that may be paid upon exercise of a SAR.

Termination of Options and SARs

In the event that a participant’s service with the Company and its subsidiaries and affiliates terminates prior to the expiration of an option or SAR, the Participant’s right to exercise vested options or SARs will be governed by the terms of the applicable award agreement approved by the Administrator.

Stock Awards and Performance Shares

Stock awards, including deferred shares, restricted stock, RSUs, performance shares and performance units, may be issued either alone, in addition to, or in tandem with other awards granted under the 2014 Equity Plan. Stock awards may be denominated in shares or units payable in shares (e.g. RSUs), and may be settled in cash, shares, or a combination of cash and shares. Except as otherwise provided by the Administrator and other than as described below under “Dividends and Dividend Equivalents,” a holder of restricted stock or performance stock will become a stockholder and have stockholder rights upon acceptance of the applicable award. A holder of an RSU or performance stock unit will not have stockholder rights until the awards are settled.

Termination of Stock Awards

In the event that a participant’s service with the Company or its subsidiaries terminates prior to the vesting of a stock award, that award will be forfeited unless the terms of the award, as approved by the Administrator at the time of grant, provide for accelerated or continued vesting. To the extent the participant purchased the stock award, the Company has the right to repurchase the unvested award at the original price paid by the participant.

Cash Incentive Awards

The Administrator may grant “cash incentive awards” under the 2014 Equity Plan, which is the grant of a right to receive a payment of cash that may be contingent on achievement of performance objectives over a specified period established by the Administrator. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Administrator, including provisions relating to deferred payment. The maximum amount payable to any participant under a cash award for each fiscal year of the Company is $10,000,000.

Performance-Based Compensation

The Administrator may specify that the grant, retention, vesting, or issuance of any award, (whether in the form of a stock option, SAR, restricted stock, RSU, a performance award or a cash award) or the amount to be paid out under any award, be subject to or based on performance objectives or other standards of financial performance and/or personal performance evaluations. Such performance objectives may be based on criteria including, without limitation, sales revenue; gross margin; operating margin; operating income; pre-tax profit; earnings before any or all of the following items: interest, taxes, depreciation or amortization; net income; expenses; the market price of the shares; earnings per share; return on stockholder equity; return on capital; return on net assets; economic value added; market share; customer service; customer satisfaction; safety; total stockholder return; free cash flow; size-adjusted growth in earnings; implementation, completion or attainment of objectives relating to research, development, integration, regulatory, commercial, or strategic milestones; or any combination of the above criteria. The criteria on which performance objectives are based may be measured in absolute terms or as compared to any incremental increase or as compared to the result of a peer group or securities or stock market index and may be expressed in terms of overall Company performance, the performance of a subsidiary or affiliate, or the performance of a business unit or division of the Company, a subsidiary or affiliate, as determined by the Administrator in its sole discretion.

APPROVAL OF THE AMENDED AND RESTATED 2014 EQUITY AND INCENTIVE COMPENSATION PLAN ǀ 22
The 2014 Equity Plan has historically been designed to permit the grant of “performance-based compensation,” which may be deductible notwithstanding Section 162(m)’s general $1 million limit on the deductibility of compensation paid to certain covered executive officers. The exception from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017. Therefore, as from such effective time, the terms of the 2014 Equity Plan relating solely to awards intended to qualify as performance-based compensation for Section 162(m) purposes are relevant only with respect to outstanding awards and/or to the extent that transition relief may apply.

Dividends and Dividend Equivalents

Holders of stock awards may be entitled to receive cash or stock dividends or cash payments equivalent to dividends (“dividend equivalents”) with respect to the shares subject to the awards, as determined by the Administrator. In all cases dividend equivalents will be subject to the same vesting provisions, including any performance conditions, as the underlying stock awards. In no event will dividend equivalents be settled with respect to any stock award until vesting of such award, and dividends or dividend equivalents will not be paid with respect to options or SARs.

Limited Transferability of Awards

The Administrator retains the authority and discretion to permit an award (other than an ISO) to be transferable as long as such transfers are made by a participant to the participant’s immediate family or trusts established solely for the benefit of one or more members of the participant’s immediate family. Awards may otherwise not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by the beneficiary designation, will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant.

Tax Withholding

The Administrator may require a participant to remit, and shall have the right to deduct or withhold an amount sufficient to satisfy any amount required to be withheld in connection with an award. Where shares are withheld to satisfy tax withholding obligations, the number of shares withheld may be determined using rates of up to, but not exceeding, the maximum federal, state, local and/or foreign statutory tax rates applicable in a particular jurisdiction on the date that the amount of tax to be withheld is determined. The Administrator may also provide for the satisfaction of withholding tax obligations by selling shares issued pursuant to an award and withholding from proceeds of the sale, or by such other methods set forth in the award agreement.

Change of Control

In the event of certain transactions described in the 2014 Equity Plan constituting a change of control or the sale of substantially all of the assets of the Company, all awards will fully vest immediately prior to the closing of the transaction. The foregoing will not apply where such awards are assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor; provided, however, that in the event of a change of control in which one or more of the successor or a parent or subsidiary of the successor has issued publicly traded equity securities, the assumption, conversion, replacement or continuation must be made by an entity with publicly traded securities and must provide that the holders of such assumed, converted, replaced or continued stock options and SARs will be able to acquire such publicly traded securities.

In the event of the dissolution or liquidation of the Company, the Administrator in its sole discretion may provide for an option or SAR to be fully vested and exercisable until ten days prior to such transaction, or such shorter reasonable period of time as the Administrator may establish in its discretion. In addition, the Administrator may provide that any restrictions on any award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an award will terminate immediately prior to the consummation of such proposed transaction.

Termination and Amendment of the 2014 Equity Plan

The Board may amend, suspend or terminate the 2014 Equity Plan without the consent of stockholders or participants; provided, however, that any amendment to the 2014 Equity Plan will be submitted to the Company’s stockholders for approval if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted and the Board may otherwise, in its sole discretion, determine to submit other amendments to the 2014 Equity Plan to stockholders for approval. Except in the event of certain changes in the capitalization of the Company, the total number of shares authorized and available for issuance under the 2014 Equity Plan may not be increased by the Company without stockholder approval. Any such amendment, suspension, or termination may not materially and adversely affect the rights of a participant under any award previously granted without such participant’s consent unless deemed necessary by the Administrator to comply with applicable laws.

APPROVAL OF THE AMENDED AND RESTATED 2014 EQUITY AND INCENTIVE COMPENSATION PLAN ǀ 23
The 2014 Equity Plan is designed to provide for the grant of awards which are intended to comply with, or be exempt from, Section 409A of the Code and shall be construed, administered and interpreted with that intent. In the event that the Administrator determines that any award may be subject to Section 409A of the Code, the Administrator will have the authority to amend, without the consent of the participant, such award to cause it to be exempt from, or implement such award in a manner intended to avoid the imposition on the employee of tax penalties under Section 409A of the Code.

Clawback/Recovery

Awards are subject to recoupment under any “clawback” policy that the Company adopts for the recovery of awards or payments thereunder in the event of fraud or as required by applicable law or the listing standards for any exchange on which the Company’s securities are listed.

Term of the 2014 Equity Plan

Subject to stockholder approval, the 2014 Equity Plan is effective November 1, 2014 and, unless earlier terminated by the Board, the 2014 Equity Plan will have a term of ten years.

U.S. Federal Income Tax Consequences

The following is a general summary under current law of the material U.S. federal income tax consequences to participants granted an award under the 2014 Equity Plan. This summary provides an overview of the U.S. federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and non-U.S. income taxes and employment taxes are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. This summary does not discuss all aspects of federal income taxation that may be relevant in light of a participant’s personal circumstances. This summarized tax information is not tax advice and a participant of an award should rely only on the advice of their legal and tax advisors.

Stock options.  There will be no federal income tax consequences to a participant or the Company upon the grant of either an ISO or an NSO under the 2014 Equity Plan. Upon exercise of an NSO, the option holder generally will recognize ordinary income in an amount equal to: (i) the fair market value, on the date of exercise, of the acquired shares, less (ii) the exercise price of the NSO. Provided the Company satisfies applicable reporting requirements, it will be entitled to a tax deduction in the same amount.

Upon the exercise of an ISO, an option holder generally recognizes no immediate ordinary taxable income. Provided that certain holding periods are met, income recognition is deferred until the option holder sells the shares. If the ISO is exercised no later than three months after the termination of the option holder’s employment, and the option holder does not dispose of the shares so acquired within two years from the date the ISO was granted and within one year after the exercise of the ISO, the gain on the sale will be treated as long-term capital gain. Certain of these employment requirements are liberalized in the event of an option holder’s death or disability while employed by the Company.

Generally, the Company will not be entitled to any tax deduction for the grant or exercise of an ISO. If, however, the shares are not held for the full term of the holding period outlined above, the gain on the sale of such shares, being the lesser of: (i) the fair market value of the shares on the date of exercise minus the option price, or (ii) the amount realized on disposition minus the exercise price, will be taxed to the participant as ordinary income, and provided the Company satisfies applicable reporting requirements, the Company will be entitled to a deduction in the same amount. The excess of the fair market value of the shares acquired upon exercise of an ISO over the exercise price therefor generally constitutes a tax preference item for purposes of computing the “alternative minimum tax” under the Code.

SARs.  There will be no federal income tax consequences to either a participant or the Company upon the grant of a SAR. However, the participant generally will recognize ordinary income upon the exercise of a SAR in an amount equal to the aggregate amount of cash and the fair market value of the shares received upon exercise. Provided the Company satisfies applicable reporting requirements, the Company will be entitled to a deduction equal to the amount included in the participant’s income.

RSUs & Restricted Stock.  Except as otherwise provided below, there will be no federal income tax consequences to either a participant or the Company upon the grant of restricted stock or an RSU. When an RSU is settled, the participant will recognize ordinary income in an amount equal to the fair market value of the shares received or, if the RSU is paid in cash, the amount payable. With respect to restricted stock, the participant will recognize ordinary income in an amount equal to the excess, if any that the participant paid for the shares over the fair market value of the shares on the earlier of (i) the date of vesting; and (ii) the date the shares become transferable. Subject to Section 162(m), and the Company satisfying applicable reporting requirements, the Company will be entitled to a corresponding deduction. Notwithstanding the above, a recipient of a restricted stock grant may make an election under Section 83(b) of the Code, within thirty days after the date of the grant, to recognize ordinary income as of the date of grant and the Company will be entitled to a corresponding deduction at that time.

APPROVAL OF THE AMENDED AND RESTATED 2014 EQUITY AND INCENTIVE COMPENSATION PLAN ǀ 24
Performance Awards.  There will be no federal income tax consequences to a participant or the Company upon the grant of qualifying performance-based compensation awards. Participants will generally recognize taxable income upon the payment of an award, and subject to Section 162(m), the Company generally will be entitled to a deduction equal to the amount includible in the participant’s income.

Golden Parachute Payments.  Awards that are granted, accelerated or enhanced upon the occurrence of, or in anticipation of, a change of control may give rise, in whole or in part, to “excess parachute payments” under Section 280G and Section 4999 of the Code. Under these provisions, the participant would be subject to a 20% excise tax on, and the Company would be denied a deduction with respect to, any “excess parachute payments.”

Section 162(m).  Section 162(m) generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. For taxable years beginning prior to 2018, a limited exception to Section 162(m) has applied with respect to “performance-based compensation” that complies with conditions imposed by Section 162(m) rules, where the material terms of such compensation have been disclosed to and approved by stockholders. Historically, stock options, SARs and certain performance awards granted under the 2014 Equity Plan have been intended to constitute qualified performance-based compensation eligible for such exception. However, as noted above, this exception from Section 162(m)’s deduction limit for performance-based compensation has been repealed, effective for taxable years beginning after December 31, 2017, such that compensation paid after such time to our covered executive officers in excess of $1 million will not be deductible, unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. Because of the fact-based nature of the performance-based compensation exception under Section 162(m), the limited availability of guidance thereunder, and the uncertain scope of the aforementioned transition relief, Keysight cannot guarantee that any awards under the 2014 Equity Plan will qualify for the exception to Section 162(m).

New Plan Benefits

No awards have been granted, and no shares have been issued, on the basis of the proposed 4,800,000 share increase under the 2014 Equity Plan. However, as discussed in further detail in the section entitled “Compensation of Non-Employee Directors,” each of our current non-employee directors is entitled to receive a grant of fully vested shares every year on the date of the Annual Meeting for the number of shares equal to $180,000 divided by the average fair market value of Keysight’s common stock over 20 consecutive trading days up to and including the day prior to the grant date. Beginning with the 2018 Annual Meeting, such awards will be granted under the 2014 Equity Plan, as amended and restated. The following table summarizes the aggregate value of the shares that our current non-employee directors as a group will receive if they remain a director following the 2018 Annual Meeting and highlights the fact that none of our executive officers (including our named executive officers) or employees will receive any set benefits or awards that are conditioned upon stockholder approval of the 2014 Equity Plan. All other future awards to directors, executive officers, employees and consultants of Keysight under the 2014 Equity Plan are discretionary and cannot be determined at this time.

Name and Position	Dollar Value	Number of Shares
Ronald S. Nersesian President and CEO	—	—
Neil Dougherty Senior Vice President and CFO	—	—
Jay Alexander Senior Vice President and CTO	—	—
Michael Gasparian Former Senior Vice President and President, CSG	—	—
Soon Chai Gooi Senior Vice President and President, EISG	—	—
Bethany Mayer Former Senior Vice President and President, ISG	—	—
Current Executive Officers as a Group:	—	—
Current Non-Executive Director Group(1)	$1,260,000	—
Non-Executive Officer Employee Group	—	—

(1)
Assumes the grant date value of each non-employee director’s award will be $180,000. The number of shares will not be determinable until the grant date. See the section entitled “Compensation of Non-Employee Directors” for more information.

APPROVAL OF THE AMENDED AND RESTATED 2014 EQUITY AND INCENTIVE COMPENSATION PLAN ǀ 25
Prior Grants under the 2014 Equity Plan

The following table provides information concerning the number of options and stock awards granted to the following persons and groups since the inception of the 2014 Equity Plan on November 1, 2014 through December 31, 2017, including Converted Awards. No options or awards have been granted under the 2014 Equity Plan to any associate of any of our directors (including nominees) or executive officers. No person received 5% or more of the total options or awards granted under the 2014 Equity Plan since its inception.

Name and Position	Options/SARs	Restricted Stock Units(1)
Ronald S. Nersesian(2) President and CEO	830,577	1,048,281
Neil Dougherty Senior Vice President and CFO	107,193	178,082
Jay Alexander Senior Vice President and CTO	72,363	117,570
Michael Gasparian Former Senior Vice President and President, CSG	71,059	117,922.943
Soon Chai Gooi Senior Vice President and President, EISG	254,793	235,499
Bethany Mayer Former Senior Vice President and President, ISG	—	51,020
Current Executive Officers as a Group:	1,550,291	2,062,425.943
Current Non-Executive Director Group(3)	—	190,675.919
Non-Executive Officer Employee Group(4)	2,995,247	5,748,484

(1)
The total number of shares include shares granted as performance awards and reflects the target number of shares issuable pursuant to such awards. Depending on the Company’s annual achievement of its performance goals, the shares granted as performance awards may or may not be issued in full.

(2)	Ronald S. Nersesian is also a director nominee.

(3)	Includes Charles J. Dockendorff and Robert A. Rango who are director nominees.

(4)	Excludes anyone who is a current executive officer and any person who was an executive officer.

APPROVAL OF THE AMENDED AND RESTATED 2014 EQUITY AND INCENTIVE COMPENSATION PLAN ǀ 26
EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information about our equity compensation plans as of October 31, 2017. All outstanding awards relate to our common stock.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)(2)(3)	5,994,017	$27	27,432,458
Equity compensation plans not approved by security holders	—	$—	—
Total	5,994,017	$27	27,432,458

(1)
The number of securities remaining available for future issuance in column (c) includes 22,187,218 shares of common stock authorized and available for issuance under the Keysight Technologies, Inc. Employee Stock Purchase Plan ("ESPP"). The number of shares authorized for issuance under the ESPP is subject to an automatic annual increase of the lesser of one percent of the outstanding common stock of Keysight or an amount determined by the Compensation Committee. Under the terms of the ESPP, in no event shall the aggregate number of shares issued under the Plan exceed 75 million shares. The number of securities remaining available for future issuance in column (c) is before the issuance of shares of common stock to participants in consideration of the aggregate participant contribution under 423(b) plan totaling $17 million as of October 31, 2017.

(2)	The number of securities remaining available for future issuance in column (c) includes 5,245,240 shares of common stock authorized and available for issuance under the 2014 Equity Plan.

(3)
We issue securities under our equity compensation plans in forms which do not require a payment by the recipient to us at the time of exercise or vesting, including restricted stock, restricted stock units and performance units. Accordingly, the weighted-average exercise price in column (b) does not take these awards into account. The weighted-average exercise price in column (b) also does not include purchase rights outstanding under the ESPP.

For additional information, we encourage you to review the entire text of the 2014 Equity Plan, which is attached as Appendix A to this Proxy Statement.

Keysight’s Board recommends a vote FOR the approval of the Amended and Restated 2014 Equity and Incentive Compensation Plan.

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ǀ 27
PROPOSAL 3 — RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Finance Committee of the Board has appointed PricewaterhouseCoopers LLP (“PwC”) as Keysight’s independent registered public accounting firm to audit its consolidated financial statements for the 2018 fiscal year. During the 2017 fiscal year, PwC served as Keysight’s independent registered public accounting firm and also provided certain tax and other non-audit services. Although Keysight is not required to seek stockholder approval of this appointment, the Board believes it to be sound corporate governance to do so. If the appointment is not ratified, the Audit and Finance Committee will investigate the reasons for stockholder rejection and will reconsider the appointment.

Representatives of PwC are expected to attend the Annual Meeting where they will be available to respond to questions and, if they desire, to make a statement.

Keysight’s Board recommends a vote FOR the ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Keysight’s Independent Registered Public Accounting Firm.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional audit services rendered to Keysight by PwC for the years ended October 31, 2017 and 2016.

Fee Category:	Fiscal 2017 ($)	% of Total (%)	Fiscal 2016 ($)	% of Total (%)
Audit Fees	$5,875,000	92.0	$3,757,000	79.9
Audit-Related Fees	411,000	6.4	337,000	7.1
Tax Fees:
Tax compliance/preparation	96,000	1.5	71,000	1.5
Other tax services	0	0	0	0
Total Tax Fees	96,000	1.5	71,000	1.5
All Other Fees	3,000	0.1	540,000	11.5
Total Fees	$6,385,000	100.0	$4,705,000	100.0

Audit Fees: Consists of fees billed for professional services rendered for the integrated audit of Keysight’s consolidated financial statements and its internal control over financial reporting and review of the interim condensed consolidated financial statements included in quarterly reports. Fiscal 2017 and 2016 fees also consist of fees billed for services that are normally provided by PwC in connection with statutory reporting and regulatory filings or engagements, and attest services, except those not required by statute or regulation.

Audit-Related Fees: Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Keysight’s consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations in connection with acquisitions and divestitures, attest services that are not required by statute or regulation, and consultations concerning financial accounting.

Tax Fees: Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audits and appeals, customs and duties, mergers and acquisitions and international tax planning.

All Other Fees: Consists of fees for all other services other than those reported above. These services include a license for specialized accounting research software. Keysight’s intent is to minimize services in this category.

In making its recommendation to ratify the appointment of PwC as Keysight’s independent registered public accounting firm for the fiscal year ending October 31, 2018, the Audit and Finance Committee has considered whether services other than audit and audit-related services provided by PwC are compatible with maintaining the independence of PwC.

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM ǀ 28
Policy on Audit and Finance Committee Preapproval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit and Finance Committee’s policy is to preapprove all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Preapproval is generally provided for up to one year and any preapproval is detailed as to the particular service or category of services and is subject to a specific budget.

AUDIT AND FINANCE COMMITTEE REPORT ǀ 29
AUDIT AND FINANCE COMMITTEE REPORT

The Audit and Finance Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the Audit and Finance Committee Report by reference therein.

January 2018

The Audit and Finance Committee of the Board reviewed the quality and integrity of Keysight’s consolidated financial statements contained in the 2017 Annual Report on Form 10-K, its compliance with legal and regulatory requirements, the qualifications and independence of its independent registered public accounting firm, the performance of its internal audit function and independent registered public accounting firm and other significant financial matters. Each of the Audit and Finance Committee members satisfies the definition of independent director and is financially literate as established in the New York Stock Exchange Listing Standards. In accordance with section 407 of the Sarbanes-Oxley Act of 2002, the Board has identified Charles J. Dockendorff as the Audit and Finance Committee’s “Financial Expert.” Keysight operates with a November 1 to October 31 fiscal year. The Audit and Finance Committee met eleven times during the 2017 fiscal year.

The Audit and Finance Committee’s work is guided by a written charter that the Board has approved. The Audit and Finance Committee regularly reviews its charter to ensure that it is meeting all relevant audit committee policy requirements of the U.S. Securities and Exchange Commission, the Public Company Accounting Oversight Board and the New York Stock Exchange. You can access the latest Audit and Finance Committee charter by clicking on “Governance Policies” in the “Corporate Governance” section of the web page at www.investor.keysight.com or by writing to us at Keysight Technologies, Inc., 1400 Fountaingrove Parkway, Santa Rosa, California 95403, Attention: Investor Relations.

The Audit and Finance Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP, Keysight’s independent registered public accounting firm, Keysight’s audited consolidated financial statements and Keysight’s internal control over financial reporting. The Audit and Finance Committee has discussed with PricewaterhouseCoopers LLP, the matters required to be discussed by Statement on Auditing Standards No. 1301 (Communication with Audit Committees) as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Finance Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit and Finance Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Keysight. Based on the review and discussions noted above, the Audit and Finance Committee recommended to the Board that Keysight’s audited consolidated financial statements be included in Keysight’s Annual Report on Form 10-K for the fiscal year ended October 31, 2017, and be filed with the U.S. Securities and Exchange Commission.

Submitted by:

Audit and Finance Committee
Charles J. Dockendorff, Chairperson
Paul N. Clark
Robert A. Rango

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ǀ 30
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Certain Beneficial Owners

The following table sets forth information, as of December 31, 2017, concerning each person or group known by Keysight, based on filings pursuant to Section 13(d) or (g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to own beneficially more than 5% of the outstanding shares of our Common Stock.

Name and Address of Beneficial Owner	Amount and Nature		Percent of Class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	20,206,163	(1)	10.9%
The Vanguard Group - 23-1945930 100 Vanguard Blvd. Malvern, PA 19355	13,240,292	(2)	7.7%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	13,170,611	(3)	7.7%

(1)
Based solely on information contained in a Schedule 13G/A filed with the SEC on July 10, 2017, by T. Rowe Price Associates, Inc. The Schedule 13G indicates that T. Rowe Price Associates, Inc. has sole voting power with respect to 6,707,742 shares and sole dispositive power with respect to 20,206,163 shares.

(2)
Based solely on information contained in a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group. The Schedule 13G/A indicates that the Vanguard Group has sole voting power with respect to 102,329 shares, sole dispositive power with respect to 13,128,273 shares and shared dispositive power with respect to 112,019 shares.

(3)
Based solely on information contained in a Schedule 13G/A filed with the SEC on January 25, 2017, by BlackRock, Inc. The Schedule 13G indicates that BlackRock, Inc. has sole voting power with respect to 12,374,278 shares and sole dispositive power with respect to 13,170,611 shares.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ǀ 31
Stock Ownership of Directors and Officers

The following table sets forth, as of December 31, 2017, the beneficial ownership of Keysight’s common stock by each director and each of the named executive officers included in the “Summary Compensation Table” on page 54 and the beneficial ownership of Keysight’s common stock by all directors and executive officers as a group.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of March 1, 2018, 60 days after December 31, 2017, through the exercise of any stock option. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table. As of December 31, 2017, there were 187,300,528 shares of common stock outstanding.

Name of Beneficial Owners	Number of Shares of Common Stock	Number of Share Subject to Exercisable Options(1)	Deferred Stock(2)	Total Shares Beneficially Owned	Percentage of Class
Ronald S. Nersesian	78,564	429,216	132,007	639,787	*
Jay Alexander	26,241	51,846	3,227	81,314	*
Paul N. Clark	328	-	52,744	53,072	*
James G. Cullen	22,322	-	10,522	32,854	*
Charles J. Dockendorff	13,210	-	38,590	51,800	*
Neil Dougherty	39,106	83,129	35,511	157,746	*
Mike Gasparian	42,827	5,000	-	47,827	*
Soon Chai Gooi	164,050	153,843	-	317,893	*
Bethany Mayer	-	-	-	-	*
Jean M. Halloran	35,452	-	-	35,452	*
Richard Hamada	-	-	32,788	32,788	*
Robert A. Rango	-	-	13,245	13,245	*
Mark B. Templeton	-	-	12,846	12,846	*
All directors and executive officers as a group (17 persons)	541,246	930,054	336,171	1,807,471	0.97%

*Less than one percent.

(1)	“Exercisable Options” means options that may be exercised as of March 1, 2018.

(2)
Represents the number of deferred shares or share equivalents held by Fidelity Management Trust Company under the Deferred Compensation Plan or similar arrangement to which voting or investment power exists.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires Keysight’s directors, executive officers and holders of more than 10% of Keysight common stock to file reports with the SEC regarding their ownership and changes in ownership of Keysight stock. Keysight believes that during the 2016 fiscal year, its executive officers, directors and holders of 10% or more of our common stock complied with all Section 16(a) filing requirements.

In making these statements, Keysight has relied upon examination of copies of Forms 3, 4 and 5 provided to Keysight and the written representations of its directors and officers.

COMPENSATION OF NON-EMPLOYEE DIRECTORS ǀ 32
COMPENSATION OF NON-EMPLOYEE DIRECTORS

Director Compensation Highlights

•	Fees for committee service to differentiate individual pay based on workload.
•	Emphasis on equity in the overall compensation mix.
•	Full-value equity grants under a fixed-value annual grant policy with immediate vesting.
•	A robust stock ownership guideline set at five times the annual cash retainer to support stockholder alignment.
•	Flexible deferral provisions to facilitate stock ownership.

Keysight’s director compensation program is designed to attract and retain highly qualified non-employee directors and to address the time, effort, expertise, and accountability required of active board membership. Our Compensation Committee believes that annual compensation for non-employee directors should consist of both cash to compensate members for their services on the Board of Directors and its committees, and equity to align the interest of directors and stockholders. The non-employee director’s compensation plan year begins on March 1 of each year and ends on the end of February of the following calendar year (the “Plan Year”).

Decisions regarding our non-employee director compensation program are approved by the full Board based on recommendations by the Compensation Committee. In making such recommendations, the Compensation Committee takes into consideration the director compensation practices of peer companies and whether such recommendation align with the interested our stockholders. Like compensation for our executive officers, the Compensation Committee reviews the total compensation of our non-employee directors and each element of our director compensation program annually. At the direction of the Compensation Committee, F.W. Cook, the Compensation Committee’s independent consultant, annually analyzes the competitive position of the Company’s director compensation program against the peer group used for executive compensation purposes (see pages 39 and 40 for more information about the peer group).

F.W. Cook’s analysis in September 2016 showed that overall compensation for non-employee directors was slightly above the peer group median. As a result, our Compensation Committee recommended, and our Board of Directors approved, that no changes be made to our director compensation program for fiscal year 2017.

The compensation to our non-employee directors is set forth below:

Summary of Non-Employee Director Annual Compensation

	Cash Retainer (1)	Equity Grant (2)	Committee Chair Premium (3)	Audit and Finance Committee Member Premium (4)
Non-Employee Director	$90,000	$180,000 in value of a stock grant	$15,000	$10,000
Non-Executive Chairman	$245,000	$180,000 in value of a stock grant	Not eligible	$10,000

(1)
Each non-employee director may elect to defer all or part of the cash compensation to the Deferred Compensation Plan for Non-Employee Directors. Any deferred cash compensation is converted into shares of Keysight common stock.

(2)
The stock will be granted on the later of (i) March 1 or (ii) the first trading day after each Annual Meeting of Stockholders. The number of shares underlying the stock grant is determined by dividing $180,000 by the average fair market value of Keysight’s common stock over 20 consecutive trading days up to and including the day prior to the grant date. The stock grant vests immediately upon grant. Each non-employee director may elect to defer all or part of the equity grant to the Deferred Compensation Plan for Non-Employee Directors.

(3)
Non-employee directors (excluding the Non-Executive Chairman) who serve as the chairperson of a Board Committee receive a “Committee chair premium” of $15,000 in cash, paid at the beginning of each Plan Year.

(4)
Non-employee directors (including the Non-Executive Chairman) who serve as the chairperson or a member of the Audit and Finance Committee receive an additional $10,000 in cash, paid at the beginning of each Plan Year.

COMPENSATION OF NON-EMPLOYEE DIRECTORS ǀ 33
Non-Employee Director Compensation Earned During Fiscal Year 2017

The table below sets forth information regarding the regular compensation earned by each of our non-employee directors during the fiscal year ended October 31, 2017:

Name	Cash Retainer ($)(1)	Committee Fees ($)	Stock Awards ($)(2)	Total ($)
Paul N. Clark	$245,000	$10,000	$184,170	$439,170.00
James G. Cullen	$90,000	$15,000	$184,170	$298,170.00
Charles J. Dockendorff	$90,000	$25,000	$184,170	$308,170.00
Jean M. Halloran	$90,000	-	$184,170	$274,170.00
Richard Hamada	$90,000	-	$184,170	$274,170.00
Robert A. Rango	$90,000	$10,000	$184,170	$284,170.00
Mark B. Templeton	$90,000	-	$184,170	$274,170.00

(1)	Mr. Clark deferred $255,000; Mr. Dockendorff deferred $115,000; and Mr. Hamada deferred $90,000 of his respective cash compensation into the non-employee director deferred compensation plan.

(2)	Reflects the grant date fair value for stock awards granted in fiscal year 2017 calculated in accordance with FASB ASC Topic 718.

Non-Employee Director Reimbursement Practice for Fiscal Year 2017

Non-employee directors are reimbursed for travel and other out-of-pocket expenses in connection with attendance at Board of Directors and committee meetings.

Non-Employee Director Stock Ownership Guidelines

In 2014, the Company adopted the guidelines to require each non-employee director to own Keysight shares having a value of at least five times the director’s annual cash retainer of $90,000, based on the recommendation of the Committee’s independent compensation consultant, F.W. Cook. The shares counted toward the ownership guidelines include shares owned outright and the shares of Keysight stock in the non-employee director’s deferred compensation account. These ownership levels must be attained within five years from the date of their initial election or appointment to the Board. As of October 31, 2017, all of our incumbent non-employee directors have achieved at least the recommended ownership level.

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF KEYSIGHT'S NAMED EXECUTIVE OFFICERS ǀ 34
PROPOSAL 4 — NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF KEYSIGHT’S NAMED EXECUTIVE OFFICERS

The stockholders of Keysight are entitled to cast an advisory vote at the Annual Meeting to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement. The stockholder vote is an annual advisory vote only and is not binding on Keysight or its Board. Although the vote is non-binding, the Compensation Committee and the Board value your opinions and will consider the outcome of the vote in establishing Keysight’s compensation philosophy and making future compensation decisions.

As described more fully in the “Compensation Discussion & Analysis” on pages 36 to 53 and in the Summary Compensation Table and subsequent tables on pages 54 to 68, the Company’s named executive officers, as identified on page 37 are compensated in a manner consistent with our business strategy, competitive practice, sound compensation governance principles, and stockholder interests and concerns. We structure our compensation to support our business objectives with appropriate rewards for short-term operating results and long-term stockholder value creation.

In fiscal 2017, we continued to make steady progress to position Keysight for future growth. We are executing on our strategy to create value for our customers and shareholders by building on our heritage, partnering with customers early to create new opportunities, and driving growth across multiple avenues of emerging technology trends. Our continued focus and commitment led to strong results for the year.

For fiscal year 2017:

•
Approximately 74% of our CEO’s and about 65% on average of our NEO’s target total direct compensation consisted of long-term incentives and was “at-risk” – which means that the component would vary from year to year depending on Keysight’s stock price and TSR against the S&P 400 and our financial metrics.

•	Our CEO earned 98% of his target bonus based on the following:

	First Half Fiscal Year 2017 Achievement Percent of Target	Second Half Fiscal Year 2017 Achievement Percent of Target
Non-GAAP EPS (weighted 75%)	103%	102%
Non- GAAP Revenue Growth (weighted 25%)	33%	90%

•	With respect to PSUs granted in fiscal 2015, Keysight TSR ranking relative to its peer group for the fiscal 2015-2017 performance period was at the 35th percentile, resulting in a 55% payout.

Keysight also maintains several compensation governance programs in place as described on pages 39, and 50 to 51 to manage compensation risk and align Keysight’s executive compensation with long-term stockholder interests. These programs include:

•	a compensation recoupment policy;

•	an independent compensation committee and compensation consultant

•	a hedging and insider trading policy;

•	stock ownership guidelines; and

•	an annual risk assessment.

We are requesting your non-binding vote to approve the compensation of the Company’s named executive officers as described on pages 36 to 68, including the Summary Compensation Table and subsequent tables on pages 54 to 68 of the proxy statement.

NON-BINDING ADVISORY VOTE TO APPROVE THE COMPENSATION OF KEYSIGHT'S NAMED EXECUTIVE OFFICERS ǀ 35
Vote Required

The affirmative vote of a majority of the shares of Keysight common stock present or represented by proxy and voting at the Annual Meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

Keysight’s Board recommends a vote FOR the approval of the compensation of Keysight’s named executive officers for fiscal year 2017.

COMPENSATION DISCUSSION AND ANALYSIS ǀ 36
COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Keysight Technologies, Inc. is a measurement company providing electronic design and test solutions to communications and electronics industries. We provide services and deliver solutions that allow customers to bring breakthrough electronic products to market faster and at lower cost in more than 100 countries. We create customer satisfaction and earn customer loyalty by providing products and services of the highest quality and greatest value.

In fiscal year 2017, we make steady progress in positioning Keysight for future growth. We are executing on our strategy to create value for our customers and shareholders by building on our heritage, partnering with customers early to create new opportunities, and driving growth across multiple avenues of emerging technology trends. Our continued focus and commitment led to strong results for the year.

Fiscal Year 2017 Business Highlights

During fiscal year 2017, we focused our organization on industry segments, assessed our industry and customer opportunities, invested $475 million dollars in R&D, and strengthened our technology portfolio inorganically by acquiring Ixia, a network test and visibility leader. We saw strong order growth in key emerging markets such as 5G, IoT, automotive and energy, and high-speed datacenters. We achieved double-digit order growth for our 5G solutions and our automotive and energy solutions. Our ability to combine Keysight's and Ixia's technologies and bring complete end-to-end solutions to market enabled us to widen the technology gap between Keysight and our competition.

Fiscal 2017 saw order growth in each of our historic segments: 13% for the Electronic Industrial Solutions Group (“EISG”), 4% for the Communications Solutions Group (“CSG”), and 2% for the Services Solutions Group (“SSG”). The Ixia Solutions Group was created as a result of our acquisition of Ixia and did not have year over year results. Engaging with customers earlier in the solutions development cycle has positioned us to meet their needs. As a result, our software orders grew 9% over the prior year, increasing the value we provide to customers.

Non-GAAP revenue (“Non-GAAP Revenue”) growth, non-GAAP operating margin (“Non-GAAP OM”) and non-GAAP earnings per share (“Non-GAAP EPS”) are key financial metrics for sustaining Keysight’s success and are tied directly to our short and long-term incentive awards payouts. In fiscal year 2017, our total order growth of 15% outpaced total Non-GAAP Revenue growth of 11% and we achieved these results while maintaining sound financial and operational discipline. We delivered 19.1% Non-GAAP OM and generated solid cash flow while making investments for the future. Our Non-GAAP EPS for fiscal year 2017 was $2.53, which was in line with our approved incentive plan target.*

We are pleased with our fiscal year 2017 results. Additionally, the strong momentum we have built in the market gives us confidence that we have the right strategy in place and that our transformation for growth is well under-way. At Keysight, we have an incredible bench of talent throughout the organization, a clearly defined vision, and amazing technology. We are leveraging these strengths to create value for our customers and shareholders and design our future as a company.  Keysight is at the heart of innovation processes in many dynamic end-markets.

*Orders growth, revenue growth, GAAP operating margin and GAAP earnings per share are reported in the Company’s Form 10-K Annual Report for the year ended October 31, 2017. Non-GAAP Revenue growth, Non-GAAP OM and Non-GAAP EPS are reported in the Company’s Form 8-K Current Report filed as of December 6, 2017, which includes additional information regarding how Non-GAAP Revenue growth, Non-GAAP OM and Non-GAAP EPS are calculated and reconciled to GAAP revenue growth, GAAP operating margin and GAAP earnings per share.

Fiscal Year 2017 Executive Compensation Program Changes

To further align our compensation programs with performance-based compensation rewards, we modified certain elements of our incentive programs for fiscal year 2017. We maintained our short-term incentive financial metrics and chose not to use strategic objectives.  We added internal financial objectives to our long-term incentive program. By doing this, we created more accountability and line of sight to our financial plan which focuses on our internal growth and profitability metrics.

COMPENSATION DISCUSSION AND ANALYSIS ǀ 37
The following program changes were made for fiscal year 2017:

•	Short-Term Incentive Program – No strategic objectives and added a second financial metric, revenue growth

•	Long-Term Incentive Program – Non-GAAP OM was included as an internal financial metric that complements the existing external market-conditioned metric, relative total stockholder return (“TSR”)

Results of 2016 Shareholder Advisory Vote on Executive Compensation

Our executive compensation program is well aligned with the interests of our stockholders and is instrumental to achieving our business strategy. In setting executive compensation for fiscal year 2017, which was completed in November 2016, the Compensation Committee considered the stockholder support (87% approval of votes cast) that our “Say-on-Pay” proposal received at its March 17, 2016 Annual Meeting of Stockholders. The Compensation Committee believes that the results of this vote confirm the philosophy and objective of linking our executive compensation to our operating objectives and the enhancement of stockholder value.  As a result, the Committee retained its general approach to executive compensation, and continued to apply the same general principles and philosophy as in the prior fiscal year in determining the compensation of our executives.

During the last Annual Stockholders’ Meeting on March 16, 2017, our “Say-on-Pay” proposal received 94% approval of votes cast, which was taken into consideration by the Compensation Committee in determining our executive compensation for fiscal year 2018. The high approval percentage shows that our overall executive programs are appropriate for the company.

Named Executive Officers

In this Compensation Discussion and Analysis, we discuss our compensation philosophy and executive compensation program, as well as describe and analyze the compensation actions and decisions for our named executive officers for fiscal year 2017 (collectively, the “Named Executive Officers” or “NEOs”). For the fiscal year ended October 31, 2017, our NEOs and their designated titles are as follows:

Ronald S. Nersesian	President and Chief Executive Officer
Neil Dougherty	Senior Vice President and Chief Financial Officer
Jay Alexander	Senior Vice President and Chief Technology Officer
Michael Gasparian(1)	Former Senior Vice President, Former President of Communications Solutions Group
Soon Chai Gooi	Senior Vice President, President of Electronic Industrial Solutions Group
Bethany Mayer(2)	Senior Vice President, President of Ixia Solutions Group

(1)	Mr. Gasparian served as a Section 16 officer until July 20, 2017. He served as an advisor from that time until his retirement in January 2018.

(2)	Ms. Mayer, the former CEO of Ixia, joined Keysight on April 18, 2017 upon the completion of the Ixia acquisition. Ms. Mayer resigned effective December 1, 2017.

Pay for Performance Alignment

Our executive compensation program is designed to align the interests of our executive officers with the interests of our stockholders. For this reason, a significant portion of our executive officers’ target total direct compensation opportunity is variable in nature and at risk, and other than with respect to Ms. Mayer, was entirely subject to company performance measured against achievement of certain financial objectives, including Non-GAAP EPS, Non-GAAP Revenue growth, Non-GAAP OM, and TSR relative to our peers. Our variable incentives demonstrate a strong linkage between pay and performance and encourage our executive officers to hold a significant stake in Keysight. Our compensation for fiscal year 2017 aligned with our performance for fiscal 2017.

COMPENSATION DISCUSSION AND ANALYSIS ǀ 38
Short-Term Incentives

For fiscal year 2017, our Performance-Based Compensation Plan was directly linked to the achievement of pre-established semi-annual financial objectives. These awards were paid in cash and designed to reward achievement of critical short‑term financial goals. The financial objectives are described in more detail beginning on page 42.

Short-Term Performance Incentive Results:
	First Half Fiscal Year 2017 Achievement Percent of Target	Second Half Fiscal Year 2017 Achievement Percent of Target
Non-GAAP EPS	103%	102%
Keysight Non- GAAP Revenue Growth	33%	90%
CSG Non-GAAP Revenue Growth	-188%	38%
EISG Non-GAAP Revenue Growth	487%	658%

These results, combined with an evaluation of individual performance, determined the annual short-term incentive payout for the majority of our executive officers, including NEOs other than Ms. Mayer. Other than Ms. Mayer, our NEOs’ annual incentive payouts ranged from 0% to 128% of their target award opportunities.

Long-Term Incentives

The awards for our executive officers under our Long-Term Performance Program (the “LTP Program”) consist of PSUs and RSUs. PSUs are directly linked to achievement of pre-established objective performance thresholds while RSUs are time-based and except for Ms. Mayer’s awards, vest annually over four years. Except with respect to Ms. Mayer, the PSUs settle at the end of a three-year performance period and are granted to reward multi-year stockholder value creation through the performance of our stock as measured against the relative TSR of our peers and through improving profitability as measured by Non-GAAP OM, both important indicators of our success. The combination of relative TSR and Non-GAAP OM provide a more comprehensive measure of our success relative to our peers and greater returns for our stockholders.

Ixia Incentives

Ms. Mayer’s short-term incentive and equity awards differ from the awards of the other NEOs as they were designed to keep Ms. Mayer focused and accountable for the performance of the Ixia Solutions Group. Ixia’s Revenue Growth was used as the financial objective for Ms. Mayer’s short-term incentive cash award. In order to receive any payout, Ixia’s operating margin must have been at least 15.5% and to receive payout at target, Ixia must have achieved an operating margin of 17.1%. In addition, Ms. Mayer was granted time-based RSUs that cliff vest after one year and PSUs that would have vested based on the achievement of certain cost synergies and the successful integration of Ixia. More information regarding Ms. Mayer’s awards can be found in the Grants of Plan-based Awards table below. Ms. Mayer resigned effective December 1, 2017 and, as a result, did not earn a short-term incentive cash award, vest in any of her equity awards or receive any severance benefits.

COMPENSATION DISCUSSION AND ANALYSIS ǀ 39

Compensation Policies and Practices

Our executive compensation and corporate governance program are designed to link pay with operational performance and increases in long-term stockholder value while striking a responsible balance between risk and reward. To accomplish these objectives, we have adopted the following policies and practices over time:

Compensation Policies and Practices
• An independent Compensation Committee
• An independent compensation consultant to the Compensation Committee, F.W. Cook
• Stock ownership guidelines for our executive officers and the non-employee members of our Board of Directors
• Prohibitions on executive officers engaging in hedging transactions or pledging our securities as collateral for loans
• A compensation recoupment (“Clawback”) policy that applies to our executive officers
• Use of “double trigger” change of control agreements and a prohibition on excise tax gross-ups
•     An annual review and assessment of potential compensation-related risks, conducted independently for the Compensation Committee by F.W. Cook, which for fiscal year 2017 concluded that our compensation programs (including all incentive and commission arrangements at all levels) do not encourage behaviors that are reasonably likely to have a material adverse effect on the Company

• Maximum limits on the amount of annual cash incentives and PSUs that may be paid out.
• We do not provide for payment of dividend equivalents on unvested awards.

Process for Determining Compensation

Each November, the Compensation Committee, with the assistance of F.W. Cook, and our management team, determines the target total direct compensation opportunities for all of our executive officers, including our NEOs, based on a thorough review of their individual performance and the following additional factors (collectively, “Compensation Factors”):

Compensation Factors
• Responsibilities and capabilities of each executive officer
• Competitive market data provided by F.W. Cook
• “Tally sheets” describing the total compensation received by each executive officer
• Each executive officer’s self-evaluation and evaluation by the CEO and Senior Vice President of Human Resource as presented to the Compensation Committee
• Qualitative evaluation of each executive officer’s overall and corporate performance by the Compensation Committee or the independent members of our Board of Directors
• Objective assessment of each executive officer’s actual performance against pre-established goals and financial targets

The CEO and Senior Vice President of Human Resources do not provide recommendations to the Compensation Committee for his/her own compensation. Our CEO’s target total direct compensation opportunity is reviewed annually by the Compensation Committee, which then presents its recommendation to the independent members of our Board of Directors for discussion. The Compensation Committee then makes the final determination on the target total direct compensation for our CEO.

COMPENSATION DISCUSSION AND ANALYSIS ǀ 40
Keysight’s Peer Groups

As part of its compensation deliberations, the Compensation Committee conducts an annual review of the compensation practices of the competitive market using one or more groups of peer companies. The Compensation Committee annually reviews our peer groups to ensure the companies continue to be suitable peers for compensation benchmarking purposes. At the beginning of fiscal year 2017, the Compensation Committee, with the assistance of F.W. Cook, approved a compensation peer group based on the following criteria:

Peer Group Determining Criteria for Fiscal Year 2017
• Revenues between approximately $1.5 billion and $7.5 billion, which were approximately 0.5 times and 2.5 times our projected fiscal year 2017 revenue
• A market capitalization between approximately $2.5 billion and $22 billion, which were approximately 0.33 times and 3 times our projected fiscal year 2017 market capitalization
• A market capitalization to revenue ratio greater than 1.0, our projected fiscal year 2017 ratio

These criteria resulted in the selection of 32 companies, all members of the Russell 3000 Information Sector, including two new companies. The companies that were removed from the peer group were SanDisk due to acquisition and SunEdison due to bankruptcy. The selected companies compete with us either in the same business and capital markets or in the executive talent arena or similarly operate complex business operations with significant global reach.  The Compensation Committee used compensation data drawn from the compensation peer group as one of the Compensation Factors in setting the compensation of our executive officers.

Keysight’s Peer Group for Fiscal Year 2017
Acuity Brands	Citrix Systems	Hubbell	NCR	Synopsys
AMETEK	CommScope	Juniper Networks	NetApp	Teradyne
ARRIS Group	EchoStar	KLA-Tencor	Nuance Communications	Trimble Navigation
Autodesk	EnerSys	Lam Research	Regal Beloit	VeriFone Systems*
Brocade Communications	F5 Networks	Motorola Solutions	Rockwell Automation	Viavi Solutions
Cadence Design Sys	FLIR Systems	National Instruments	Roper Technologies	Zebra Technologies
Ciena*	Harris
* Companies added to the fiscal year 2017 compensation peer group based on the selection criteria

Competitive Positioning to Peer Group

At the time of its approval, we were approximately at the median of our compensation peer group based on revenue, market capitalization, and number of employees.

	Revenues as of each company’s most recent four quarters ended on 9/30/2016 (in millions) ($)	Market Capitalization on 9/30/2016 (in millions) ($)	Employees as of 9/30/2016 (#)
25th Percentile	$2,228	$3,914	5,575
Median	$3,208	$6,539	9,229
75th Percentile	$4,646	$11,159	13,125
Keysight Technologies, Inc.(1)	$2,917	$5,385	10,300

(1)	Fiscal Year 2017 Estimates

Peer Group for the Long-Term Incentives Program

The Compensation Committee believes that an expanded peer group is more appropriate for determining relative TSR under the Keysight’s LTP Program, as an appropriate peer group provides a broader index for comparison and better alignment with stockholder investment choices. Accordingly, the Compensation Committee selected the S&P 400 Index for determining relative TSR as one of the performance criteria for LTP Program awards granted for the three-year performance period ending October 31, 2019. This index has a strong correlation with Keysight’s stock price. The S&P 400 constituent list is maintained by the S&P Index Committee, which is available at www.standardandpoors.com/ indices/main/en/us. Any change in the expanded peer group is solely due to Standard & Poor’s criteria for inclusion in the index.

COMPENSATION DISCUSSION AND ANALYSIS ǀ 41
Elements of 2017 Compensation

This section describes the elements of our executive officers, including NEOs, for fiscal year 2017 compensation, which consists of the following:

Direct Compensation	Indirect Compensation
• Base Salary	• Other Employee Benefits
• Short-Term Incentives
• Long-Term Incentives

In fiscal year 2017, approximately 74% of our CEO’s and about 65% on average of our NEO’s target total direct compensation consisted of long-term incentives and was “at-risk” – which means that the component would vary year to year depending on our stock price and TSR against the S&P 400 and our Non-GAAP OM.

Base Salary

The Compensation Committee regularly reviews base salaries for our executive officers and may adjust them, if needed, to reflect changes in market conditions or other factors, including changing responsibilities as our executive officers’ positions evolve. As a relatively new independent company, we target base salaries for our executive officers with the goal of bringing salaries closer to market of our peers over time. The base salary provides a competitive level relative to market data of our peers and each executive officer’s position, performance, skills and experience in order to attract and retain the best talent.

The base salaries of our NEOs are set annually by the Compensation Committee, who considers the Compensation Factors for each NEO and the Company’s expected operating budget. Base salary is a fixed component of our NEOs’ compensation and does not vary with Company performance. The Compensation Committee approved the following adjustments to base salaries, effective December 1, 2016:

COMPENSATION DISCUSSION AND ANALYSIS ǀ 42
NEO	2017 Base Salary
Ronald S. Nersesian	$975,000, no change from fiscal 2016
Neil Dougherty	$500,000, no change from fiscal 2016
Jay Alexander	$450,000, no change from fiscal 2016
Michael Gasparian	Increased from $500,000 to $550,000
Soon Chai Gooi(1)	Increased from $392,812 to $409,420
Bethany Mayer	Ms. Mayer’s initial base salary was set at $700,000, which was approximately equal to her base salary at Ixia

(1)	Mr. Gooi is paid in Malaysian Ringgit, and his base salary was converted to US dollars based on the currency exchange rate as of October 31, 2017.

Short‑Term Incentives

The Performance-Based Compensation Plan for our NEOs and others in executive and senior manager roles provides cash awards every six months depending on Company performance. The awards are directly linked to the achievement of semi-annual financial objectives established by the Compensation Committee at the beginning of each performance period, based on the financial plan approved by the Board for that year. Semi-annual financial objectives are chosen instead of annual objectives to account for the cyclical nature and volatility of our markets. In addition, the Compensation Committee reviews and approves the short-term incentive plan threshold and maximum tied to each objective, benchmarking our internal historical achievement against external market data to ensure alignment with the external market and the latest compensation practices. The short-term cash incentives are tied to the financial objectives with each objective weighted depending on each executive’s roles and responsibilities. Depending upon the Company’s performance, the payout ranges from 0% to 200%. The Compensation Committee may exercise negative discretion to determine the final award payout.

At the end of each performance period, the Compensation Committee certifies our actual performance against the objectives and to the extent earned, the cash incentive awards are paid. Performance measures and target performance goals cannot be changed after they are established by the Compensation Committee.

Financial Objectives for Fiscal Year 2017

For fiscal year 2017, Non-GAAP EPS was one of the financial objectives for the short-term cash incentives of our NEOs, other than Ms. Mayer, for the following reasons:

•	Strengthen line of sight with stockholders
•	Drive leadership behavior to focus on the enterprise rather than at a segment level
•	Create value through growth and cost efficiency priorities (Non-GAAP EPS)

The Compensation Committee believes that Non-GAAP EPS is a transparent, operations-based measure, which is computed on the basis of Non-GAAP earnings and diluted shares. Non-GAAP earnings are calculated by excluding the impact of share-based compensation, restructuring costs, separation costs, transformational costs, acquisition and integration costs, asset impairments and non-cash intangible amortization. We also exclude any tax benefits or expenses that are not directly related to ongoing operations and which are either isolated or which could not be expected to occur again with any regularity or predictability. These GAAP exclusions are objectively predetermined by our Compensation Committee in accordance with Section 162(m) of the Code. Non-GAAP EPS is the same metric that we use for our quarterly earnings announcements. Non-GAAP EPS targets are determined by our semi-annual financial planning process. Management prepares a financial plan which is then reviewed and approved by the Board of Directors. The Non-GAAP targets are directly tied to the approved financial plan and do not change during the performance period. The threshold and maximum are designed to account for the cyclical nature and volatility of our markets. Diluted shares are defined as the total number of shares that would be outstanding if all possible sources of conversion are exercised.

In fiscal year 2017, the Compensation Committee added a second financial objective in the form of Non-GAAP Revenue growth.  For segment presidents, revenue growth is tied solely to their respective business groups and for other NEOs, revenue growth is based on Keysight’s total revenues. Aligning compensation incentives to the revenue growth of specific business groups creates direct accountability for our executives.  Non-GAAP Revenue growth is based on reported Non-GAAP Revenue, which is Keysight’s GAAP reported revenue and including recognition of acquired deferred revenue that was written down to fair value in purchase accounting and excluding incremental revenue from acquisitions completed within the applicable period.

COMPENSATION DISCUSSION AND ANALYSIS ǀ 43
Short‑Term Cash Incentive Awards Calculations and Awards Measures

For fiscal year 2017, for the NEOs, other than Ms. Mayer, the award payouts under the Performance‑Based Compensation Plan were calculated by multiplying the individual’s base salary for the performance period by the individual’s target award bonus percentage, financial target bonus percentage, and actual performance attainment.

Financial Objectives

First Half Financial Objectives	Annual Salary/2		Individual Target Bonus (% varies by Individual)		Financial Target Bonus		Attainment % (Based on actual performance)

		×		×		×
Second Half Financial Objectives

COMPENSATION DISCUSSION AND ANALYSIS ǀ 44
The following tables describe the threshold, target and maximum financial measures for the financial objectives Non-GAAP EPS, Keysight Non-GAAP Revenue growth, CSG Non-GAAP Revenue growth and the EISG Non-GAAP Revenue growth, and reports the actual results and achievement percentage. Based on the achievement percentage, payouts ranged from 0% to 200%.

Non-GAAP EPS(1) (Messrs. Nersesian, Dougherty, Alexander, Gasparian, Gooi)
First Half Fiscal Year 2017					Second Half Fiscal Year 2017
Threshold $	Target $	Max $	Results $	Achievement %	Threshold $	Target $	Max $	Results $	Achievement %
$0.61	$1.21	$1.82	$1.24	103%	$0.65	$1.30	$1.95	$1.32	102%

Keysight Non-GAAP Revenue Growth(2) (Messrs. Nersesian, Dougherty, Alexander)
First Half Fiscal Year 2017					Second Half Fiscal Year 2017
Threshold %	Target %	Max %	Results $	Achievement %	Threshold %	Target %	Max %	Results %	Achievement %
-1.8%	2.2%	5.2%	0.7%	33%	18.1%	22.1%	25.1%	19.9%	90%

CSG Non-GAAP Revenue Growth(2) (Mr. Gasparian)
First Half Fiscal Year 2017					Second Half Fiscal Year 2017
Threshold %	Target %	Max %	Results %	Achievement %	Threshold %	Target %	Max %	Results %	Achievement %
-2.3%	1.7%	4.0%	-3.2%	-188%	-1.5%	4.5%	8.1%	1.7%	38%

EISG Non-GAAP Revenue Growth(2) (Mr. Gooi)
First Half Fiscal Year 2017					Second Half Fiscal Year 2017
Threshold %	Target %	Max %	Results %	Achievement %	Threshold %	Target %	Max %	Results %	Achievement %
-2.5%	1.5%	3.5%	7.3%	487%	-2.8%	1.2%	5.5%	7.9%	658%

(1)
Excludes certain items, primarily share-based compensation expense, acquisition-related items, separation and related costs, restructuring and related costs, Northern California wildfire and related costs and other items.

(2)
Based on reported Non-GAAP revenue, which is Keysight’s GAAP reported revenue and including recognition of acquired deferred revenue that was written down to fair value in purchase accounting and excluding incremental revenue from acquisitions completed within the applicable period.

The following table sets forth the financial objectives mix and weight as applied to calculating the short-term cash incentive for the NEOs, other than Ms. Mayer.

Weight Allocation of Financial Objectives
Name	Non-GAAP EPS	Revenue Growth
Ronald S. Nersesian	75%	25%
Neil Dougherty	75%	25%
Jay Alexander	75%	25%
Michael Gasparian	75%	25%
Soon Chai Gooi	75%	25%

COMPENSATION DISCUSSION AND ANALYSIS ǀ 45
Short-Term Cash Incentive for Each NEO

The Compensation Committee set the fiscal year 2017 target short-term cash incentive award opportunities as a percentage of base salary for each NEO. Each NEO’s target short-term cash incentive for fiscal year 2017 was set between 80% and 135% of base salary, as follows:

Fiscal Year 2017 Target Short-Term Cash Incentive Award Opportunities (Expressed as a Percentage of Base Salary)

Name	First Half Financial Target Award	Second Half Financial Target Award	Total Target Short-Term Cash Incentives
Ronald S. Nersesian	67.5%	67.5%	135.0%
Neil Dougherty	42.5%	42.5%	85.0%
Jay Alexander	40.0%	40.0%	80.0%
Michael Gasparian	40.0%	40.0%	80.0%
Soon Chai Gooi	42.5%	42.5%	85.0%

Fiscal Year 2017 Short-Term Cash Incentive Payouts Table

The payouts under the Performance‑Based Compensation Plan for fiscal year 2017 are provided in the table below and in the “Non‑Equity Incentive Plan Compensation” column in the “Summary Compensation Table”. The Compensation Committee determined that the awards earned based on actual performance results for fiscal year 2017 fairly reflected the performances of our executive officers and did not exercise negative discretion with respect to the awards.

	First Half Financial			Second Half Financial
Name	Target Incentive	Actual Award	Actual Award	Target Incentive	Actual Award	Actual Award	Total Actual Short-Term Cash Incentives
	($)	($)	(%)	($)	($)	(%)	($)	(%)
Ronald S. Nersesian	$658,125	$657,450	99.9%	$658,125	$632,162	96.1%	$1,289,612	98.0%
Neil Dougherty	$212,500	$212,282	99.9%	$212,500	$204,117	96.1%	$416,399	98.0%
Jay Alexander	$180,000	$179,816	99.9%	$180,000	$172,899	96.1%	$352,715	98.0%
Michael Gasparian	$220,000	$174,900	79.5%	$220,000	$213,780	97.2%	$388,680	88.3%
Soon Chai Gooi*	$166,433	$215,531	129.5%	$174,235	$223,021	128.0%	$438,552	128.7%

*
Mr. Gooi is normally paid in Malaysian Ringgit. His target incentive and payout for the first half of fiscal year 2017 was converted to US dollars based on the currency exchange rate as of April 30, 2017. His target incentive and payout for the second half of fiscal year 2017 was converted to US dollars based on the currency exchange rate as of October 31, 2017.

COMPENSATION DISCUSSION AND ANALYSIS ǀ 46
Long-Term Incentives

2017 Long-Term Incentive Award Mix

We use the following long-term incentive vehicles to ensure that our LTP Program remains balanced, sustainable and supportive of its objectives over a multi-year period:

•
PSUs support the objectives of linking realized value to the achievement of critical performance objectives and stockholder alignment. Shares of our common stock earned under our LTP Program are based on long-term returns to stockholders as measured by Keysight’s relative TSR ranking against the S&P 400 index, and absolute Non-GAAP OM.

•
RSUs are used to keep our executive officers focused on the absolute performance of the Company’s stock price. We believe RSUs encourage behavior and initiatives that support sustained long-term stock price increase, which benefits all stockholders. In addition, RSUs are becoming more prevalent in our peer group as have they have greater retentive value.

The mix of long-term incentives awards for our NEOs for fiscal year 2017 is shown in the following chart. This mix places a greater emphasis on at-risk compensation and therefore aligns NEOs compensation with long-term stockholder value.

PSU Performance Measure

For fiscal year 2017, we modified both the performance measurement approach and comparator group for the TSR metric. Historically, payouts under our long-term incentive program were based on Keysight’s TSR percentile ranking relative to a selected group of companies. Beginning in fiscal year 2017, performance is measured as the difference in basis points between Keysight’s TSR and the S&P 400 Index.  We made this change to better represent the Company’s performance in the entire performance period versus alternative investment opportunities.

The Compensation Committee has established rolling three-year performance periods for PSU awards under our LTP Program and for fiscal year 2017 used relative TSR, and Non-GAAP OM  on  an absolute basis, as the performance measures for the performance period ending October 31, 2019, with a portion of each NEO’s PSUs earned based on the attainment of each performance measure. The target number of PSUs subject to each performance measure was approximately equal to 50% of the grant date value of each NEO’s PSUs because Keysight considers TSR and Non-GAAP OM to be equally important for long-term performance by balancing internal operational goals with market performance.

Relative TSR reflects (1) the aggregate change in the 90-day average closing price of our stock versus the S&P 400 Total Return Index. The beginning average is the 90-day period prior to the performance period and the ending average will be the final 90-day period of the performance period, and (2) per S&P’s methodology, the price of this index reflects reinvestment of dividends into the entire index on the ex-dividend date and also includes adjustments based on their proprietary formula (which includes additions/deletions to index, rights issues, share buybacks/issuances, and spin-offs).

COMPENSATION DISCUSSION AND ANALYSIS ǀ 47
A new Non-GAAP OM performance measure is set each fiscal year and following the completion of the applicable fiscal year, the Non-GAAP OM payout percentage achievement is calculated for such fiscal year. Following the completion of the three-year performance period, the Non-GAAP OM payout percentage achievement for each fiscal year is then averaged and used to determine the total number of PSUs that are earned based on Non-GAAP OM. For fiscal 2017, Non-GAAP OM excludes, among other things, the impacts of share-based compensation, restructuring and related costs, separation and related costs, acquisition and integration costs, amortization of acquisition-related balances, acquisition-related compensation expense, pension curtailment and settlement gains, Northern California wildfire related costs and others. Because the Non-GAAP OM target is set at the beginning of each fiscal year, income and expenses related to an acquisition are excluded for the fiscal year in which the acquisition occurs, but is included in both target and actual results in subsequent years.

Long-Term Incentives Granted in Fiscal Year 2017

The target value of the long‑term incentive awards granted is determined by the Compensation Committee at the beginning of the then‑current fiscal year for each of our NEOs after considering the Compensation Factors. Grant values were determined as follows:

•
To determine the number of PSUs with a TSR metric, we divided the target award amount by the product of the 20-day trailing average closing price of our common stock prior to the date of grant multiplied by a Monte-Carlo valuation (the “TSR PSUs”).

•	To determine the number of PSUs with a Non-GAAP OM metric, we divided the target award amount by the 20-day trailing average stock price (the “OM PSUs”).

•	The remaining value of the long‑term awards were in the form of RSUs calculated by using a 20-day trailing average stock price.

The following table shows the long‑term incentive awards granted in fiscal year 2017 to the NEOs, other than Ms. Mayer.

Name	Performance Stock Units (TSR) (#)	Performance Stock Units (OM) (#)	Restricted Stock Units (#)	Total Target Value of Long-Term Incentive Awards ($)
Ronald S. Nersesian	43,859	53,076	70,769	$5,750,000
Neil Dougherty	9,153	11,076	14,769	$1,200,000
Jay Alexander	7,627	9,230	12,307	$1,000,000
Michael Gasparian	7,704	9,323	12,430	$1,010,000
Soon Chai Gooi	10,892	13,181	17,575	$1,428,000

Performance Stock Units Granted in Fiscal Year 2017

The TSR PSUs granted in fiscal year 2017 will be measured and paid out based on TSR for the fiscal year 2017 through fiscal year 2019 performance period.  The OM PSUs will be measured and paid out based on Non-GAAP OM for the fiscal year 2017 through fiscal year 2019 performance period. The PSUs are wholly “at risk” compensation as our performance must be at or above the threshold of the TSR and Non-GAAP OM, as applicable, for the award recipients to earn any of the shares of our common stock subject to their PSUs.

PSUs Based on TSR

With respect to the TSR PSUs, the Compensation Committee changed the TSR methodology from TSR percentile ranking among selected companies to an outperformance approach to better represent the Company’s performance in the entire performance period versus alternative investment opportunities.  Unlike TSR percentile ranking, relative performance is measured as the difference in basis points between Keysight’s TSR and the S&P 400 total return index.

COMPENSATION DISCUSSION AND ANALYSIS ǀ 48
The Compensation Committee did not establish an absolute TSR target as it believed that performance would be best measured on a relative basis against the S&P 400 total return index. The payout matrix determined by the Compensation Committee for TSR was:

Payout as a % of Target
Threshold: -40 percentage points below S&P 400 Total Return Index	25%
Target: Equals S&P 400 Total Return Index	100%
Maximum: +40 percentage points above S&P 400 Total Return Index	200%

The PSUs will be settled linearly for each level of performance as illustrated below

PSUs Based on Non-GAAP OM

The table below sets forth the threshold, target and maximum Non-GAAP OM goals for fiscal 2017 and the actual results for fiscal 2017.

Fiscal Year 2017 Operating Margin
Fiscal Year	Threshold $	Target %	Max %	Results %
2017	14%	19%	24%	19.1%

The OM PSUs are also subject to a profitability financial metric.

Payout as a % of Target
Threshold: 5 point below annual Non-GAAP OM plan	55%
Target: Achievement of annual Non-GAAP OM plan	100%
Maximum: 5 points above annual Non-GAAP OM plan	200%

COMPENSATION DISCUSSION AND ANALYSIS ǀ 49
The OM PSUs will be settled linearly for each level of performance as illustrated below:

Fiscal Year 2015 ‑ 2017 LTP Program Payout

In fiscal 2015, the Compensation Committee granted our NEOs long-term incentive awards in the form of PSUs that would be earned, if at all, based on Keysight’s TSR ranking relative to the companies in the S&P 500 IT & Industrials Sectors Index for the performance period that began on November 1, 2014 and concluded on October 31, 2017 as set forth in the table below:

On November 16, 2017, the Keysight Compensation Committee certified that Keysight’s TSR ranking relative to the companies in the S&P 500 IT & Industrials Sectors Index was equal to the 35th percentile and accordingly approved a payout at 55% of target for the performance period. The payout of these awards was made in November 2017, with the payouts to our NEOs shown below.

COMPENSATION DISCUSSION AND ANALYSIS ǀ 50
The following table sets forth the targeted number of shares for the performance period covering fiscal year 2015 through fiscal year 2017, the shares earned at 55% of target and the cash value of the earned shares.

Name	Target Award in Shares	Payout in Shares at 55%	Cash Value of Payout at 55% (1)
Ronald S. Nersesian	63,262	34,794	$1,527,457
Neil Dougherty	11,380	6,259*	$274,770
Jay Alexander	7,375	4,056	$178,058
Michael Gasparian	7,693	4,231	$185,740
Soon Chai Gooi	11,571	6,364	$279,380
Bethany Mayer	0	0	$0

(1)	Reflects the fair market value of the shares based on the closing stock price of Keysight’s common stock on November 16, 2017.

*	Mr. Dougherty deferred 95% of these shares under the Keysight Technologies, Inc. 2014 Deferred Compensation Plan

Policies for Compensation Risk Mitigation

Recoupment Policy

Our Executive Compensation Recoupment Policy applies to all executive officer’s subject to Section 16 of the Securities Exchange Act. Under this Policy, in the event of (A) a material restatement of financial results (wherein results were incorrect at the time published due to mistake, fraud or other misconduct), or (B) fraud or misconduct by an executive officer, the Compensation Committee will, in the case of a restatement, review all short-term and long-term incentive compensation awards that were paid or awarded to the executive officers for performance periods beginning after October 31, 2014 that occurred, in whole or in part, during the restatement period. In the case of fraud or misconduct, the Compensation Committee will consider actions to remedy the fraud or misconduct, prevent its recurrence, and impose discipline on the wrongdoers, in each case, as it deems appropriate.

These actions may include without limitation, to the extent permitted by governing law, requiring reimbursement of compensation, causing the cancellation of outstanding restricted stock or deferred stock awards, stock options, and other equity incentive awards, limiting future awards or compensation, and requiring the disgorgement of profits realized from the sale of shares of our common stock to the extent such profit was, in part or in whole, resulting from fraud or misconduct.

The Compensation Committee will amend the Policy, as necessary, to comply with the final SEC rules regarding the recoupment policy required by the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Hedging and Insider Trading Policy

Our Insider Trading Policy expressly bars ownership of financial instruments or participation in investment strategies that hedge the economic risk of owning our equity securities.  We also prohibit our executive officers and the members of our Board from pledging our equity securities as collateral for loans.  In addition, we prohibit our executive officers, directors and employees from purchasing or selling our securities while in possession of material, non-public information, or otherwise using such information for their personal benefit and maintain a quarterly black-out window where applicable individuals may not trade.

Our executive officers and members of our Board are permitted to enter into trading plans that are intended to comply with the requirements of Exchange Act Rule 10b5-1 so that they can prudently diversify their asset portfolios and exercise their stock options before their scheduled expiration dates.

Indemnification Agreements

These agreements indemnify our executive officers and the members of our Board of Directors, as well as those who act as directors and officers of other entities at our request, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceedings arising out of their services to us and our subsidiaries.

COMPENSATION DISCUSSION AND ANALYSIS ǀ 51
A Culture of Ownership

Our stock ownership guidelines are designed to encourage our executive officers, including our NEOs, to achieve and maintain a significant equity stake in the Company and more closely align their interests with those of our stockholders. The guidelines provide that our CEO should accumulate and hold, within five years from election to his position, an investment level in our common stock equal to a multiple of six times his annual base salary. The guidelines further provide that our CFO, COO, and other executive officers should accumulate and hold, within five years from appointment to their respective executive officer positions, an investment level in our common stock equal to the lesser of either (1) a multiple of three times their annual base salary or (2) direct ownership of a certain level of shares of our common stock (40,000 or 80,000 shares).
The investment level as a multiple of annual base salary or direct ownership guidelines are as follows:

Level	Investment Level = Multiple of Annual Base Salary	Direct Ownership of Common Stock (# of Shares)
CEO	6X	N/A
CFO/COO	3X	80,000
All other executive Officers	3X	40,000

The Compensation Committee conducts an annual review to assess compliance with the guidelines. At the end of fiscal year 2017, each of our NEOs had either met or were on track to reach his stock ownership guideline requirement within the applicable timeframe.

Compensation Risk Assessment

F.W. Cook conducts an annual review of our compensation related risks. The risk assessment conducted during fiscal year 2017 concluded that our executive compensation program is well designed to encourage behaviors aligned with the long-term interests of our stockholders. F.W. Cook also found an appropriate balance in fixed versus variable pay, cash and equity, and appropriate mix of financial metrics. Finally, it was determined that there are appropriate policies in place to mitigate compensation-related risk, including stock ownership guidelines, insider-trading prohibitions, the Executive Compensation Recoupment Policy, and independent Compensation Committee oversight of our executive compensation programs.

Other Compensation Practices and Policies

Benefits and Limited Perquisites

Our global benefits philosophy is to provide our executive officers, including our NEOs, with protection and security through health and welfare, retirement, and life insurance programs. Generally, the Compensation Committee’s philosophy is to provide only perquisites and other personal benefits that we provide to all employees.

In addition to these Company‑wide benefits, our NEOs are offered Company‑paid financial counseling through a third‑party service to assist with their personal finances. Providing this service gives our NEOs a better understanding of their compensation and benefits, allowing them to concentrate on their responsibilities and our future success. Our executive officers, including our NEOs, are also offered physical examinations, for which we cover the costs that are not otherwise covered under each of our NEOs’ chosen health plan. We believe that the executive physical is a prudent measure to help ensure the health of our executive officers. Both the financial counseling and the executive physicals are benefits generally provided by our peers and are available to us at a reasonable group cost.

Our NEOs are offered Company paid relocation services, mortgage subsidies and tax assistance. Our executive officers also had access to Company drivers to transport them and their families to the airport for personal travel, as do other Company executives.

In October 2017 a number of Keysight employees either lost their homes or were temporarily displaced as a result of several wildfires in the Santa Rosa area in the state of California. To assist those employees, the Company offered $10,000 to each employee that lost their home to the wildfires and $1,000 to each employee that was temporarily displaced by the wildfires.  The same level of assistance was offered to our NEOs who were affected by the wildfires.

COMPENSATION DISCUSSION AND ANALYSIS ǀ 52
Deferred Compensation

Our NEOs are eligible to voluntarily defer base salary, short-term cash incentives, and stock awards under the LTP Program. The deferrals are made through the Keysight Technologies, Inc. 2014 Deferred Compensation Plan (the “Deferred Compensation Plan”).

Deferred compensation is distributed to eligible participants in January of the year following termination of their employment, if termination occurs during the first six months of the calendar year. Otherwise, payouts are distributed to participants in July of the year following termination of employment. No early distributions or withdrawals are allowed. If an election is made to defer performance shares earned under the LTP Program, shares are deferred and released to the participants as indicated above.

The specific benefits and an additional description of plan features are set forth in the section entitled “Non‑Qualified Deferred Compensation in Last Fiscal Year” below.

Pension Plans

The Keysight Technologies, Inc. Retirement Plan (the “Retirement Plan”), the Keysight Technologies, Inc. Supplemental Benefit Retirement Plan (the “Supplemental Benefit Retirement Plan), the Keysight Technologies, Inc. Deferred Profit-Sharing Plan (the “Deferred Profit‑Sharing Plan”) and the Keysight Technologies, Inc. 401(k) Plan (the “401(k) Plan”) are designed for long-term employment retention as well as to support the career‑employment strategy and to provide employee retirement savings.

•	The Retirement Plan is a U.S. tax qualified defined benefit plan. The Retirement Plan was closed to new entrants on August 1, 2015.

•
The Supplemental Benefit Retirement Plan is an unfunded, non-qualified plan that pays amounts upon retirement that would be due under the regular Retirement Plan benefit formula, but are limited under the tax‑qualified Retirement Plan by the Code.

•
The Deferred Profit-Sharing Plan provides certain amounts to our NEOs and other employees who provided services to Agilent prior to August 1, 2014 and to Agilent’s predecessor company, Hewlett Packard Company, prior to November 1, 1993. It is a closed and frozen, defined contribution plan. The Deferred Profit-Sharing Plan is used as a floor offset for the Retirement Plan for service prior to November 1, 1993. There have been no contributions into the plan since October 31, 1993.

•
The 401(k) Plan is a U.S. tax qualified defined contribution plan.  The 401(k) Plan provides eligible employees with an opportunity to defer eligible covered compensation under section 401(k) of the Internal Revenue Code. The Company provides a matching contribution up to 4% of total deferred compensation for legacy participants and up to 6% of total deferred compensation for participants hired on or after August 1, 2015. The 401(k) Plan also permits a discretionary employer contribution up to 2% of covered compensation for participants hired on or after August 1, 2015.

Additional information on the Retirement benefits for which the NEOs are eligible is set forth in the “Fiscal Year 2017 Pension Benefits Table”.

Policy Regarding Deduction Limit

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1 million paid certain named executive officers, including the CEO. The Tax Cuts and Jobs Act repealed the performance-based exception to the deduction limit for compensation that is deductible in tax years commencing after December 31, 2017. However, certain compensation is specifically exempt from the deduction limit to the extent that it is “performance-based” as defined in Section 162(m) and subject to a “written binding contract” in effect as of November 2, 2017 that is not later modified in any material respect.

The fiscal 2017 cash incentive awards and PSUs granted in fiscal 2017 and prior years are intended to comply with this exception for performance-based compensation under Section 162(m). However, because of the fact-based nature of the performance-based compensation exception and the limited amount of binding-related guidance, the Company cannot guarantee that compensation that is intended to comply with the performance-based compensation exception under Section 162(m) will in fact so qualify. With the enactment of the U.S. Tax Cuts and Jobs Act, the Company and the Compensation Committee will review and assess the impact of the new law on our compensation programs and design.

COMPENSATION DISCUSSION AND ANALYSIS ǀ 53
Accounting Considerations

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Termination –Severance Plan and Change of Control Agreements

Consistent with the practice of many of our peers, the Compensation Committee has adopted an Officer and Executive Severance Plan (the “Severance Plan”) for our U.S. based officers and executives, which provide specified severance payments and benefits in cases where our management decides to replace or make significant changes to the officer’s duties. A more detailed description of the Severance Plan is provided in the “Officer and Executive Severance Plan” section below.

In addition, we have entered into Change-of-Control Agreements (“Change of Control Agreement”) with our officers designed to provide protection to the officers so they are not distracted by their personal, professional and financial situations at a time when we need them to remain focused on their responsibilities, the Company’s best interests and those of our stockholders. These agreements provide for “double‑trigger” payments and benefits, which means that they are eligible to receive such payments and benefits only in the event of a change in control of the Company and a termination of employment or a shift into a position that represents a material change in responsibilities within a limited period of time after the transaction (these agreements do not become operative unless both events occur).

The potential payments that would be received by our NEOs under the Severance Plan and the Change-of-Control Agreements are disclosed in the “Termination and Change of Control Table” below.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Keysight specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

November 15, 2017

Our executive compensation program is administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee, which is composed entirely of independent, non-employee directors, is responsible for approving and reporting to our Board of Directors on all elements of compensation for our executive officers. In this regard, the Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into our 2017 Annual Report on Form 10-K.

Submitted by:

Compensation Committee
James G. Cullen, Chairperson
Jean M. Halloran
Richard Hamada
Mark B. Templeton

EXECUTIVE COMPENSATION ǀ 54
EXECUTIVE COMPENSATION

Fiscal Year 2017 Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards (2)(3)(5)	Option Awards (2)(4)(5)	Non-Equity Incentive Plan Compensation (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (7)	All other Compensation (8)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
Ronald S. Nersesian	2017	$975,000	$0	$6,456,903	$0	$1,289,612	$236,997	$49,583	$9,008,095
President and Chief Executive Officer	2016	$968,750	$0	$6,027,107	$0	$1,247,344	$206,037	$33,373	$8,482,612
	2015	$891,667	$0	$8,718,704	$2,609,233	$1,248,750	$160,539	$33,784	$13,662,678
Neil Dougherty	2017	$500,000	$0	$1,347,487	$0	$416,399	$83,685	$45,192	$2,392,763
Senior Vice President and Chief Financial Officer	2016	$497,917	$0	$1,106,988	$0	$379,060	$90,620	$32,705	$2,107,290
	2015	$468,750	$0	$1,927,705	$469,398	$421,800	$57,905	$43,898	$3,389,456
Jay Alexander	2017	$450,000	$0	$1,122,864	$0	$352,715	$116,782	$18,744	$2,061,105
Senior Vice President and Chief Technology Officer	2016	$445,000	$0	$848,563	$0	$491,907	$106,030	$12,901	$1,904,401
	2015	$384,583	$0	$686,228	$304,190	$259,740	$70,146	$26,822	$1,731,709
Soon Chai Gooi (9)	2017	$407,920	$0	$1,603,522	$0	$438,552	$0	$689,409	$3,139,403
Senior Vice President, President - Electronic Industrial Solutions Group	2016	$389,742	$0	$1,346,430	$0	$306,165	$0	$517,256	$2,559,594
	2015	$318,923	$0	$1,494,430	$477,264	$338,167	$0	$365,856	$2,994,640
Michael Gasparian	2017	$545,833	$0	$1,134,150	$0	$388,680	$5,144	$17,926	$2,091,733
Former Senior Vice President, Former President – Communications Solutions Group	2016	$487,917	$0	$890,662	$0	$391,125	$12,846	$14,850	$1,797,399
	2015	$353,333	$0	$1,604,424	$317,299	$169,838	$30,404	$12,656	$2,487,953
Bethany Mayer (10)	2017	$362,885	$0	$1,930,597	$0	$0	$0	$50	$2,293,532
Senior Vice President, President - Ixia Solutions Group

(1)	None of our NEOs received any service awards or cash bonuses for fiscal year 2017.

(2)
Reflects the aggregate grant date fair values of the stock and option awards, computed in accordance with Financial Accounting Standards Board, Accounting Standards Codification, Topic 718, and Stock Compensation (“FASB ASC Topic 718”). The assumptions used in calculating the expense are provided in additional detail in the tables below. Assuming the highest level of performance is achieved under the applicable performance conditions, the maximum possible value of the PSUs granted to each of the named executive officers in 2017 is as follows: Mr. Nersesian: $6,900,000; Mr. Dougherty: $1,440,000; Mr. Alexander: $1,200,000; Mr. Gooi: $1,713,600; Mr. Gasparian: $1,212,000; and Ms. Mayer: $2,280,000.

(3)
Amounts consist of expenses relating to PSUs that are outstanding for each of our NEOs. Also, the amounts consist of expenses related to restricted stock units granted in fiscal year 2017 as well as discretionary awards granted by the Compensation Committee.

(4)
Amounts consist of expenses relating to option awards granted under the 2014 Equity Plan granted at an exercise price equal to the closing price of Keysight or Agilent common stock on the date of grant.

(5)	The expenses disclosed in these columns include expenses for stock awards and options awarded in accordance with the 2014 Equity Plan, as shown in the table below.

EXECUTIVE COMPENSATION ǀ 55
(6)	Amounts consist of incentive awards earned by our NEOs during fiscal year 2017 under the Performance‑Based Compensation Plan for covered employees.

(7)	Amounts represent the change in pension value for the Retirement Plan and Supplemental Benefit Retirement Plan.

(8)
Amounts reflect (i) employer contributions of $10,600 to Mr. Nersesian, Mr. Dougherty, Mr. Alexander, and Mr. Gasparian’s accounts with Keysight Technologies, Inc. 401(k) Plan in fiscal year 2017, as well as $122,536 to Mr. Gooi for the Malaysia defined contribution plan; (ii) $21,815 for Mr. Nersesian and $17,676 for Mr. Dougherty for services incurred from The Ayco Company, LP, financial counseling provider, (iii) travel expenses of $11,000 for Mr. Nersesian, $11,981 for Mr. Dougherty, $7,494 for Mr. Alexander, $6,676 for Mr. Gasparian and $50 for Ms. Mayer for use of Keysight drivers and vehicles for personal travel, as well as $30,019 for Mr. Gooi as an annual car and gasoline allowance, (iv) relocation services of $536,528 to Mr. Gooi for his main office relocation from Malaysia to Singapore and to reimburse him for personal income taxes resulting from the relocation, (v) Club Membership fees of $326 for Mr. Gooi, (vii) $900 for Mr. Nersesian and Mr. Dougherty, as well as $650 for Mr. Alexander and Mr. Gasparian for employer contribution to a health savings account and (viii) $5,268 for Mr. Nersesian and $4,035 for Mr. Dougherty for a full physical exam.

(9)
Amounts included for Mr. Gooi, with the exception of stock awards and option awards, are shown in U.S. Dollars but were paid to him in Malaysian Ringgit. To convert the amounts paid to U.S. Dollars, we used exchange rate as of the last business day of the applicable fiscal year (for fiscal year 2017 amounts, an exchange rate of 4.233126461 Malaysian Ringgits per U.S. Dollar).

(10)	Ms. Mayer resigned effective December 1, 2017 and as a result, did not earn a short-term incentive cash award, vest in any of her equity awards or receive any severance benefits.

The following table itemizes the full grant date fair value of equity awards granted to our NEOs during fiscal year 2017 in accordance with FASB ASC Topic 718 for the “Stock Awards” and “Option Awards” columns of the “Summary Compensation Table”.

Long-Term Incentive Awards
	Total FY17 Expense			Total FY16 Expense			Total FY15 Expense
Name	Stock Awards	Option Awards	Restricted Stock Unit Awards	Stock Awards	Option Awards	Restricted Stock Unit Awards	Stock Awards	Option Awards	Restricted Stock Unit Awards
Ronald S. Nersesian	$3,970,788	$0	$2,486,115	$2,576,288	$0	$3,450,597	$2,545,536	$2,609,247	$6,173,168
Neil Dougherty	$828,652	$0	$518,835	$566,762	$0	$540,178	$457,908	$469,401	$1,469,796
Jay Alexander	$690,519	$0	$432,345	$418,372	$0	$430,155	$296,755	$304,191	$389,473
Michael Gasparian	$697,484	$0	$436,666	$442,576	$0	$448,086	$309,551	$317,300	$1,294,873
Soon Chai Gooi	$986,112	$0	$617,410	$669,806	$0	$676,566	$465,594	$477,266	$1,028,836
Bethany Mayer	$1,158,358	$0	$772,239	N/A	N/A	N/A	N/A	N/A	N/A

FASB ASC Topic 718 Assumptions

The following table sets forth the weighted average FASB ASC Topic 718 assumptions used in the calculation of the stock awards and option awards presented in the “Summary Compensation Table” and in the tables above. For all periods presented, the fair values of share‑based awards for employee stock options were estimated using the Black‑Scholes option pricing model, while awards granted under the LTP Program were valued using a Monte Carlo simulation. The estimated fair values of restricted stock unit awards were determined based on the closing price of Keysight’s common stock on the date of grant. Prior to separation, the fair value of awards was determined based on the market price of Agilent’s common stock on the date of grant, adjusted for expected dividend yield.

	Years Ended October 31,
	2017	2016	2015
Stock Option Plans:
Weighted average risk‑free interest rate	-	-	1.60%
Dividend yield	-	-	-
Weighted average volatility	-	-	31%
Expected life	-	-	4.9 yrs
LTPP:
Volatility of Keysight shares	27%	25%	26%
Volatility of selected index/peer group	15%	14%-54%	17%-67%
Price‑wise correlation with selected peers	57%	38%	38%

EXECUTIVE COMPENSATION ǀ 56
Fiscal Year 2017 Grants of Plan‑Based Awards in Last Fiscal Year

The following table sets forth certain information regarding grants of plan‑based awards to each of our NEOs during fiscal year 2017. For more information, please refer to the “Compensation Discussion and Analysis” above.

								All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock Awards
Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)(3)	($)(4)

Ronald S. Nersesian	11/15/2016	$329,063	$658,125	$1,316,250
	5/17/2017	$329,063	$658,125	$1,316,250
	11/15/2016				10,965	43,859	87,718		$1,725,000
	11/15/2016				26,538	53,076	106,152		$1,725,000
	11/15/2016							70,769	$2,486,115

Neil Dougherty	11/15/2016	$106,250	$212,500	$425,000
	5/17/2017	$106,250	$212,500	$425,000
	11/15/2016				2,228	9,153	18,306		$360,000
	11/15/2016				5,538	11,076	22,152		$360,000
	11/15/2016							14,769	$518,835

Jay Alexander	11/15/2016	$90,000	$180,000	$360,000
	5/17/2017	$90,000	$180,000	$360,000
	11/15/2016				1,907	7,627	15,254		$300,000
	11/15/2016				4,615	9,230	18,460		$300,000
	11/15/2016							12,307	$432,345

Michael Gasparian	11/15/2016	$110,000	$220,000	$440,000
	5/17/2017	$110,000	$220,000	$440,000
	11/15/2016				1,926	7,627	15,408		$303,000
	11/15/2016				4,662	9,323	18,646		$303,000
	11/15/2016							12,430	$436,666

Soon Chai Gooi	11/15/2016	$83,217	$166,433	$332,866
	5/17/2017	$87,118	$174,235	$348,470
	11/15/2016				2,723	10,982	21,784		$428,400
	11/15/2016				6,591	13,181	26,362		$428,400
	11/15/2016							17,575	$617,410

Bethany Mayer	5/17/2017	$168,000	$700,000	$1,050,000
	5/17/2017				7,653	15,306	30,162		$570,000
	5/17/2017				-	15,306	15,306		$570,000
	5/17/2017							20,408	$772,239

(1)
Reflects the value of the threshold, target and maximum potential cash payout established for fiscal year 2017 pursuant to the Keysight’s Performance‑Based Compensation Plan. The maximum payout is capped at 200% of target. Actual payout amounts under this plan are disclosed in the “Summary Compensation Table.”

(2)
Reflects the threshold, target and maximum number of shares that could be earned with respect to PSUs. Actual payout of these awards, if any, will be in the form of Keysight common stock determined by the Compensation Committee after the end of the performance period depending on whether the performance criteria set forth in Keysight’s LTP Program were met, subject to the applicable NEO being employed through such determination date or being retirement eligible. With the exception of Ms. Mayer, in fiscal 2017, on November 15, 2016, each NEO received TSR PSUs and OM PSUs, which will be paid out, if at all, following the completion of the fiscal year 2017 through fiscal year 2019 performance period. Each NEO’s TSR PSUs will be measured and paid out based on the performance of Keysight’s common stock as measured against the relative TSR of the S&P 400 Index and each NEO’s OM PSUs will be measured and paid out based on improving profitability as measured by Non-GAAP OM. Please see section “Long-Term Incentives” for greater detail regarding the TSR and OM PSU grants made to NEOs in fiscal 2017. Ms. Mayer’s PSUs were granted on May 17, 2017 and would have been paid out, if at all, following the completion of a one-year performance period. 50% of Ms. Mayer’s PSUs would have been measured and paid out based on the achievement of certain cost synergies in order to increase Keysight’s earnings per share and the remaining 50% would have been measured and paid out based on the successful integration of Ixia over the nine-month period following the close of the acquisition.

(3)
Reflects the number of shares subject to time-based RSUs, which vest annually over four years from the grant date, subject to the applicable NEO being employed through the applicable vesting date or being retirement eligible, except in the case of Ms. Mayer’s RSUs, which would have vested in full on April 30, 2018.

(4)	Reflects the aggregate grant date fair values of the RSUs and PSUs, computed in accordance with FASB ASC Topic 718.

EXECUTIVE COMPENSATION ǀ 57
Outstanding Equity Awards at Fiscal Year‑End

The following table provides information on the holdings of stock options, performance‑based stock awards and restricted stock units by our NEOs as of October 31, 2017.

Outstanding Equity Awards at Fiscal Year 2017 Year End

		Option Awards(1)					Restricted Stock Units Awards		Performance Stock Units Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
		Exercisable	Unexercisable
Ronald S.	11/20/2013*	162,366	54,123	$29.83	11/20/2014	11/20/2023	-	-	-	-
Nersesian	11/18/2014	141,818	141,819	$31.00	11/18/2015	11/17/2024	-	-	-	-
	11/20/2013*	-	-	-	-	-	17,965	$802,506	-	-
	11/5/2014	-	-	-	-	-	66,580	$2,974,129	-	-
	11/17/2015	-	-	-	-	-	45,405	$2,028,241	-	-
	11/15/2016	-	-	-	-	-	69,105	$3,086,920	-	-
	11/18/2014	-	-	-	-	-	34,794	$1,527,457	-
	11/17/2015	-	-	-	-	-	-	-	71,530	$3,195,245
	11/15/2016	-	-	-	-	-	-	-	87,718	$3,918,363
	11/15/2016	-	-	-	-	-	-	-	106,152	$4,741,810
Total		304,184	195,942				199,055	$8,891,797	265,400	$11,855,418

Neil	11/21/2012*	16,512	0	$19.97	11/21/2013	11/21/2022	-	-	-	-
Dougherty	11/20/2013*	21,259	7,089	$29.83	11/20/2014	11/20/2023	-	-	-	-
	11/18/2014	25,513	25,513	$31.00	11/18/2015	11/17/2024	-	-	-	-
	11/20/2013*	-	-	-	-	-	2,410	$107,633	-	-
	11/5/2014	-	-	-	-	-	32,631	$1,457,627	-	-
	11/17/2015	-	-	-	-	-	10,230	$456,974	-	-
	11/15/2016	-	-	-	-	-	14,769	$659,731	-	-
	11/18/2014	-	-	-	-	-	6,259	$274,770	-
	11/17/2015	-	-	-	-	-	-	-	15,736	$702,927
	11/15/2016	-	-	-	-	-	-	-	18,306	$817,729
	11/15/2016	-	-	-	-	-	-	-	22,152	$989,530
Total		63,284	32,602				60,040	$2,681,965	56,194	$2,510,186

Jay Alexander	11/21/2012*	12,922	0	$19.97	11/21/2013	11/21/2022	-	-	-	-
	11/20/2013*	9,276	3,093	$29.83	11/20/2014	11/20/2023	-	-	-	-
	11/18/2014	16,533	16,534	$31.00	11/18/2015	11/17/2024	-	-	-	-
	5/20/2014	1,755	587	$30.26	5/20/2015	5/19/2024	-	-	-	-
	11/20/2013*	-	-	-	-	-	1,052	$47,012	-	-
	11/5/2014	-	-	-	-	-	205	$9,177	-	-
	11/17/2015	-	-	-	-	-	6,518	$291,159	-	-
	5/20/2014	-	-	-	-	-	7,551	$337,303	-	-
	11/15/2016	-	-	-	-	-	12,307	$549,754	-	-
	11/18/2014	-	-	-	-	-	4,056[1]	$178,058	-
	11/17/2015	-	-	-	-	-	-	-	11,616	$518,887
	11/15/2016	-	-	-	-	-	-	-	15,254	$681,396
	11/15/2016	-	-	-	-	-	-	-	18,460	$824,608
Total		40,486	20,214				27,634	$1,234,405	45,330	$2,024,891

EXECUTIVE COMPENSATION ǀ 58
		Option Awards(1)					Restricted Stock Units Awards		Performance Stock Units Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Vesting Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units That Have Not Vested ($)(3)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
		Exercisable	Unexercisable
Michael Gasparian	11/20/2013	0	3,352	$29.83	11/20/2014	11/19/2023	-	-	-	-
	3/18/2014	0	2,679	$31.65	3/18/2015	3/17/2024	-	-	-	-
	11/18/2014	0	17,246	$31.00	11/18/2015	11/18/2024	-	-	-	-
	11/20/2013	-	-	-	-	-	1,114	$49,741	-	-
	3/18/2014	-	-	-	-	-	914	$40,827	-	-
	11/5/2014	-	-	-	-	-	13,966	$623,861	-	-
	11/17/2015	-	-	-	-	-	7,800	$348,426	-	-
	11/15/2016	-	-	-	-	-	12,137	$542,160	-	-
	11/18/2014	-	-	-	-	-	4,231	$185,740	-
	11/17/2015	-	-	-	-	-	-	-	12,288	$548,905
	11/15/2016	-	-	-	-	-	-	-	15,408	$688,275
	11/15/2016	-	-	-	-	-	-	-	18,646	$832,917
Total		0	23,277				35,930	$1,605,015	46,342	$2,070,097

Soon Chai	11/18/2009*	23,594	0	$16.42	11/18/2010	11/18/2019	-	-	-	-
Gooi	11/17/2010*	7,784	0	$19.62	11/17/2011	11/16/2020	-	-	-	-
	11/17/2011*	15,169	0	$20.74	11/16/2012	11/16/2021	-	-	-	-
	11/21/2012*	32,306	0	$19.97	11/21/2013	11/21/2022	-	-	-	-
	11/20/2013*	27,058	9,022	$29.83	11/20/2014	11/20/2023	-	-	-	-
	11/18/2014	25,940	25,941	$31.00	11/18/2015	11/17/2024	-	-	-	-
	11/20/2013*	-	-	-	-	-	3,068	$137,043	-	-
	11/5/2014	-	-	-	-	-	11,591	$517,770	-	-
	11/17/2015	-	-	-	-	-	12,090	$540,060	-	-
	11/15/2016	-	-	-	-	-	17,575	$785,075	-	-
	11/18/2014	-	-	-	-	-	6,364	$279,380	-
	11/17/2015	-	-	-	-	-	-	-	18,597	$830,728
	11/15/2016	-	-	-	-	-	-	-	21,784	$973,091
	11/15/2016	-	-	-	-	-	-	-	26,362	$1,177,591
Total		131,851	34,963				44,324	$1,979,949	66,743	$2,981,410

Bethany
Mayer	5/17/2017	-	-	-	-	-	20,408	$911,625	-	-
	5/17/2017	-	-	-	-	-	-	-	15,306	$683,719
	5/17/2017	-	-	-	-	-	-	-	15,306	$683,719
Total		0	0				20,408	$911,625	30,612	$1,367,438

*
These grants are displayed in Keysight shares as converted from Agilent shares based on the volume-weighted average price of Keysight shares over the first two trading sessions immediately after separation from Agilent.

(1)	Amounts reflect unvested stock option awards as of October 31, 2017. All stock option awards vest 25% annually on the first four anniversaries of the grant date.

(2)
Amounts reflect unvested RSUs as of October 31, 2017. The awards granted on 11/5/2014 vest over 3-year vesting schedule; Mr. Gooi’s 2012 stock award has a special four-year cliff vesting schedule; therefore, the award becomes 100% vested in 2016; all other awards, unless specifically noted below, vest at the rate of 25% per year from the grant date, subject to the applicable NEO being employed through such determination date or being retirement eligible.

(3)
The market values of the RSUs that have not vested and unearned PSUs granted in fiscal 2016 are calculated by multiplying the number of units shown in the table by $44.67, the closing price of Keysight common stock as of October 31, 2017. Includes the number of PSUs granted in fiscal year 2015 that were earned based on Keysight’s relative TSR versus all companies in its peer group for the fiscal year 2015 through fiscal year 2017 performance period, subject to the applicable NEO being employed through the date that the Compensation Committee determined the payout. For PSUs granted in fiscal 2016, the target number of PSUs that may be earned is shown based on Keysight’s performance through fiscal 2017.  Except with respect to Ms. Mayer, for PSUs granted in fiscal 2017, the maximum number of PSUs that may be earned is shown based on Keysight’s performance through fiscal 2017. For PSUs granted to Ms. Mayer, the target number of PSUs that may be earned is shown as Ms. Mayer did not earn any PSUs due to her resignation.

(4)
Amounts reflect multiple unvested PSU awards that are outstanding simultaneously as of the end of fiscal year 2017 for each NEO under the LTP Program. The payout, if any, of the performance share awards granted on November 17, 2015, and November 15, 2016 are determined in November 2018, and November 2019, respectively and are subject to the applicable NEO being employed through such determination date or being retirement eligible. The PSUs granted in fiscal year 2016 will be measured and paid out based on Keysight’s relative TSR versus all companies in the S&P 500 IT & Industrials Sectors Index for the fiscal year 2016 through fiscal year 2018 performance period. With the exception of Ms. Mayer, in fiscal 2017, on November 15, 2016, each NEO received TSR PSUs and OM PSUs, which will be paid out, if at all, following the completion of the fiscal year 2017 through fiscal year 2019 performance period. Each NEO’s TSR PSUs will be measured and paid out based on the performance of Keysight’s common stock as measured against the relative TSR of the S&P 400 Index and each NEO’s OM PSUs will be measured and paid out based on improving profitability as measured by Non-GAAP OM. Please see section “Long-Term Incentives” for greater detail regarding the TSR and OM PSU grants made to NEOs in fiscal 2017. Ms. Mayer’s PSUs were granted on May 17, 2017 and would have been paid out, if at all, following the completion of a one-year performance period. 50% of Ms. Mayer’s PSUs would have been measured and paid out based on the achievement of certain cost synergies in order to increase Keysight’s earnings per share and the remaining 50% would have been measured and paid out based on the successful integration of Ixia over the nine-month period following the close of the acquisition. Ms. Mayer resigned effective December 1, 2017 and did not vest in any of her equity awards.

EXECUTIVE COMPENSATION ǀ 59
Fiscal Year 2017 Option Exercises and Stock Vested at Fiscal Year‑End Table

The following table sets forth information on stock option exercises and stock vesting in fiscal year 2017 and the value realized on the date of exercise or vesting, if any, by each of our NEOs, as calculated, in the case of stock options, based on the difference between the market price of Keysight’s common stock at exercise and the option exercise price, and as calculated, in the case of RSUs, based on the closing share price of Keysight’s common stock on the NYSE on the vesting date.

Option Exercises and Stock Vested in Fiscal Year 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired Upon Vesting	Value Realized on Vesting

Ronald S. Nersesian	330,451	$5,989,950	150,167	$5,017,608
Neil Dougherty	0	$0	17,852	$604,122
Jay Alexander	11,663	$211,137	10,965	$377,574
Michael Gasparian	38,016	$373,114	22,789	$750,397
Soon Chai Gooi	65,986	$1,854,682	69,215	$2,433,688
Bethany Mayer	0	$0	0	$0

Pension Benefits

The following table shows the estimated present value of accumulated benefits payable, including benefits payable on retirement to our NEOs under the Retirement Plan and the Supplemental Benefit Retirement Plan. Years of Service and Years of Credited Service under the Retirement Plan includes Years of Service and Years of Credited Service under the Hewlett Packard Retirement Plan and the Agilent Technologies, Inc. Retirement Plan. The cost of all three plans is paid entirely by Keysight. The present value of accumulated benefit is calculated using the assumptions under Accounting Standards Codification Topic 715: Compensation—Retirement Benefits for the fiscal year end measurement (as of October 31, 2017). The present value is based on a lump sum interest rate of 5.5%. See also Note 15 to Keysight’s consolidated financial statements in its Annual Report on Form 10‑K for the fiscal year ended October 31, 2017, as filed with the SEC on December 20, 2017.

Pension Benefits
Name
		Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
	Plan Name (1)	(#)	($)	($)
Ronald S. Nersesian	Retirement Plan	15.1	$496,283	$0
	Supplemental Benefit Retirement Plan	15.1	$785,942	$0
Neil Dougherty	Retirement Plan	21.3	$397,329	$0
	Supplemental Benefit Retirement Plan	21.3	$81,757	$0
Jay Alexander	Deferred Profit-Sharing Plan Retirement Plan Supplemental Benefit Retirement Plan	30.0 30.0 30.0	$82,013 $648,350 $55,919	$0 $0 $0
Michael Gasparian	Retirement Plan	0.5	$20,105	$0
	Supplemental Benefit Retirement Plan	0.5	$22,128	$0
Soon Chai Gooi (2)	N/A	-	-	-
Bethany Mayer (3)	N/A	-	-	-

(1)
Employees must be at least 65 years of age and older in order to receive the full benefit under the Retirement Plan.  Benefit payments from the Retirement Plan received prior to age 65 are reduced for “early” distribution. None of the NEOs are eligible for full benefits under the Retirement Plan.

(2)
Mr. Gooi does not live in the United States and is not eligible to participate in the Retirement Plan or Supplemental Benefit Retirement Plan, but is a participant in the Malaysian Defined Contribution Plan.

(3)	Ms. Mayer did not participate in any plan providing for pension benefits in fiscal 2017.

EXECUTIVE COMPENSATION ǀ 60
Retirement Plan

The Retirement Plan provides a minimum retirement benefit payable at the later of age 65 or termination. Benefits are accrued on a monthly basis as a lump sum payable at normal retirement age based on target pay and years of credited service up to a maximum of 30 years as follows:
For participants who have fewer than 15 years of service

PLUS

 For participants who have 15 or more years of service:

PLUS

The normal form of benefits under the Retirement Plan are either a single life annuity for single participants or a 50% joint and survivor annuity for married participants. Participants may elect to receive payments at any time following termination or retirement in the above forms or as an actuarially equivalent 75% or 100% joint and survivor annuity, or as a one‑time lump sum. Payments made prior to normal retirement age will be reduced in accordance with the plan provisions.

All regular full‑time or regular part‑time employees hired prior to August 1, 2015 automatically become participants in the Retirement Plan on the May 1 or November 1 following completion of two years of service.

Deferred Profit‑Sharing Plan

The Deferred Profit‑Sharing Plan is a frozen, tax-qualified defined contribution plan. The Deferred Profit‑Sharing Plan was created by HP and covers participants’ service with HP before November 1, 1993 and is used as a floor offset for the Retirement Plan for service prior to November 1, 1993. There have been no contributions into the plan since October 31, 1993.

For service prior to November 1, 1993 (if any), the benefit due is the greater of (i) the benefit defined by the Retirement Plan formula, and (ii) the annuity value of the Deferred Profit‑Sharing Plan account balance. Therefore, for service prior to November 1, 1993, the Retirement Plan guarantees a minimum retirement benefit.

The normal form of benefits under the Deferred Profit‑Sharing Plan are payable at normal retirement age as either a single life annuity for single participants, or a 50% joint and survivor annuity for married participants. Participants may elect to receive payments at any time following termination or retirement and in the above forms or as 75% or 100% joint and survivor annuity, or as a one‑time lump sum.

Supplemental Benefit Retirement Plan

The Supplemental Benefit Retirement Plan is an unfunded, non‑qualified plan. Benefits payable under this plan are equal to the excess of the qualified Retirement Plan amount that would be payable in accordance with the terms of the Retirement Plan disregarding the benefit and compensation limitations imposed pursuant to sections 415 and 401(a)(17) of the Code.

Benefits under the Supplemental Benefit Retirement Plan are payable upon termination or retirement as follows:

EXECUTIVE COMPENSATION ǀ 61
•	Accruals prior to January 1, 2005 are paid in a single lump sum in the January following the fiscal year in which the participant takes his qualified Retirement Plan benefit.

•
Accruals after December 31, 2004 are paid based on the date participants retire or terminate: in January immediately following if termination occurs during the first six months of the year; or in July if termination occurs during the second six months of the year. Participants will receive a benefit in the form of either five annual installments (if the lump sum value is at least $150,000); or in a single lump sum (if the lump sum value is less than $150,000).

Malaysian Defined Contribution Plan

All employees in Malaysia participate in the government mandatory retirement plan, managed by the Employer Provident Fund (EPF), a government agency.  This plan requires contribution from both the employer and the employee. We contribute a fixed contribution rate of 12%.  Mr. Gooi participates in this plan with an 11% contribution rate. Employees can also opt to contribute at a lower rate of 9%.  In addition, Mr. Gooi also participates in a Company-wide EPF Top-up plan, for which we contribute 3% of monthly base earning.  No employee contributions are accepted for this plan.

Non‑Qualified Deferred Compensation in Last Fiscal Year

The Deferred Compensation Plan is available to all active employees on our U.S. payroll with total target cash salary, including the short‑term Performance‑Based Compensation Plan, greater than or equal to $270,000 for 2017.
There are three types of earnings that may be deferred under the Deferred Compensation Plan:

•	Up to 100% of annual base pay earnings in excess of the IRS qualified plan limit of $270,000 for 2017;

•	Up to 95% of bonus earnings, discretionary and cash compensation paid under the Performance‑Based Compensation Plan; and

•	Up to 95% of performance-based compensation paid out in accordance with the terms of Keysight’s LTP Program. Awards under this program are paid out in the form of shares of our common stock.

Deferral elections may be made annually and can be part of overall tax planning for executives. There are several hypothetical investment options available under the Deferred Compensation Plan, which mirror the investment choices under the tax‑qualified 401(k) plan. All hypothetical investment choices are made by the participant. Based on market performance, dividends and interest are credited to participants’ hypothetical accounts from the investment funds that the participant has elected.

At the time participation is elected, employees must also elect payout in one of two forms that can commence upon termination or be delayed by an additional one, two or three years following termination:

•	A single lump sum payment; or

•	Annual installments over a five‑to‑15-year period.

Payouts are distributed to eligible participants in January of the year following termination, if termination occurs during the first six months of the calendar year. Otherwise, payouts are distributed to eligible participants in July of the year following termination where termination occurs during the second half of the calendar year. No early distributions or withdrawals are allowed. When and if received, a participant in the LTP Program may elect to defer his or her shares through the Deferred Compensation Plan at the time the award is granted. The LTP Program shares are deferred in the form of shares of our common stock only. At the end of the deferral period, the shares are simply released to the participant.

Although there is no obligation to fund the Deferred Compensation Plan, Keysight has established a rabbi trust as a source of funds to make payments under the Deferred Compensation Plan. The table below provides information on the non‑qualified deferred compensation of our NEOs for fiscal year 2017.

EXECUTIVE COMPENSATION ǀ 62
Non‑Qualified Deferred Compensation
Name	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Fiscal Year‑End
	($)(1)	($)	($)(2)	($)	($)(3)
Ronald S. Nersesian	$65,745	$0	$1,658,614	$0	$6,894,650
Neil Dougherty	$464,639	$0	$54,982	$0	$742,362
Jay Alexander	$0	$0	$0	$0	$0
Michael Gasparian	$217,349	$0	$3,215	$0	$648,058
Soon Chai Gooi (4)	$0	$0	$0	$0	$0
Bethany Mayer	$0	$0	$0	$0	$0

(1)
The amounts reflected include salary contribution amounts for fiscal year 2017 and the value of compensation earned as part of Keysight’s short-term cash incentives for fiscal year 2017. The salary contribution portion of the amounts reflected above is included in the amount reported as “Salary” in the “Summary Compensation Table. The short-term cash incentive portion of the amounts reflected above is included in the amount reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table for fiscal 2017.

(2)
The amounts reflected are not included in the Summary Compensation Table for fiscal 2017. These amounts consist of dividends, interest and change in market value attributed to each executive officer’s entire account balance during fiscal year 2017, which balance may include deferred compensation from previous periods. The amounts do not include the deferred compensation themselves. Such earnings were not preferential or above-market.

(3)
The following amounts included in this column for the Deferred Compensation Plan also have been reported in the Summary Compensation Table as compensation for a fiscal year prior to fiscal 2017: Mr. Nersesian: $1,194,716 and Mr. Gasparian: $159,741.

(4)	Mr. Gooi does not live in the United States and is not eligible to participate in the Deferred Compensation Plan.

Termination Arrangements – Severance Plan, Change of Control Severance Agreements & Equity Award Acceleration

Set forth below is a description of the plans and agreements that could result in potential payments to our NEOs in the case of their termination of employment and/or a change of control of Keysight.

Severance Plan

On March 18, 2015, the Compensation Committee adopted the Keysight Technologies, Inc. Officer and Executive Severance Plan (the "Severance Plan"). The Severance Plan provides for severance payments and benefits ("Severance Benefits") to our executive officers and vice presidents. The Severance Benefits do not apply in connection with a change of control of Keysight if an executive officer or vice president is covered under a change of control severance agreement or similar arrangement with Keysight. Accordingly, our NEOs who have each entered into a Change of Control Severance Agreement with us would only be entitled to the Severance Benefits in connection with a termination that occurs outside of the change of control context. The Severance Plan replaces any benefits provided by a workforce management program.

In general, in order to qualify for Severance Benefits, the executive officer's or vice president's employment must have been terminated either (i) by us other than for “cause”, misconduct, death, or physical or mental incapacity or (ii) by the executive officer or vice president for “good reason”. In addition to satisfying other conditions set forth in the Severance Plan, to qualify for Severance Benefits, the executive officer or vice president must execute a general release of claims in favor of Keysight and comply with certain post-termination restrictions, including, among other things, not soliciting our employees or the employees of our affiliates for a period of two years, continuing to comply with the terms his or her proprietary information and non-disclosure agreement, not making certain public statements concerning Keysight without first receiving Keysight’s written approval, and not taking actions that could cause Keysight or its employees or agents any embarrassment or humiliation or otherwise cause or contribute to Keysight or any such person being held in disrepute by the general public or Keysight’s employees, clients, or customers.

The Severance Plan provides for: (i) a lump sum cash severance payment, (ii) a pro-rated annual bonus, if any, for the performance period in which the executive officer's or vice president's employment terminates, subject to the achievement of the performance goals and other terms and conditions that apply to him or her for that performance period, provided that any individual goals will be deemed to have been earned at target, (iii) 12 months of accelerated vesting of stock awards that are subject only to service-based vesting conditions and are held by executive officers and vice presidents that are not retirement eligible, (iv) waiver of the service-vesting condition for restricted stock unit and/or restricted stock awards that are subject to performance-based vesting conditions, which will remain outstanding subject to the applicable performance conditions, and (v) a lump sum cash payment of $20,000 ($40,000 in the case of our CEO) to pay for the cost of COBRA health benefit continuation coverage or to be used for any other purpose the executive officer or vice president chooses.

EXECUTIVE COMPENSATION ǀ 63
The amount of the lump sum severance payment in the case of our executive officers, equals 100% (200% in the case of our CEO) of the sum of (i) his or her current annual base salary and (ii) his or her average actual annual bonus percentage as compared to the target percentage paid for the three fiscal years prior to the fiscal year in which he or she terminates employment, applied to his or her current base salary. For our vice presidents, the amount of the lump sum severance payment equals 100% of his or her annual base salary and does not take into account his or her bonus.

Further, if the executive officer or vice president is retirement-eligible under the terms of the applicable stock award, the executive officer or vice president will not receive the benefits described above but will instead benefit from the retirement treatment set forth in such award in accordance with its terms and the requirements of Section 409A of the Code.

Change of Control Severance Agreements

As noted above, each of our NEOs has entered into a Change of Control Severance Agreement with us. Under the Change of Control Severance Agreements, if a change of control of Keysight occurs and an NEO is involuntarily terminated without “cause” or voluntarily terminates within 3 months following the occurrence of an event constituting “good reason”, and such involuntary termination or “good reason” event occurs (i) within three months prior to a change of control, (ii) at the time of or within 24 months following the occurrence of a change of control, or (iii) at any time prior to a change of control, if such termination is at the request of the acquirer, then the NEO will be entitled to: (i) two times, or with respect to Mr. Nersesian three times, the sum of his base salary and target bonus, (ii) payment of $80,000 for medical insurance premiums, (iii) full vesting of all outstanding stock options and stock awards not subject to performance-based vesting, and (iv) a pro-rated bonus under any bonus plan applicable to the NEO, for the performance period in which the NEO’s termination of employment occurs equal to the amount, if any, of the bonus the NEO would have been paid based on the achievement of performance goals under the terms of such bonus plan had the NEO continued employment with Keysight until the end of such performance period. In addition, if the NEO experiences a qualifying termination prior to a change of control and any of his unvested stock awards terminate prior to the change of control before such awards would have otherwise vested on account of the qualifying termination, the NEO will receive a cash payment equal to the value of the shares that would have vested on the date of the change of control less any exercise price. The NEO’s stock awards that are subject to performance-based vesting will be governed by the applicable award agreement. The Change of Control Severance Agreements replace any benefits provided by a workforce management program.

As a condition to receiving such severance benefits, an NEO must execute a release of all of his rights and claims relating to his employment and comply with certain post-termination restrictions, including, among other things, not soliciting our employees or the employees of our affiliates for a period of two years, continuing to comply with the terms his proprietary information and non-disclosure agreement, not making certain public statements concerning Keysight without first receiving the Keysight’s written approval, and not taking actions that could cause Keysight or its employees or agents any embarrassment or humiliation or otherwise cause or contribute to Keysight or any such person being held in disrepute by the general public or Keysight’s employees, clients, or customers.

The Change of Control Severance Agreements with our NEOs do not provide for tax gross-ups of payments subject to the "golden parachute" excise tax under Section 4999 of the Code. Each Change of Control Severance Agreement instead contains a "better after-tax" provision, which provides that if any of the payments to the NEO constitutes a parachute payment under Section 280G of the Code, the payments will either be (i) reduced or (ii) provided in full to the NEO, whichever results in the NEO receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.

Acceleration and Continued Vesting of Equity Awards

Under each NEO’s stock award agreements, if an NEO dies or becomes fully disabled, his unvested stock options or stock awards that are subject only to service-based vesting conditions will fully vest and any performance awards will be earned, if at all, based on the satisfaction of the applicable performance measures and pro-rated if such death or disability occurs within the first 12 months of the vesting period. In addition, under each NEO’s stock award agreements when an NEO retires, his stock options and stock awards that are subject only to service-based vesting conditions continue to vest and any performance awards will be earned, if at all, based on the satisfaction of the applicable performance measures and pro-rated if such retirement occurs within the first 12 months of the vesting period. Currently, only Mr. Nersesian, Mr. Alexander, Mr. Gooi, and Mr. Gasparian are entitled to retirement vesting based on company-wide equity award agreement eligibility. In addition, in the event there is a change of control, under the Stock Plan, options or stock awards will fully vest immediately prior to the closing of the transaction unless such awards are assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor. Stock options and stock awards that are subject only to service-based vesting conditions vest on a "double-trigger" basis in connection with a change of control of Keysight pursuant to the Severance Plan and each NEO’s Change of Control Severance Agreement as discussed above, while each NEO’s performance awards provide that in the event of a change of control, such awards will be paid out at the greater of the target award or the accrued amount of the payout but will be pro-rated if such change of control occurs within the first 12 months of the vesting period.

EXECUTIVE COMPENSATION ǀ 64
“Cause,” “Good Reason” and “Change of Control” Definitions

For purposes of the Severance Plan, “good reason” means a material diminution in an executive officer’s or vice president’s authority, duties or responsibilities resulting in a significant diminution of position without the executive officer’s or vice president’s consent that is not cured by Keysight within 30 days of written notice to Keysight by the executive officer or the vice president of such diminution. “Good reason” will only exist if the executive officer or the vice president notifies Keysight of the occurrence of the events giving rise to such “good reason” within 30 days of their initial occurrence. An executive officer’s or vice president’s authority, duties or responsibilities will not be considered to be significantly diminished so long as the executive officer or the vice president continues to perform substantially the same functional role for Keysight as he or she performed immediately prior to the occurrence the events alleged to constitute “good reason” whether in the same location or another location assigned to him or her by Keysight. In addition, an executive officer’s or vice president’s authority, duties or responsibilities will not be considered to be significantly diminished solely by reason of a change to his or her title or compensation or benefits.

For purposes of the Change of Control Severance Agreements, "good reason" means (i) a more than $10,000 reduction of the NEO’s rate of compensation as in effect immediately prior to the effective date of the agreement or in effect immediately prior to the occurrence of a change of control, whichever is greater, other than reductions in base salary that apply broadly to employees of Keysight or reductions due to varying metrics and achievement of performance goals for different periods under variable pay programs; (ii) the failure to provide a package of benefits which, taken as a whole, provides substantially similar benefits to those in which the NEO is entitled to participate in the day prior to the occurrence of the change of control or any action by Keysight which would significantly and adversely affect the NEO’s participation or reduce the NEO’s benefits under any of such plans in existence the day prior to the Change of Control, other than changes that apply broadly to employees of Keysight; (iii) a change in the NEO’s duties, responsibilities, authority, job title, or reporting relationships resulting in a significant diminution of position, (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith which is remedied by Keysight within 30 days after notice thereof is given by the NEO); (iv) the NEO relocates to a worksite that is more than 35 miles from the NEO’s prior worksite, unless the NEO consents to such relocation; (v) failure or refusal of a successor to Keysight to assume Keysight’s obligations under the Change of Control Service Agreement; or (vi) the material breach by Keysight or any successor to Keysight of any of the material provisions of the NEO’s Change of Control Severance Agreement.  The NEO’s duties, responsibilities, authority, job title or reporting relationships will not be considered to be significantly diminished so long as the NEO continues to perform substantially the same functional role for Keysight as the NEO performed immediately prior to the occurrence of the change of control, even if Keysight becomes a subsidiary or division of another entity. In addition, to constitute “good reason”, the NEO must notify Keysight of any event purporting to constitute “good reason” within 60 days following the NEO’s knowledge of its existence, and Keysight will have 30 days in which to correct or remove such “good reason”, or such event will not constitute “good reason”.

For purposes of the Severance Plan and the Change of Control Severance Agreements, "cause" means misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty that has a material adverse effect on Keysight's business or reputation; (ii) repeated unexplained or unjustified absences from Keysight; (iii) refusal or willful failure to act in accordance with any specific directions or orders of Keysight that has a material adverse effect on Keysight's business or reputation; (iv) a material and willful violation of any state or federal law that would materially injure the business or reputation of Keysight as reasonably determined by the Board; (v) participation in a fraud or act of dishonesty against Keysight which has a material adverse effect on Keysight's business or reputation; or (vi) intentional, material violation by the NEO of any contract between the NEO and Keysight or any statutory duty of the NEO to Keysight that is not corrected within 30 days after written notice to the officer; provided, however, that “cause” in the case of the Change of Control Severance Agreements also means conduct by the NEO that the Board determines demonstrates gross unfitness to serve, and the NEO’s refusal or willful failure to act in accordance with any written policies of Keysight that has a material adverse effect on Keysight's business or reputation.

For purposes of the Change of Control Severance Agreements and the Stock Plan, a “Change of Control” means the occurrence of any of the following events: (i) the sale, exchange, lease or other disposition or transfer of all or substantially all of the consolidated assets of Keysight to a person or group which will continue the business of Keysight in the future; (ii) a merger or consolidation involving Keysight in which the shareholders of Keysight immediately prior to such merger or consolidation are not the beneficial owners of more than 75% of the total voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the total voting power of the outstanding voting securities of Keysight immediately prior to such merger or consolidation; or (iii) the acquisition of beneficial ownership of at least 25% of the total voting power of the outstanding voting securities of Keysight by a person or group. For purposes of the Change of Control Severance Agreements, a “Change of Control” also occurs if the incumbent members of the Board as of November 1, 2014 or their successors cease for any reason to constitute at least a majority of the Board.

EXECUTIVE COMPENSATION ǀ 65
Termination and Change of Control Table

For each of our NEOs, the table below estimates the amount of compensation that would be paid in the event of the following:

•	a change of control of Keysight occurs and the NEO experiences a qualifying termination under his Change of Control Severance Agreement;

•	a qualified termination under the Severance Plan;

•	a voluntary termination by the NEO or an involuntary termination of the NEO by Keysight with cause;

•	the termination of the NEO due to death or disability;

•	the retirement of the NEO;

•	a change of control of Keysight in which stock awards are not assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor; or

•	a change of control of Keysight in which stock awards are assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor.

The amounts shown assume that each of the terminations was effective October 31, 2017.

		Involuntary Termination or Resignation for Good Cause in Connection with a Change of Control ($) (1)	Qualifying Termination under Severance Plan ($) (2)	Voluntary Termination or Involuntary Termination with Cause ($)	Death or Disability ($) (3)	Retirement ($) (4)	Change of Control with No Replacement Equity ($) (5)	Change of Control with Replacement Equity ($) (6)
Ronald S. Nersesian	Cash Severance Payments	6,873,750	4,350,580	-	-	-	-	-
	Continuation of Benefits (7)	80,000	40,000	-	-	-	-	-
	Stock Award Acceleration (8)	8,966,127	-	-	8,966,127	-	8,966,127	-
	Stock Award Cont'd Vesting (9)	-	8,966,127	-	-	8,966,127	-	-
	Stock Option Acceleration (10)	2,741,837	-	-	2,741,837	-	2,741,837	-
	Stock Option Cont'd Vesting (10)	-	2,741,837	-	-	2,741,837	-	-
	Performance Awards (11)	10,351,245	10,351,245	-	10,351,245	10,351,245	10,351,245	-
	Pension Benefits (12)	1,182,367	1,182,367	1,182,367	1,182,367	1,182,367	-	-
	Total Termination Benefits:	30,195,327	27,632,157	1,182,367	23,241,577	23,241,577	22,059,210	-

Neil Dougherty	Cash Severance Payments	1,850,000	997,857	-	-	-	-	-
	Continuation of Benefits (7)	80,000	20,000	-	-	-	-	-
	Stock Award Acceleration (8)	2,681,965	783,758	-	2,681,965	-	2,681,965	-

EXECUTIVE COMPENSATION ǀ 66
		Involuntary Termination or Resignation for Good Cause in Connection with a Change of Control ($) (1)	Qualifying Termination under Severance Plan ($) (2)	Voluntary Termination or Involuntary Termination with Cause ($)	Death or Disability ($) (3)	Retirement ($) (4)	Change of Control with No Replacement Equity ($) (5)	Change of Control with Replacement Equity ($) (6)
	Stock Award Cont'd Vesting (9)	-	-	-	-	-	-	-
	Stock Option Acceleration (10)	174,388	174,388	-	174,388	-	174,388	-
	Stock Option Cont'd Vesting (10)	-	-	-	-	-	-	-
	Performance Awards (11)	2,114,901	2,114,901	-	2,114,901	-	2,114,901	-
	Pension Benefits (12)	401,415	401,415	401,415	401,415	401,415	-	-
	Total Termination Benefits:	7,302,669	4,492,319	401,415	5,372,669	401,415	4,971,254	-

Jay Alexander	Cash Severance Payments	1,620,000	900,800	-	-	-	-	-
	Continuation of Benefits (7)	80,000	20,000	-	-	-	-	-
	Stock Award Acceleration (8)	1,234,405	-	-	1,234,405	-	1,234,405	-
	Stock Award Cont'd Vesting (9)	-	1,234,405	-	-	1,234,405	-	-
	Stock Option Acceleration (10)	121,469	-	-	121,469	-	121,469	-
	Stock Option Cont'd Vesting (10)	-	121,469	-	-	121,469	-	-
	Performance Awards (11)	1,601,330	1,601,330	-	1,601,330	1,601,330	1,601,330	-
	Pension Benefits (12)	723,428	723,428	723,428	723,428	723,428	-	-
	Total Termination Benefits:	5,380,632	4,601,432	723,428	3,680,632	3,680,632	2,957,203	-

Michael Gasparian	Cash Severance Payments	1,980,000	1,072,762	-	-	-	-	-
	Continuation of Benefits (7)	80,000	20,000	-	-	-	-	-
	Stock Award Acceleration (8)	1,618,103	-	-	1,618,103	-	1,618,103	-
	Stock Award Cont'd Vesting (9)	-	1,618,103	-	-	1,618,103	-	-
	Stock Option Acceleration (10)	320,377	-	-	320,377	-	320,377	-
	Stock Option Cont'd Vesting (10)	-	320,377	-	-	320,377	-	-
	Performance Awards (11)	1,653,147	1,653,147	-	1,653,147	1,653,147	1,653,147	-
	Pension Benefits (12)	39,955	39,955	39,955	39,955	39,955	-	-
	Total Termination Benefits:	5,691,583	4,724,345	39,955	3,631,583	3,631,583	3,591,628	-

EXECUTIVE COMPENSATION ǀ 67
		Involuntary Termination or Resignation for Good Cause in Connection with a Change of Control ($) (1)	Qualifying Termination under Severance Plan ($) (2)	Voluntary Termination or Involuntary Termination with Cause ($)	Death or Disability ($) (3)	Retirement ($) (4)	Change of Control with No Replacement Equity ($) (5)	Change of Control with Replacement Equity ($) (6)
Soon Chai Gooi	Cash Severance Payments (13)	1,525,714	-	-	-	-	-	-
	Continuation of Benefits (7)	80,000	-	-	-	-	-	-
	Stock Award Acceleration (8)	1,979,949	-	-	1,979,949	-	1,979,949	-
	Stock Award Cont'd Vesting (9)	-	-	-	-	1,979,949	-	-
	Stock Option Acceleration (10)	177,314	-	-	177,314	-	177,314	-
	Stock Option Cont'd Vesting (10)	-	-	-	-	177,314	-	-
	Performance Awards (11)	2,422,945	-	-	-	-	2,422,945	-
	Pension Benefits (12)	-	-	-	-	-	-	-
	Total Termination Benefits:	6,185,921	-	-	2,157,262	2,157,262	4,580,208	-

Bethany Mayer (14)	Cash Severance Payments	2,800,000	-	-	-	-	-	-
	Continuation of Benefits (7)	80,000	-	-	-	-	-	-
	Stock Award Acceleration (8)	911,625	-	-	911,625	-	911,625	-
	Stock Award Cont'd Vesting (9)	-	-	-	-	-	-	-
	Stock Option Acceleration (10)	-	-	-	-	-	-	-
	Stock Option Cont'd Vesting (10)	-	-	-	-	-	-	-
	Performance Awards (11)	1,367,438	-	-	1,367,438	-	1,367,438	-
	Pension Benefits (12)	-	-	-	-	-	-	-
	Total Termination Benefits:	5,159,063	-	-	2,279,063	-	2,279,063	-

(1)
Under the Change of Control Severance Agreements, if a change of control of Keysight occurs and an NEO is involuntarily terminated without cause or voluntarily terminates within 3 months following the occurrence of an event constituting “good reason”, and such involuntary termination or “good reason” event occurs (i) within three months prior to a change of control, (ii) at the time of or within 24 months following the occurrence of a change of control, or (iii) at any time prior to a change of control, if such termination is at the request of the acquirer, his or her unvested stock options and stock awards that are subject only to service-based vesting conditions will fully vest. In addition, pursuant to the terms of each NEO’s performance award agreement, following the end of the performance period (or any earlier performance period termination date in connection with the change of control), performance awards will be paid out at the greater of the target award or the accrued amount of the payout. We have assumed that the awards will be settled for the target number of shares for purposes of determining the amounts paid out under each NEO’s performance awards. Because fiscal 2017 short-term cash incentives would have been earned, if at all, as of October 31, 2017, we have not included these amounts in this column.

(2)
Under the Severance Plan, the vesting of stock options and stock awards which would have occurred during the 12-month period following termination of employment will accelerate. Any remaining unvested stock options and stock awards will be forfeited. Unvested performance stock awards will no longer be subject to any service-based vesting requirements, but will only be paid out based on actual performance at the end of the performance period.  For purposes of determining the amounts earned under each NEO’s performance awards, we have assumed that the awards will be settled for the target number of shares.

(3)
Each NEO’s stock awards that are subject only to service-based vesting conditions provide that if an NEO dies or becomes disabled, his or her unvested stock options and stock awards will fully vest. Each NEO’s performance stock awards provide that any unvested awards will no longer be subject to any service-based vesting requirements, but will only be paid out based on actual performance at the end of the performance period. For purposes of determining the amounts earned under each NEO’s performance awards, we have assumed that the awards will be settled for the target number of shares.

(4)
Each NEO’s stock awards that are subject only to service-based vesting provide that if an NEO retires from Keysight, all unvested stock options and stock awards continue to vest per the original terms of the grant. Each NEO’s performance stock awards provide that any unvested awards will no longer be subject to any service-based vesting requirements, but will only be paid out based on actual performance at the end of the performance period. As of October 31, 2017, Mr. Nersesian, Mr. Alexander, Mr. Gooi and Mr. Gasparian were eligible for such continued vesting upon retirement. For purposes of determining the amounts earned under each NEO’s performance awards, we have assumed that the awards will be settled for the target number of shares.

EXECUTIVE COMPENSATION ǀ 68
(5)
Under the Stock Plan in the event of a change of control of Keysight, all stock awards granted under the Stock Plan will accelerate if they are not assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor. We have assumed that the NEOs have not been terminated for purposes of determining the amounts in this column.  For purposes of determining the amounts paid out under each NEO’s performance awards, we have assumed that the awards will be settled for the target number of shares.

(6)
Under the Stock Plan in the event of a change of control of Keysight, all stock awards granted under the Stock Plan will not accelerate if they are assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor.  We have assumed that the NEOs have not been terminated for purposes of determining the amounts in this column.

(7)
Flat lump sum benefit for healthcare expenses, including additional health plan premium payments that may result from termination in the event of change of control or a qualified termination under the Severance Plan.

(8)	Calculated the acceleration value of the time-based stock awards using $44.67, the closing price of Keysight common stock as of October 31, 2017 (the “Fiscal Year End Price”).

(9)	For purposes of determining the value of the time-based stock awards, we have assumed that the Fiscal Year End Price remains constant through each applicable vesting date.

(10)	Calculated using the in-the-money value of unvested options as of October 31, 2017, based on the Fiscal Year End Price.

(11)
To determine the value of performance-based stock awards in scenarios where such awards will continue to vest, we have assumed that the Fiscal Year End Price remains constant through each applicable vesting date. The value of performance-based stock awards that accelerate was calculated using the Fiscal Year End Price.

(12)
For information regarding potential payments upon termination under the Deferred Compensation Plan and the Retirement Plan, and the Supplemental Benefit Retirement Plan, in which our NEOs participate, see "Non-Qualified Deferred Compensation in Last Fiscal Year" and "Pension Benefits" above.

(13)
The amounts for Mr. Gooi's Cash Severance Payment are shown in U.S. Dollars but would be payable to him in Malaysian Ringgit. To convert the amount payable in U.S. Dollars, we used the exchange rate as of October 31, 2017, or 4.233126461 Malaysian Ringgits per U.S. Dollar.

(14)
Ms. Mayer resigned effective December 1, 2017, and she did not receive any severance benefits in connection with her termination of employment. Upon the termination of her employment, Ms. Mayer ceased to be eligible for the benefits under her Change of Control Severance Agreement and her equity awards terminated for no consideration.

FREQUENTLY ASKED QUESTIONS ǀ 69
FREQUENTLY ASKED QUESTIONS

Q:	Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

A:
In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including this Proxy Statement and our 2017 Annual Report to Stockholders, by providing access to such documents on the Internet. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, commencing on or about February 9, 2018, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to most of our stockholders which will instruct you as to how to access and review the proxy materials on the Internet. The Notice also instructs you to submit your proxy via the Internet. If you would like to receive a paper or email copy of our proxy materials, please follow the instructions for requesting such materials in the Notice.

Q:	Why am I receiving these materials?

A:
Keysight is providing these proxy materials to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with Keysight’s 2018 Annual Meeting of stockholders, which will take place on March 22, 2018. Stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

Q:	Who is soliciting my proxy?

A:	Keysight is soliciting proxies to be used at the Annual Meeting of stockholders on March 22, 2018, for the purposes set forth in the foregoing notice.

Q:	What is included in these materials?

A:	These materials include:

•	Proxy Statement for Keysight’s 2018 Annual Meeting; and
•	2017 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

Q:	What information is contained in these materials?

A:
The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and our most highly paid officers and certain other required information.

Q:	What proposals will be voted on at the Annual Meeting?

A:	There are four proposals scheduled to be voted on at the Annual Meeting:

•	the election of three directors for a 3-year term;
•	the approval of the amendment and restatement of the 2014 Equity and Incentive Compensation Plan
•	the ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Keysight’s independent registered public accounting firm for fiscal year 2018; and
•	an advisory vote to approve the compensation of Keysight’s named executive officers for fiscal year 2017.

Q:	What is the Keysight Board’s voting recommendation?

A:	Keysight’s Board recommends that you vote your shares:

•	“FOR” each of the nominees to the Board;
•	“FOR” the approval of the amendment and restatement of the 2014 Equity and Incentive Compensation Plan;
•	“FOR” the ratification of the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Keysight’s independent registered public accounting firm for fiscal year 2018; and
•	“FOR” the approval of the compensation of Keysight’s named executive officers for fiscal year 2017.

FREQUENTLY ASKED QUESTIONS ǀ 70
Q:	What shares owned by me can be voted?

A:
All shares owned by you as of the close of business on January 31, 2018 (the “Record Date”) may be voted. You may cast one vote for each share of common stock that you held on the Record Date. These include shares that are: (1) held directly in your name as the stockholder of record, including shares received or purchased through the Keysight Technologies, Inc. 2014 Equity Plan and the Keysight Technologies, Inc. Employee Stock Purchase Plan, and (2) held for you as the beneficial owner through a stockbroker, bank or other nominee or held for your account by the Keysight Technologies, Inc. Deferred Compensation Plans. On the Record Date, Keysight had 187,511,928 shares of common stock issued and outstanding.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
Most stockholders of Keysight hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with Keysight’s transfer agent, Computershare Trust Company, you are considered, with respect to those shares, the stockholder of record, and the Notice, or if requested, these proxy materials was sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders, Ronald S. Nersesian, Keysight’s President and Chief Executive Officer, and Stephen D. Williams, Keysight’s Senior Vice President, General Counsel and Secretary, or to vote in person at the Annual Meeting. If you requested printed copies of the proxy materials, Keysight has enclosed a proxy card for you to use. You may also vote on the Internet or by telephone, as described below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and these proxy materials were forwarded to you by your broker or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you are invited to attend the Annual Meeting. You also have the right to direct your broker on how to vote these shares. Your broker or nominee should have enclosed a voting instruction card for you to direct your broker or nominee how to vote your shares. You may also vote by Internet or by telephone, as described below under “How can I vote my shares without attending the Annual Meeting?” However, shares held in “street name” may be voted in person by you only if you obtain a signed proxy from the record holder (stock brokerage, bank, or other nominee) giving you the right to vote the shares.

Q:	How can I vote my shares in person at the Annual Meeting?

A
Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote your shares in person at the Annual Meeting, please bring proof of ownership of Keysight stock on the record date, such as the Notice of Internet Availability of Proxy Materials, legal proxy, voting instruction card provided by your broker, bank or nominee, or a proxy card as well as proof of identification. Even if you plan to attend the Annual Meeting, Keysight recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:
Whether you hold your shares directly as the stockholder of record or beneficially in “street name,” you may direct your vote without attending the Annual Meeting by proxy. You can vote by proxy over the Internet or by telephone. Please follow the instructions provided in the Notice, or, if you request printed copies of proxy materials, on the proxy card or voting instruction card.

FREQUENTLY ASKED QUESTIONS ǀ 71
Q:	Can I revoke my proxy or change my vote?

A:
You may revoke your proxy or change your voting instructions prior to the vote at the Annual Meeting. You may enter a new vote by using the Internet or the telephone or by mailing a new proxy card or new voting instruction card bearing a later date (which will automatically revoke your earlier voting instructions) or by attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting in person will not cause your previously granted proxy to be revoked unless you specifically so request.

Q:	How are votes counted?

A:
In the election of directors, your vote may be cast “FOR” or “AGAINST” one or more of the nominees, or you may “ABSTAIN” from voting with respect to one or more of the nominees. Shares voting “ABSTAIN” have no effect on the election of directors.

For proposals 2, 3, and 4 your vote may be cast “FOR” or, “AGAINST” or you may “ABSTAIN.”

If you “ABSTAIN,” it has the same effect as a vote “AGAINST” proposals 2, 3 and 4. If you sign your proxy card or broker voting instruction card with no further instructions, your shares will be voted as described below in “Abstentions and Broker Non-Votes.”

Abstentions and Broker Non-Votes

Any shares represented by proxies that are marked to “ABSTAIN” from voting on a proposal will be counted as present in determining whether we have a quorum. They will also be counted in determining the total number of shares entitled to vote on a proposal. Abstentions and, if applicable, broker non-votes will not be counted as votes “FOR” or “AGAINST” a director nominee. Accordingly, abstentions are not counted for the purpose of determining the number of votes cast in the election of directors.

If your shares are held in street name and you do not instruct your broker on how to vote your shares, your broker, in its discretion, may either leave your shares unvoted or vote your shares on routine matters. Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. In accordance with federal legislation adopted in 2010, the SEC has approved changes to NYSE Rule 452, the broker vote rule, that make executive compensation matters, including say-on-pay, non-routine matters. If your broker returns a proxy card but does not vote your shares, this results in a “broker non-vote.” Broker non-votes will be counted as present for the purpose of determining a quorum.

Proposals 1 (election of directors) and 3 (approval of the compensation of Keysight’s named executive officers) are not considered routine matters, and without your instruction, your broker cannot vote your shares. Because brokers do not have discretionary authority to vote on these proposals, broker non-votes will not be counted for the purpose of determining the number of votes cast on these proposals.

Q:	What is the voting requirement to approve each of the proposals?

A:
Proposal 1, Election of Directors: Under our majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote. A “majority of the votes cast” means that the number of votes cast “FOR” a director must exceed 50% of the votes cast with respect to that director. Abstentions and broker non-votes will not count as a vote “for” or “against” a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.

Our Board has adopted a policy under which, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to our Board. The Nominating and Corporate Governance Committee, or another duly appointed Committee of the Board, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. Keysight will publicly disclose the Committee’s determination regarding the tendered resignation and the rationale behind the decision in a Current Report on Form 8-K filed with the SEC.

FREQUENTLY ASKED QUESTIONS ǀ 72
Proposal 2, Approval of the Amendment and Restatement of the 2014 Equity and Incentive Compensation Plan:  The approval of the Amendment and Restatement of the 2014 Equity and Incentive Compensation Plan requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on this proposal in the absence of voting instructions from the beneficial owner.

Proposal 3, Ratification of the Independent Registered Public Accounting Firm: The appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as a vote against this proposal. The approval of Proposal 3 is a routine proposal on which a broker or other nominee is generally empowered to vote in the absence of voting instructions from the beneficial owner, so broker non-votes are unlikely to result from this proposal.

Proposal 4, Approval of the Compensation of Keysight’s Named Executive Officers: The advisory vote regarding approval of the compensation of Keysight’s named executive officers requires the affirmative vote of a majority of shares present at the Annual Meeting, in person or by proxy, and entitled to vote on the proposal. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on this proposal as brokers are not entitled to vote on this proposal in the absence of voting instructions from the beneficial owner.

Q:	What does it mean if I receive more than one Notice, proxy or voting instruction card?

A:
It means your shares are registered differently or are in more than one account. For each Notice you receive, please enter your vote on the Internet for each control number you have been assigned. If you receive paper copies of proxy materials, please provide voting instructions for all proxy and voting instruction cards you receive.

Q:	Where can I find the voting results of the Annual Meeting?

A:	Keysight will announce preliminary voting results at the Annual Meeting and publish preliminary, or final results if available, in a Form 8-K within four business days of the Annual Meeting.

Q:	What happens if additional proposals are presented at the Annual Meeting?

A:
Other than the four proposals described in this Proxy Statement, Keysight does not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Ronald S. Nersesian, Keysight’s President and Chief Executive Officer, and Stephen D. Williams, Keysight’s Senior Vice President, General Counsel and Secretary, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason, any one or more of Keysight’s nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board.

Q:	What is the quorum requirement for the Annual Meeting?

A:
The quorum requirement for holding the Annual Meeting and transacting business is a majority of the outstanding shares entitled to be voted. The shares may be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to the matter on which the broker has expressly not voted. Thus, broker non-votes will not affect the outcome of any of the matters being voted on at the Annual Meeting. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner and (2) the broker lacks discretionary voting power to vote such shares.

Q:	Who will count the vote?

A:	A representative of Computershare Trust Company will tabulate the votes and act as the inspector of election.

Q:	Is my vote confidential?

A:
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Keysight or to third parties except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote and (3) to facilitate a successful proxy solicitation by the Board. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to Keysight’s management.

FREQUENTLY ASKED QUESTIONS ǀ 73
Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:
Keysight will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. Keysight has retained the services of Georgeson, Inc. (“Georgeson”) to aid in the solicitation of proxies from banks, brokers, nominees and intermediaries. Keysight estimates that it will pay Georgeson a fee of $11,000 for its services. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by Keysight’s directors, officers and employees, who will not receive any additional compensation for such solicitation activities. In addition, Keysight may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners.

Q:	May I propose actions for consideration at next year’s Annual Meeting of stockholders or nominate individuals to serve as directors?

A:	You may submit proposals for consideration at future annual stockholder meetings, including director nominations.

Stockholder Proposals: In order for a stockholder proposal to be considered for inclusion in Keysight’s proxy statement for next year’s Annual Meeting, the written proposal must be received by Keysight no later than December 23, 2018 and should contain such information as is required under Keysight’s Bylaws. Such proposals will need to comply with the SEC’s regulations regarding the inclusion of stockholder proposals in Keysight sponsored proxy materials. In order for a stockholder proposal to be raised from the floor during the 2018 Annual Meeting, written notice must have been received by Keysight no later than December 17, 2017 and should contain such information as required under Keysight’s Bylaws.

Nomination of Director Candidates: Keysight’s Bylaws permit stockholders to nominate directors at a stockholder meeting. In order to make a director nomination at an annual stockholder meeting, it is necessary that you notify Keysight not less than 90 days before the first anniversary of the preceding year’s Annual Meeting. Keysight’s 2018 Annual Meeting is March 22, 2018, thus, in order for such nomination notice to be timely for next year’s Annual Meeting, it must be received by Keysight not later than December 23, 2018. In addition, the notice must meet all other requirements contained in Keysight’s Bylaws and include any other information required pursuant to Regulation 14A under the Exchange Act.

Copy of Bylaw Provisions: You may contact the Keysight Corporate Secretary at Keysight’s corporate headquarters for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Additionally, a copy of Keysight’s Bylaws can be accessed on the Keysight Investor Relations Web site at http://www.investor.keysight.com. Click “Corporate Governance” and then “Governance Policies” on the left hand side of the screen.

Q:	How do I obtain a separate set of proxy materials if I share an address with other stockholders?

A:
To reduce expenses, in some cases, we are delivering one set of the proxy materials or, where applicable, one Notice to certain stockholders who share an address, unless otherwise requested by one or more of the stockholders. For stockholders receiving hard copies of the proxy materials, a separate proxy card is included with the proxy materials for each stockholder. For stockholders receiving a Notice, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you have only received one set of the proxy materials or one Notice, you may request separate copies at no additional cost to you by calling us at (707) 577-3225 or by writing to us at Keysight Technologies, Inc., 1400 Fountaingrove Parkway, Santa Rosa, California 95403, Attn: Stockholder Records. If you received a Notice and you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice.

You may also request separate paper proxy materials or a separate Notice for future annual meetings by following the instructions for requesting such materials in the Notice, or by contacting us by calling or writing.

FREQUENTLY ASKED QUESTIONS ǀ 74
Q:	If I share an address with other stockholders of Keysight, how can we get only one set of voting materials for future meetings?

A:
You may request that we send you and the other stockholders who share an address with you only one Notice or one set of proxy materials by calling us at (707) 577-3225 or by writing to us at: Keysight Technologies, Inc., 1400 Fountaingrove Parkway, Santa Rosa, California 95403, Attn: Stockholder Records.

You may receive a copy of Keysight’s Annual Report on Form 10-K for the fiscal year ended October 31, 2017 without charge by sending a written request to Keysight Technologies, Inc., 1400 Fountaingrove Parkway, California 95403, Attn: Investor Relations.

By Order of the Board,

Stephen D. Williams
Senior Vice President, General Counsel
and Secretary
Dated: February 9, 2018

APPENDIX A ǀ 75
APPENDIX A

KEYSIGHT TECHNOLOGIES, INC.
2014 EQUITY AND INCENTIVE COMPENSATION PLAN
(As Amended and Restated on November 16, 2017)

1.  Purpose and Background of the Plan.  The purpose of this 2014 Equity and Incentive Compensation Plan is to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the stockholders’ interest and share in the Company’s success.  The Plan is intended to permit the grant of Awards that qualify as performance-based compensation under Section 162(m) of the Code.  The 2014 Equity and Incentive Compensation Plan was originally adopted by the Board on July 16, 2014, subsequently amended and restated by the Board on September 29, 2014 and January 22, 2015 and became effective as of November 1, 2014 (the “Effective Date”). The Plan has been further amended and restated by the Board on November 16, 2017, subject to approval of the stockholders of the Company.

2.  Definitions.  As used herein, the following definitions shall apply:

(a)  “Administrator” means the Board or any of its Committees as shall be administering the Plan, in accordance with Section 4 of the Plan.

(b)  “Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator.

(c)  “Agilent” means Agilent Technologies, Inc., a Delaware corporation.

(d)  “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, the rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(e)  “Award” means a Cash Award, dividend equivalent, SAR, Stock Award, or Option granted, or Converted Award issued, in accordance with the terms of the Plan.

(f)  “Award Agreement” means a written or electronic agreement between the Company and an Awardee (and, in the case of a Converted Award, originally between Agilent and the Awardee) evidencing the terms and conditions of an individual Award.  The Award Agreement is subject to the terms and conditions of the Plan.

(g)  “Awardee” means the holder of an outstanding Award.

(h)  “Awardee Eligible to Vest” means the holder of an outstanding Award who is providing Service.

(i)  “Board” means the Board of Directors of the Company.

(j)  “Cash Awards” means cash awards granted pursuant to Section 13 of the Plan.

(k)  “Code” means the United States Internal Revenue Code of 1986, as amended.  Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

(l)  “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 of the Plan hereof.

(m)  “Common Stock” means the common stock of the Company.

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(n)  “Company” means Keysight Technologies, Inc., a Delaware corporation, or any successor thereto.

(o)  “Consultant” means any consultant or advisor if: (i) the consultant or advisor renders bona fide services to the Company or any Subsidiary or Affiliate; (ii) the services rendered by the consultant or advisor are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (iii) the consultant or advisor is a natural person.

(p)  “Converted Award” means an Award that is issued to satisfy the automatic adjustment and conversion of awards over Agilent common stock contemplated under Section 4.01 of the Employee Matters Agreement.  For the avoidance of doubt, any Converted Award shall be governed by the provisions of the original Award Agreement applicable to such Converted Award.

(q)  “Deferred Share” shall mean the grant of a Stock Award consisting of a contractual right to receive a Share in the future after attainment of the vesting criteria established by the Administrator.

(r)  “Director” means a member of the Board.

(s)  “Employee” means an individual who is providing services as a full time or part time employee of the Company or any Subsidiary or Affiliate for the relevant period, including Officers and Directors, but shall exclude individuals who are classified as (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise.  Unless otherwise determined by the Administrator, an Awardee shall not cease to be an Employee in the case of (A) any leave of absence approved by the Company or its Subsidiary or Affiliate, or (B) transfers between locations of the Company or between the Company and/or any Subsidiary or Affiliate.  Neither Service as a Director nor payment of a director’s fee by the Company shall be sufficient to constitute “employment” by the Company.

(t)  “Employee Matters Agreement” means that certain Employee Matters Agreement dated August 1, 2014 by and between Agilent and the Company relating to the transfer of employees in connection with the separation of the Company’s business from Agilent’s business, which agreement is incorporated herein by reference.

(u)  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(v)  “Fair Market Value” means, as of any date, the quoted closing sales price for the Common Stock as of such date (or if no sales were reported on such date, the closing price on the last preceding day a sale was made) as quoted on the stock exchange or a national market system, with the highest trading volume, as reported in such source as the Administrator shall determine consistent with applicable requirements of Section 409A of the Code.

(w)  “Grant Date” means the date selected by the Administrator, from time to time, upon which Awards are granted to Participants pursuant to this Plan; in the case of a Converted Award, the Grant Date means the grant date applicable to the original award covering Agilent common stock corresponding to the Converted Award.

(x)  “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(y)  “Non-Employee Director” means a Director who is not an Employee.

(z)  “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(aa)  “NYSE” means the New York Stock Exchange.

(bb)  “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(cc)  “Option” means a conditional opportunity granted pursuant to the Plan to purchase shares of the Company’s common stock at some point in the future at a price that is established on the Grant Date.  Options granted under the Plan may be Incentive Stock Options or Nonstatutory Stock Options.

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(dd)  “Participant” means an Employee, Director (including a Non-Employee Director) or Consultant.

(ee)  “Performance Award” means a Stock Award or Cash Award granted pursuant to Section 14.

(ff)  “Performance Criteria” means the following: (i) sales revenue; (ii) gross margin; (iii) operating margin; (iv) operating income; (v) pre-tax profit; (vi) earnings before any or all of the following items: interest, taxes, depreciation or amortization; (vii) net income; (viii) expenses; (ix) the market price of the shares; (x) earnings per share; (xi) return on stockholder equity; (xii) return on capital; (xiii) return on net assets; (xii) economic value added; (xiii) market share; (xiv) customer service; (xv) customer satisfaction; (xvi) safety; (xvii) total stockholder return; (xviii) free cash flow; (xix) size-adjusted growth in earnings; (xx) implementation, completion or attainment of objectives relating to research, development, integration, regulatory, commercial, or strategic milestones; any of which may be measured in absolute terms or as compared to any incremental increase or as compared to the result of a peer group or securities or stock market index, and each of may be expressed in terms of overall Company performance, the performance of a Subsidiary or Affiliate, the performance of a division or a business unit of the Company or a Subsidiary or Affiliate, as determined by the Administrator in its sole discretion.

(gg)  “Performance Share” means a Share acquired pursuant to a grant of a Stock Award that is subject to vesting based upon the attainment of one or more Performance Criteria or other performance conditions.

(hh)  “Performance Unit” means the grant of a Stock Award consisting of a contractual right to receive a Share based in whole or in part, upon the attainment of one or more Performance Criteria or other performance conditions.

(ii)  “Plan” means this 2014 Equity and Incentive Compensation Plan, as amended and restated, and as may be further amended from time to time.

(jj)  “Restricted Stock” means a Share acquired pursuant to a grant of a Stock Award under Section 12 of the Plan that is subject to certain restrictions as set forth in Section 12 and in the Award Agreement.

(kk)  “Restricted Stock Unit” means the grant of a Stock Award consisting of a contractual right to receive a Share (or the cash equivalent of a Share) in accordance with Section 12 of the Plan and the Award Agreement.

(ll)  “Service” means service as an Employee, Director, Non-Employee Director or Consultant.  A Participant’s Service does not terminate when continued service crediting is required by Applicable Law, as determined by the Administrator, in its sole discretion.  The Administrator determines which leaves of absence count toward Service, and when Service terminates for all purposes under the Plan.  Further, unless otherwise determined by the Administrator, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant provides Service to the Company, a Subsidiary or an Affiliate, or a transfer between entities (the Company or any Subsidiary or Affiliate); provided there is no interruption or other termination of Service.

(mm)  “Share” means a share of the Common Stock, as adjusted in accordance with Section 18 of the Plan.

(nn)  “SAR” means a stock appreciation right granted pursuant to Section 11 of the Plan.

(oo)  “Stock Award” means a right to purchase or receive Common Stock pursuant to an Award described in Section 12, including any such right that is a Converted Award.

(pp)  “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.  Stock Subject to the Plan.  Subject to the provisions of Section 18 of the Plan, the maximum aggregate number of Shares that may be issued under the Plan is 21,800,000 Shares.  The Shares may be authorized, but unissued, or reacquired Common Stock.

For the avoidance of doubt, any Shares issued pursuant to a Converted Award shall reduce the maximum number of Shares issuable under this Section 3.

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If a SAR may be settled in Shares or in cash, then the number of Shares subject to the SAR shall reduce the number of Shares available for grant under the Plan.

If an Award is forfeited, expires or becomes unexercisable without having been exercised in full, the Shares which expire or are forfeited, shall become available for future grant or sale under the Plan (unless the Plan has terminated).  Notwithstanding the foregoing, no Shares may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code.  The following Shares may not again be made available for issuance as Awards under the Plan: (a) Shares not issued or delivered as a result of the net settlement of an outstanding SAR, (b) Shares used to pay the exercise price or withholding taxes related to an outstanding Award, or (c) Shares repurchased on the open market with the proceeds of the option exercise price.  Notwithstanding the foregoing, if Shares issued pursuant to a Stock Award are repurchased by the Company at their original purchase price, such Shares shall become available for future grant under the Plan.

Notwithstanding the foregoing, Shares issued pursuant to awards (including, but not limited to Conversion Options described in Section 4(c)(x)) assumed or issued in substitution of other awards in connection with the acquisition by the Company or a Subsidiary of an unrelated entity shall not reduce the maximum number of Shares issuable under this Section 3.  In addition, to the extent the Company assumes Shares originally reserved for issuance under a plan that was previously maintained by an acquired company, those Shares shall be available for Award under this Plan to eligible individuals who were not employed by the Company or any of its Subsidiaries or Affiliates immediately before such acquisition and such Shares shall not reduce the maximum number of Shares issuable under this Section 3; provided, however, that this sentence shall not apply to any plan which was not previously approved by the stockholders of the acquired company.

4.  Administration of the Plan.

(a)  The Board or a Committee appointed by the Board shall be the Administrator.  To the extent the Board acts as the Administrator, references herein to “Committee” shall include the Board.

(b)  Procedure.

(i)      Multiple Administrative Bodies.  The Plan may be administered by different Committees with respect to different groups of Participants.

(ii)     Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan shall be administered with respect to “covered employees” as defined by Section 162(m) of the Code by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)    Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), the transactions contemplated hereunder shall be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)    Independent Directors.  To the extent necessary to satisfy the rules of the applicable U. S. national securities exchange that is the principal trading market for the Common Stock, the members of the Committee shall qualify as “independent directors.”

(v)    Other Administration.  Subject to Applicable Law and the rules of the U.S. national securities exchange that is the principal trading market for the Common Stock, the Board may delegate to the Executive Committee of the Board (the “Executive Committee”) or other officer(s) of the Company the power to approve Awards to Participants who are not (A) subject to Section 16 of the Exchange Act or (B) at the time of such approval, “covered employees” under Section 162(m) of the Code.

(c)  Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator shall have the authority, in its discretion:

(i)      to select the Participants to whom Awards may be granted hereunder;

(ii)     to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

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(iii)    to approve forms of agreement for use under the Plan;

(iv)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder.  Such terms and conditions include, but are not limited to, the exercise price, the time or times when an Award may be exercised (which may or may not be based on Performance Criteria or other performance conditions), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine;

(v)     to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(vi)    to adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures.  Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub-plans to the Plan and addenda to Award Agreements as the Administrator deems desirable, to accommodate foreign tax, securities and other laws, regulations and practice;

(vii)   to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Award Agreement addenda;

(viii)  to make all determinations whether an individual is an Awardee Eligible to Vest and when such eligibility ceases;

(ix)    to modify or amend each Award, provided, however, that except as set forth in Section 28(a) of the Plan, any such amendment is subject to Section 19(c) of the Plan and may not impair any outstanding Award unless agreed to in writing by the Awardee or deemed necessary by the Administrator in order to comply with Applicable Laws (including as described in Section 22 hereof);

(x)     to authorize conversion or substitution under the Plan of any or all outstanding stock options held by Awardees of an entity acquired by the Company (the “Conversion Options”).  Any conversion or substitution shall be effective as of the close of the merger or acquisition.  The Conversion Options may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator.  Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Options shall have the same terms and conditions as Options generally granted by the Company under the Plan;

(xi)    to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(xii)   to delegate day-to-day administration and operation of the Plan and the authority to make administrative decisions and adopt rules and procedures relating to the operation and administration of the Plan to an officer of the Company and his or her delegates;

(xiii)  to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award;

(xiv)  to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder; and

(xv)   to specify in an Award Agreement at the time of the Award, or later pursuant to an amendment of an outstanding Award, that the Participant’s rights, payments and benefits with respect to an Award (including amounts received upon the settlement or exercise of an Award) shall be subject to reduction, cancellation, forfeiture or clawback upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include, but shall not be limited to, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates. In addition, all Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by Applicable Law.

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(d)  Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations shall be final and binding on all Awardees.

5.  Eligibility.  Awards may be granted or issued to Participants, provided, however, that Incentive Stock Options may be granted only to Employees of the Company or a Subsidiary.  A Participant who is subject to taxation in the U.S. and who is a service provider to an Affiliate may be granted Options or SARs only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the Treasury Regulations promulgated under Section 409A of the Code.

6.  Limitations.

(a)  Each Option shall be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options.  For purposes of this Section 6(a), Incentive Stock Options shall be taken into account in the order in which they were granted.  The Fair Market Value of the Shares shall be determined as of the time the Option with respect to such Shares is granted.

(b)  For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, on the 91st day of such leave an Awardee’s employment with the Company shall be deemed terminated for Incentive Stock Option purposes and any Incentive Stock Option held by the Awardee shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Nonstatutory Stock Option three (3) months thereafter.

(c)  No Participant shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving a Participant the right to continue in the employ of or service to the Company, its Subsidiaries or Affiliates.  Further, the Company, its Subsidiaries and Affiliates expressly reserve the right, at any time, to dismiss a Participant at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

(d)  The following limitations shall apply to grants of Awards under this Plan (except that the number of Shares subject to Converted Awards shall be disregarded for purposes of the limitations set forth in this Section 6(d)); provided, however, that the limitations in Sections 6(d)(i), (ii), (iii) and (iv) shall apply only to the extent necessary to qualify Awards as “performance-based compensation” within the meaning of Section 162(m) of the Code:

(i)      No Participant shall be granted, in any fiscal year of the Company, Options to purchase or SARs for more than 1,875,000 Shares.  No Participant shall be granted in any fiscal year of the Company, Stock Awards for more than 1,250,000 Shares.

(ii)     In connection with his or her initial service, a Participant may be granted Options to purchase or SARs for up to an additional 1,250,000 Shares that shall not count against the limit set forth in subsection (i) above.

(iii)   Notwithstanding the provisions of (i) above, an additional 1,250,000 Shares may be granted to a Participant as “New Executive Stock Awards.”  New Executive Stock Awards are performance-based Stock Awards that are granted to newly hired executives of the Company.

(iv)    The maximum amount payable to a Participant pursuant to a Cash Award for each fiscal year of the Company shall be $10,000,000.

(v)     The maximum number of Options which may be granted as Incentive Stock Options under the Plan is 21,800,000 shares.

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(vi)    Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a non-employee Director, the sum of the grant date fair value (determined as of the Grant Date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards payable in Shares and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted under the Plan to an individual as compensation for services as a  non-employee Director, together with cash compensation paid to the non-employee Director in the form of Board and Committee retainer, meeting or similar fees, during any fiscal year of the Company shall not exceed $750,000.  For avoidance of doubt, compensation shall count towards this limit for the fiscal year in which it was granted or earned, and not later when distributed, in the event it is deferred.

(vii)   The limitations in Sections 6(d)(i)-(v) shall be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 18.

(viii)  If an Option or SAR is cancelled in the same fiscal year of the Company in which it was granted (other than in connection with a transaction described in Section 18), the cancelled Option or SAR will be counted against the limits set forth in subsections (i), (ii) and (iii) above.

(ix)    Other than in connection with a change in the Company’s capitalization (as described in Section 18(a)), a Change of Control (as described in Section 18(c)) or an amendment to an Option or SAR in order to qualify for exemption under or comply with Section 409A of the Code, Options and SARs may not be repriced, replaced, regranted through cancellation or modification without stockholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of such Option or SAR. In addition, without stockholder approval, Options and SARs having exercise prices per share greater than the Fair Market Value of a Share may not be substituted for or replaced by any other Stock Award or be cancelled in exchange for cash. Nothing in this Section 6(d)(ix) shall be construed to apply to the issuance of an Option that is a Converted Award or the issuance or assumption of an Option or SAR in connection with the acquisition by the Company or a Subsidiary of an unrelated entity provided such actions are taken in a manner that complies with the requirements of Section 409A of the Code.

7.  Term of Plan.  Subject to Section 24 of the Plan, the Plan shall become effective on its Effective Date.  It shall continue in effect for a term of ten (10) years unless terminated earlier under Section 19 of the Plan.

8.  Term of Award.  The term of each Award shall be determined by the Administrator and stated in the Award Agreement.  In the case of an Option or SAR, the maximum term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement except to the extent necessary or desirable to comply with any Applicable Laws.  Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, the term of the Incentive Stock Option will be five (5) years from the Grant Date or such shorter term as may be provided in the Award Agreement. Notwithstanding the foregoing, to the extent permitted by and in accordance with Section 1.409A-1(b)(5)(v)(C)(1) of the Treasury Regulations promulgated under Section 409A of the Code (if applicable), the Administrator may extend the period of time over which an Option (other than an Incentive Stock Option) or a SAR may be exercised if on the scheduled expiration date of such Option or SAR the Participant’s exercise would violate an applicable federal, state, local or foreign law; provided, however, that during such extended exercise period the Option or SAR may be exercised only to the extent the Option or SAR was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option or SAR first would no longer violate such law.

9.  Option Exercise Price and Consideration.

(a)  Exercise Price.  The per share exercise price for the Shares to be issued pursuant to the exercise of an Option shall be determined by the Administrator and shall be no less than 100% of the Fair Market Value per Share on the Grant Date.  Notwithstanding the foregoing, the per share exercise price for Shares to be issued pursuant to an Option which is a Converted Award or is assumed or substituted for in connection with the acquisition by the Company or a Subsidiary of an unrelated entity may be less than the Fair Market Value of a Share on the date of the conversion, assumption or substitution provided the exercise price is determined in a manner that complies with the requirements of Sections 409A and 424 of the Code, as applicable.    Further, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the Grant Date.

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(b)  Vesting Period and Exercise Dates.  At the time an Option is granted, the Administrator shall determine the period within which the Option may be exercised and shall determine any conditions that must be satisfied before the Option may be exercised.

(c)  Form of Consideration.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment.  In the case of an Incentive Stock Option, the Administrator shall determine the acceptable form of consideration at the Grant Date.  Acceptable forms of consideration may include:

(i)      cash;

(ii)     check or wire transfer (denominated in U.S. Dollars);

(iii)    other Shares which (A) in the case of Shares acquired upon exercise of an Option, have been owned by the Awardee for more than six (6) months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which such Option will be exercised and provided that accepting such Shares will not result in any adverse accounting consequences to the Company, as the Administrator determines in its sole discretion;

(iv)   consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

(v)    a net exercise arrangement pursuant to which the number of Shares issuable upon exercise of the Option shall be reduced by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price;

(vi)   any combination of the foregoing methods of payment; or

(vii)  such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

10.  Exercise of Option.

(a)  Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement.  An Option shall continue to vest during any authorized leave of absence and such Option may be exercised to the extent vested during such leave, unless otherwise terminated in accordance with its terms.  An Option may not be exercised for a fraction of a Share.

An Option shall be deemed exercised when the Company or its duly authorized agent receives: (i) an executed exercise agreement, where required by the Administrator or its delegate(s), (ii) full payment for the Shares with respect to which the related Option is exercised, and (iii) with respect to Nonstatutory Stock Options, payment of all applicable withholding taxes due upon such exercise.

Shares issued upon exercise of an Option shall be issued in the name of the Awardee or, if requested by the Awardee, in the name of the Awardee and his or her spouse.  Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the Shares subject to an Option, notwithstanding the exercise of the Option.  The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 18 of the Plan.

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(b)  Cessation of Eligibility to Vest.  Unless otherwise provided for by the Administrator in the Award Agreement, if an individual ceases to be an Awardee Eligible to Vest, such Awardee’s unvested Option shall terminate immediately.  On the date such individual ceases to be an Awardee Eligible to Vest, the Shares covered by the unvested portion of his or her Option shall revert to the Plan.

11.  SARs.

(a)  General.  The Administrator may grant SARs to Participants subject to the terms and conditions not inconsistent with the Plan and determined by the Administrator.  The terms and conditions shall be provided for in the Award Agreement which may be delivered in writing or electronically.  SARs shall be exercisable, in whole or in part, at such times as the Administrator shall specify in the Award Agreement.

(b)  Exercise.  Upon the exercise of a SAR, in whole or in part, an Awardee shall be entitled to a payment in an amount equal to the difference between the value (as determined solely by the Administrator or its delegate(s) based upon the NYSE closing price of the underlying shares on the trading day prior to the date of exercise) of a fixed number of shares of Common Stock covered by the exercised portion of the SAR on the date of such exercise, over the Fair Market Value of the Common Stock covered by the exercised portion of the SAR on the Grant Date; provided, however, that the Administrator may place limits on the aggregate amount that may be paid upon the exercise of a SAR.  The Company’s obligation arising upon the exercise of a SAR will be paid in cash or Shares of Common Stock (or a combination thereof), as determined by the applicable Award Agreement.

(c)  Method of Exercise.  A SAR shall be deemed to be exercised when written or electronic notice of such exercise has been given to the Company or its duly authorized agent in accordance with the terms of the SAR by the person entitled to exercise the SAR.  The SAR shall cease to be exercisable to the extent it has been exercised.

(d)  Cessation of Eligibility to Vest.  Unless otherwise provided for by the Administrator in the Award Agreement, if an Awardee ceases to be an Awardee Eligible to Vest, the Awardee’s unvested SAR, shall terminate immediately upon the date such individual ceases to be an Awardee Eligible to Vest.

12.  Stock Awards.

(a)  General.  The Administrator may grant Stock Awards including, but not limited to Deferred Shares, Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units to Participants.  Such Stock Awards may be issued either alone, in addition to, or in tandem with other Awards granted under the Plan.  After the Administrator determines that it will offer a Stock Award under the Plan, it shall advise the Awardee in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions related to the offer, including the number of Shares that the Awardee shall be entitled to receive or purchase, the price to be paid, if any, and, if applicable, the time within which the Awardee must accept such offer.  Unless otherwise provided for by the Administrator, the offer shall be accepted by execution of an Award Agreement in the form determined by the Administrator.  The Administrator will require that all Shares subject to a right of repurchase or forfeiture be held in escrow until such repurchase right or risk of forfeiture lapses.

(b)  The grant or vesting of a Stock Award may be made contingent on achievement of performance conditions and may be designated as a Performance Award subject to Section 14.

(c)  Forfeiture.  Unless otherwise provided for by the Administrator in the Award Agreement, any unvested Stock Award shall be forfeited immediately after the date upon which an individual ceases to be an Awardee Eligible to Vest.  To the extent that the Awardee purchased the Stock Award, the Company shall have a right to repurchase the unvested Stock Award at the original price paid by the Awardee upon the Awardee ceasing to be a Participant for any reason.

(d)  Rights as a Stockholder.  Unless otherwise provided for by the Administrator and subject to Section 15, once a Stock Award which is Restricted Stock or Performance Stock is accepted, the Awardee shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her acceptance of such a Stock Award is entered upon the records of the duly authorized transfer agent of the Company.  An Awardee of a Restricted Stock Unit or Performance Unit shall not have rights equivalent to those of a stockholder until such Awards are settled and Shares are entered upon the records of the duly authorized transfer agent of the Company.

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13.  Cash Awards.  Cash Awards may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan.  After the Administrator determines that it will offer a Cash Award, it shall advise the Awardee in writing or electronically, by means of an Award Agreement, of the terms, conditions and restrictions related to the Cash Award.  The grant or vesting of a Cash Award may be made contingent on achievement of performance conditions and may be designated as a Performance Award subject to Section 14.

14.  Performance Awards.  Performance Awards shall be evidenced by Award Agreements in such form as the Administrator shall from time to time establish.

Performance Awards intended to comply with the provisions of Section 162(m) of the Code may be granted pursuant to the provisions of a program established pursuant to the requirements of Section 162(m) of the Code regarding performance-based compensation.  Other Performance Awards intended to comply with the requirements of Section 162(m) of the Code shall be granted pursuant to, and be subject to, such terms and conditions as established by the Administrator at the time of grant based, in whole or in part, upon the attainment of one or more of the Performance Criteria.  Such Awards shall be based on (a) an individual target set by the Administrator in writing with respect to the Performance Period and (b) Performance Criterion or Criteria for the Performance Period (increased or decreased, in each case in accordance with factors adopted by the Administrator with respect to the Performance Period that relate to unusual items).  With respect to each Performance Period, Awards shall not be paid unless and until the Administrator certifies in writing the extent to which the Performance Criterion/Criteria applicable to a Participant have been achieved or exceeded; provided, however, that the Administrator may reduce an individual’s Award calculated pursuant to the preceding sentence in its sole discretion.  For this purpose, a “Performance Period” shall be, with respect to a Participant, any period not exceeding three (3) years, unless otherwise determined by the Administrator in its sole discretion.  In this case, the selection and adjustment of applicable Performance Criteria, and the establishment of targets, shall occur in compliance with the rules of Section 162(m) of the Code.
In addition, the Administrator may grant Performance Awards, including, but not limited to New Executive Stock Awards (as defined in Section 6(d)), which are not intended to qualify as “performance-based awards” for purposes of Section 162(m) of the Code.

15.  Dividends With Respect to Stock Awards.  Subject to the provisions of the Plan and any Award Agreement, the recipient of a Stock Award may, if so determined by the Administrator, be entitled to receive, currently or on a deferred basis, cash or stock dividends, or cash payments in amounts equivalent to cash or stock dividends on Shares (“dividend equivalents”) with respect to the number of Shares covered by the Stock Award, as determined by the Administrator, in its sole discretion, and the Administrator may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested.  Such dividend equivalents shall be subject to the same vesting provisions as the underlying Stock Award and, in the case of an Award subject to performance-based vesting conditions, any dividend equivalents relating to such Award shall be subject to the same performance-based vesting conditions.  The applicable Award Agreement evidencing the Stock Award shall provide that such dividend equivalents will be forfeitable to the same extent as the underlying Stock Award.  In no event will dividends or dividend equivalents be paid with respect to Options or SARs granted under the Plan.

16.  Non-Transferability of Awards.  Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Administrator) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution.  The Administrator may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to any “family member” as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as such may be amended from time to time, and (b) in any transfer described in clause (ii) of Section 1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time.  Any Award transferred pursuant to the preceding sentence shall remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as modified as the Administrator shall determine appropriate, and as a condition to such transfer the transferee shall execute an agreement agreeing to be bound by such terms.  In addition, an Incentive Stock Option may be transferred or assigned only to the extent consistent with Section 422 of the Code.  Any purported assignment, transfer or encumbrance that does not qualify under this Section 16 shall be void and unenforceable against the Company.

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17.  Tax Withholding. The Company or Subsidiary or Affiliate, as appropriate, shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company (or Subsidiary or Affiliate), an amount sufficient to satisfy U.S. federal, state, and local taxes and taxes imposed by jurisdictions outside of the United States (including applicable social security obligations) that are required by law to be withheld, as well as any employer tax liability shifted to a Participant, or to take such other action as may be necessary in the opinion of the Company or Subsidiary or Affiliate, as appropriate, to satisfy obligations for the withholding of taxes.  Without limiting the foregoing, the Administrator may allow Awardees to satisfy withholding tax obligations by electing or agreeing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a value (as determined solely by the Administrator or its delegate(s)) sufficient to satisfy the amount required to be withheld; the number of Shares so withheld may be determined using rates of up to, but not exceeding, the maximum federal, state, local and/or foreign statutory tax rates applicable in a particular jurisdiction on the date that the amount of tax to be withheld is to be determined.  The value of the Shares to be withheld shall be determined solely by the Administrator or its delegate(s) on the date that the amount of tax to be withheld is to be determined.  All elections or agreements by an Awardee to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may deem necessary or advisable.  Further, the Administrator may provide for the satisfaction of withholding tax obligations by selling Shares issued pursuant to an Award and withholding from proceeds of the sale of such Shares.  Additional methods of withholding taxes may be set forth in the Award Agreement.

18.  Adjustments Upon Changes in Capitalization, Dissolution, Change of Control.

(a)  Changes in Capitalization.  Subject to any required action by the stockholders of the Company, if any change is made to the Common Stock (or the value of the Common Stock) subject to the Plan, or subject to any Award (including but not limited to the number and kind of securities that may be delivered under the Plan and or Award), which change results from a stock split, reverse stock split, stock dividend, other distribution other than a regular cash dividend, merger, consolidation, reorganization, recapitalization, reincorporation, spinoff, dividend in property other than cash, liquidation dividend, exchange of shares, combination or reclassification of the Common Stock, or any other increase, decrease or change in the number or characteristics of outstanding shares of Common Stock effected without receipt of consideration by the Company), proportional and appropriate adjustments shall be made to the following (i) the class(es), kind and maximum number of securities subject to the Plan, (ii) the numerical limitations set forth in Section 6(d) hereof, (iii) the maximum number of securities subject to award to any person under the Plan as provided in order to comply with the requirements of Section 162(m) of the Code, (iv) the class(es), kind and number of securities and price per share of the securities subject to outstanding Awards; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the securities subject to an Award.

(b)  Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Awardee as soon as practicable prior to the effective  date of such proposed transaction.  The Administrator in its discretion may provide for an Option or SAR to be fully vested and exercisable until ten (10) days prior to such transaction, or such shorter administratively reasonable period of time as the Administrator may establish in its discretion.  In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated.  To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c)  Change of Control.  In the event there is a Change of Control, as defined below, all Options and SARs will fully vest immediately prior to the closing of the transaction and all restrictions on Cash Awards or Stock Awards will lapse immediately prior to the closing of the transaction.  The foregoing shall not apply where such Options, SARs, Cash Awards and Stock Awards are assumed, converted or replaced in full by the successor corporation or a parent or subsidiary of the successor; provided, however, that in the event of a Change of Control in which one or more of the successor or a parent or subsidiary of the successor has issued publicly traded equity securities, the assumption, conversion, replacement or continuation shall be made by an entity with publicly traded securities and shall provide that the holders of such assumed, converted, replaced or continued stock options and SARs shall be able to acquire such publicly traded securities.

For the purposes of this Section 18(c), “Change of Control” means the occurrence of any of the following events:

(i)  The sale, exchange, lease or other disposition or transfer of all or substantially all of the consolidated assets of the Company to a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) which will continue the business of the Company in the future; or

APPENDIX A ǀ 86
(ii)  A merger or consolidation (or similar form of reorganization) involving the Company in which the stockholders of the Company immediately prior to such merger or consolidation are not the beneficial owners (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of more than 75% of the total voting power of the outstanding voting securities of the corporation resulting from such transaction in substantially the same proportion as their ownership of the total voting power of the outstanding voting securities of the Company immediately prior to such merger or consolidation; or

(iii)  A merger or consolidation (or similar form of reorganization) involving the Company in which occurs the acquisition of beneficial ownership (within the meaning of Rules 13d-3 and 13d-5 promulgated under the Exchange Act) of at least 25% of the total voting power of the outstanding voting securities of the Company by a person or group (as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act).

A transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

Notwithstanding the foregoing, to the extent that any amount constituting nonqualified deferred compensation subject to Section 409A of the Code would become payable under the Plan by reason of a Change of Control, such amount shall become payable only if the event constituting a Change of Control would also constitute a change in ownership or effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code.

19.  Amendment and Termination of the Plan.

(a)  Amendment and Termination.  The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)  Stockholder Approval.  The Company shall obtain stockholder approval of any Plan amendment which would increase the maximum number of Shares for which Awards may be granted under this Plan (other than an increase pursuant to Section 18 of this Plan), and otherwise to the extent necessary and desirable to comply with Applicable Laws.

(c)  Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan shall impair the rights of any Award, unless deemed necessary by the Administrator in order to comply with Applicable Laws (including as described in Section 22 hereof) or under Section 28(a), or mutually agreed otherwise between the Awardee and the Administrator, which agreement must be in writing and signed by the Awardee and the Company.  Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

20.  Designation of Beneficiary.

(a)  Unless otherwise determined by the Administrator, an Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include his or her Awards in an omnibus beneficiary designation for all benefits under the Plan.  To the extent that Awardee has completed a prior designation of beneficiary, such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee.  Such designations may be subject to local law and accordingly may be unenforceable in certain jurisdictions.

(b)  Any such permitted designation of beneficiary may be changed by the Awardee at any time by written notice.  In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall, subject to local law, allow the executor or administrator of the estate of the Awardee to exercise the Awardee’s rights under the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise such rights under the Award.

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21.  Legal Compliance.  Shares shall not be issued pursuant to a Stock Award or the exercise of an Option or SAR unless the Stock Award or the exercise of such Option or SAR and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

22.  Inability to Obtain Authority.  To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any state, federal or foreign law or under the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance shall not have been obtained;  further, in such circumstances, the Administrator is authorized to amend or cancel Awards pertaining to such Shares, with or without consideration to the affected Participants.

23.  Reservation of Shares.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

24.  Stockholder Approval.  The Plan shall be subject to approval by the stockholders of the Company within twelve (12) months of the date the Plan is amended and restated as of November 16, 2017.  Such stockholder approval shall be obtained in the manner and to the degree required under Applicable Laws.

25.  Notice.  Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

26.  Governing Law; Forum.  This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware.  Any proceeding arising out of or relating to this Plan may be brought only in the state or federal courts located in the Northern District of California.  The Company and the Participants irrevocably submit to the exclusive jurisdiction of such courts in any such proceeding, waive any objection to venue or to convenience of forum, agree that all claims in respect of any proceeding shall be heard and determined only in such courts and agree not to bring any proceeding arising out of or relating to the Plan in any other court, whether inside or outside of the United States

27.  Unfunded Plan.  Insofar as it provides for Awards, the Plan shall be unfunded.  Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience.  Except for the holding of Restricted Stock in escrow pursuant to Section 12, the Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company nor the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan.  Any liability of the Company to any Awardee with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company.  Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation, which may be created by this Plan.

28.  Section 409A of the Code.

(a)  This Plan is intended to comply with, or otherwise be exempt from, Section 409A of the Code and shall be construed, administered and interpreted with that intent. Notwithstanding any provision of the Plan to the contrary, in the event that the Administrator determines that any Award may be subject to Section 409A of the Code, the Administrator may, without consent of the Participant, adopt such amendments to the Plan and the applicable written instrument evidencing the Award or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including amendments or actions that would result in a reduction to the benefits payable under an Award, in each case, without the consent of the Participant, that the Administrator determines are necessary or appropriate to (i) exempt the Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Award, or (ii) comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance and thereby avoid the application of any penalty taxes under such Section, or mitigate any additional tax, interest, and/or penalties or other adverse tax consequences that may apply under Section 409A of the Code if compliance is not practical.  Notwithstanding the foregoing, the Company makes no representation or covenant to ensure that the Awards and the payment are exempt from or compliant with Section 409A of the Code and will have no liability to the Participants or any other party if the Awards or payment of the Awards that are intended to be exempt from, or compliant with, Section 409A of the Code, are not so exempt or compliant or for any action taken by the Administrator with respect thereto.

APPENDIX A ǀ 88
(b)  Restricted Stock Units, Performance Units and Deferred Shares which are settleable, and Cash Awards which are payable, as a result of a Participant’s termination of Service which constitute a “deferral of compensation” for purposes of Section 409A of the Code shall not be paid unless and until the Participant incurs a “separation from service” for purposes of Section 409A of the Code.  In addition, to the extent an Award constituting a deferral of compensation is distributable to a Participant who is a “specified employee” (as defined in Section 409A of the Code) in connection with a separation from service, such Award shall not be distributed to the Participant before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service.  All such amounts that would, but for this Section 28(b), become distributable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.  To the extent that the Administrator, in its sole discretion, provides that the settlement, or payment, of an Award may be deferred at the election of a Participant, then any such deferral election shall be subject to such rules and procedures as determined by the Administrator in its sole discretion, and such deferrals shall be structured to comply with the requirements of Section 409A of the Code.

DIRECTIONS TO KEYSIGHT TECHNOLOGIES, INC. ǀ 89
DIRECTIONS TO KEYSIGHT TECHNOLOGIES, INC.

From the South
Take Highway 101 North towards Santa Rosa.  Take the Bicentennial Way exit East in Santa Rosa (Exit 491B). Follow Bicentennial Way up the hill and merge with Fountaingrove Parkway and turn right into the Keysight Technologies’ main entrance.

From the North
Take Mendocino Ave/Hopper Ave exit (Exit 492). Turn left on Cleveland Avenue and turn left on Mendocino Overcrossing and merge with Fountaingrove Parkway and turn right into Keysight Technologies’ main entrance.

Parking
Once you have entered the main entrance, follow the sign “Stockholder Meeting Parking” to designated parking area.

Admission to the Annual Meeting will be limited to stockholders. You are entitled to attend the Annual Meeting only if you are a stockholder of record as of the close of business on January 31, 2018, the record date, or hold a valid proxy for the meeting. In order to be admitted to the Annual Meeting, you must present proof of ownership of Keysight stock as of the record date. This can be a brokerage statement or letter from a bank or broker indicating ownership as of January 31, 2018, the Notice of Internet Availability of Proxy Materials, a proxy card, or legal proxy or voting instruction card provided by your broker, bank or nominee. Any holder of a proxy from a stockholder must present the proxy card, properly executed, and a copy of the proof of ownership. Stockholders and proxyholders may also be asked to present a form of photo identification such as a driver’s license or passport. Backpacks, cameras, cell phones with cameras, recording equipment and other electronic recording devices will not be permitted at the Annual Meeting. Keysight reserves the right to inspect any persons or items prior to their admission to the Annual Meeting. Failure to follow the meeting rules or permit inspection will be grounds for exclusion from the Annual Meeting.

IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on March 22, 2018. Vote by Internet • Go to www.envisionreports.com/KEYS • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q A Proposals — The Board recommends a vote FOR all nominees, FOR Proposals 2, 3, and 4. 1. Election of Directors: 01 - Ronald S. Nersesian 02 - Charles J. Dockendorff 03 - Robert A. Rango For Against Abstain For Against Abstain For Against Abstain For Against Abstain For Against Abstain 2. To approve the Amendment and Restatement of the 2014 Equity and Incentive Compensation Plan. 3. To ratify the Audit and Finance Committee’s appointment of PricewaterhouseCoopers LLP as Keysight’s independent public accounting firm. 4. To approve, on an advisory basis, the compensation of Keysight’s named executive officers. Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.  Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X 02R1UA

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Proxy — Keysight Technologies, Inc. Annual Meeting of Stockholders—March 22, 2018 This Proxy is solicited on Behalf of the Board of Directors The undersigned hereby appoints Ronald S. Nersesian and Stephen D. Williams, and each of them, as proxies for the undersigned, with full power of substitution, to act and to vote all the shares of Common Stock of Keysight Technologies, Inc. held of record by the undersigned on January 31, 2018, at the Annual Meeting of Stockholders to be held on Thursday, March 22, 2018, or any postponement or adjournment thereof. IMPORTANT—This Proxy must be signed and dated on the reserve side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3, AND 4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED If you vote by telephone or the Internet, please DO NOT mail back this proxy card. (Continued and to be voted on reverse side.)